201 4 Annual Repor t 年度報告 2014 Annual Report 年度報告 Wynn Macau, Limited Rua Cidade de Sintra, NAPE, Macau (853) 2888-9966 www.wynnmacau.com

2 Corporate Information 4 Highlights 5 Management Discussion and Analysis 27 Directors and Senior Management 39 Report of the Directors 66 Corporate Governance Report 80 Independent Auditors’ Report 82 Financial Statements 167 Financial Summary 168 Definitions 175 Glossary Contents

2 Wynn Macau, Limited Corporate Information BOARD OF DIRECTORS Executive Directors Mr. Stephen A. Wynn (Chairman of the Board) Mr. Gamal Aziz Ms. Linda Chen Mr. Ian Michael Coughlan Non-Executive Director Mr. Matthew O. Maddox Independent Non-Executive Directors Dr. Allan Zeman, GBM, GBS, JP (Vice-chairman of the Board) Mr. Jeffrey Kin-fung Lam, GBS, JP Mr. Bruce Rockowitz Mr. Nicholas Sallnow-Smith AUDIT COMMITTEE Mr. Nicholas Sallnow-Smith (Chairman) Mr. Bruce Rockowitz Dr. Allan Zeman, GBM, GBS, JP REMUNERATION COMMITTEE Mr. Nicholas Sallnow-Smith (Chairman) Mr. Jeffrey Kin-fung Lam, GBS, JP Mr. Matthew O. Maddox Mr. Bruce Rockowitz NOMINATION AND CORPORATE GOVERNANCE COMMITTEE Mr. Jeffrey Kin-fung Lam, GBS, JP (Chairman) Mr. Nicholas Sallnow-Smith Dr. Allan Zeman, GBM, GBS, JP COMPANY SECRETARY Ms. Ho Wing Tsz Wendy, FCIS, FCS AUTHORIZED REPRESENTATIVES Dr. Allan Zeman, GBM, GBS, JP Ms. Ho Wing Tsz Wendy, FCIS, FCS (Mrs. Seng Sze Ka Mee, Natalia as alternate) AUDITORS Ernst & Young Certified Public Accountants LEGAL ADVISORS As to Hong Kong and U.S. laws: Skadden, Arps, Slate, Meagher & Flom As to Hong Kong law: Mayer Brown JSM As to Macau law: Alexandre Correia da Silva As to Cayman Islands law: Maples and Calder

3Annual Report 2014 Corporate Information REGISTERED OFFICE P.O. Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands HEADQUARTERS IN MACAU Rua Cidade de Sintra NAPE, Macau SAR PRINCIPAL PLACE OF BUSINESS IN HONG KONG Level 54, Hopewell Centre 183 Queen’s Road East Hong Kong PRINCIPAL SHARE REGISTRAR AND TRANSFER OFFICE Appleby Trust (Cayman) Limited HONG KONG SHARE REGISTRAR Computershare Hong Kong Investor Services Limited STOCK CODE 1128 COMPANY WEBSITE www.wynnmacaulimited.com

4 Wynn Macau, Limited High l i g hts FINANCIAL HIGHLIGHTS For the year ended 31 December 2014 2013 HK$ HK$ (in thousands, except per share amounts or otherwise stated) Casino revenues 27,787,970 29,536,047 Other revenues 1,656,885 1,804,807 EBITDA 8,423,039 8,866,518 Profit attributable to owners 6,445,435 7,700,905 Earnings per Share — basic and diluted (HK$) 1.24 1.48 KEY SHAREHOLDER DATES FOR 2015 Annual general meeting May 2015 Release of announcement of interim results in respect of the six months ending 30 June 2015 August 2015 Release of interim report in respect of the six months ending 30 June 2015 September 2015

Annual Report 2014 | 5

Management Discussion and Analysis

OVERVIEW

Wynn Macau opened to the public on 6 September 2006 at the center of casino activities on the urban Macau peninsula. In December 2007 and November 2009, Wynn Macau completed expansions, adding more gaming space and additional food and beverage and retail amenities. Encore at Wynn Macau, a further expansion of Wynn Macau that added a fully integrated resort hotel, opened in April 2010.

Our Macau resort complex features:

- Approximately 280,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons, sky casinos and a poker pit;
- Two luxury hotel towers with a total of 1,008 spacious rooms and suites;
- Casual and fine dining in eight restaurants;
- Approximately 57,000 square feet of high-end, brand-name retail shopping, including stores and boutiques such as Bvlgari, Cartier, Chanel, Dior, Dunhill, Ermenegildo Zegna, Ferrari, Giorgio Armani, Graff, Gucci, Hermes, Hugo Boss, Jaeger-LeCoultre, Loro Piana, Louis Vuitton, Miu Miu, Piaget, Prada, Richard Mille, Roger Dubuis, Rolex, Tiffany, Vacheron Constantin, Van Cleef & Arpels, Versace, Vertu, and others;
- Recreation and leisure facilities, including two health clubs and spas, a salon, a pool; and
- Approximately 31,000 square feet of lounges and meeting facilities.

The following table presents the number of casino games available at our Macau Operations:

	As at 31 December	
	2014	2013
VIP table games	**248**	273
Mass market table games	**201**	220
Slot machines	**672**	866
Poker tables	**13**	10

6 Wynn Macau, Limited Management Discussion and Analysis In response to on-going evaluation of our operations and the feedback from our guests, we have been, and will continue to make enhancements and refinements to our resort complex. In February 2015, we completed the renovation of approximately 27,000 square feet of our casino space at Wynn Macau for new VIP gaming rooms. Cotai Development — Wynn Palace The Group is currently constructing Wynn Palace, an integrated resort containing an approximately 1,700-room hotel, performance lake, meeting space, casino, spa, retail offerings and food and beverage outlets in the Cotai area of Macau. The total project budget is approximately HK$31 billion including construction costs, capitalized interest, pre-opening expenses, land costs and financing fees. As of 31 December 2014, we have invested approximately HK$14 billion in the project. The Company expects to open Wynn Palace in the first half of 2016. On 29 July 2013, WRM and Palo finalized and executed a guaranteed maximum price construction (“GMP”) contract with Leighton Contractors (Asia) Limited, acting as the general contractor. Under the GMP contract, the general contractor is responsible for both the construction and design of the Wynn Palace project. The general contractor is obligated to substantially complete the project in the first half of 2016 for a guaranteed maximum price of HK$20 billion. An early completion bonus for achievement of substantial completion on or before 25 January 2016 will be paid to the general contractor if certain conditions are satisfied under the GMP contract. While our general contractor has notified us that certain conditions will not be satisfied under the GMP contract by the early completion target, the contractor stated it was still on target to complete the project on time and we continue to expect to open the property in the first half of 2016. Both the contract time and guaranteed maximum price are subject to further adjustment under certain specified conditions. The performance of the general contractor is backed by a full completion guarantee given by Leighton Holdings Limited, the parent company of the general contractor, as well as a performance bond for 5% of the guaranteed maximum price.

7Annual Report 2014 Management Discussion and Analysis Macau Macau, which was a territory under Portuguese administration for approximately 450 years, was transferred from Portuguese to Chinese political control in December 1999. Macau is governed as a special administrative region of China and is located approximately 37 miles southwest of, and approximately one hour away via ferry from, Hong Kong. Macau, which has been a casino destination for more than 50 years, consists principally of a peninsula on mainland China, and two neighboring islands, Taipa and Coloane between which the Cotai area is located. We believe that Macau is located in one of the world’s largest concentrations of potential customers. According to Macau Statistical Information, casinos in Macau, the largest gaming market in the world, generated approximately HK$341.3 billion in gaming revenue during the year ended 31 December 2014, a decrease of approximately 2.6% compared to the approximate HK$350.2 billion generated in the year ended 31 December 2013. FACTORS AFFECTING OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION Tourism The levels of tourism and overall gaming activities in Macau are key drivers of our business. Both the Macau gaming market and visitation to Macau have grown significantly in the last few years. However, in 2014, the Macau gaming market experienced its first year-over-year decline in annual gaming revenues since its liberalization in 2002, despite the increase in tourist arrivals to Macau by 7.5% in 2014 as compared to 2013. Macau’s gaming market is still dependent on tourists. Tourist arrivals were 31.5 million in 2014 compared to 29.3 million in 2013. The Macau market has experienced tremendous growth in capacity since the opening of Wynn Macau. As at 31 December 2014, there were 27,904 hotel rooms, 5,711 table games and 13,018 slots in Macau, compared to 12,978 hotel rooms, 2,762 table games and 6,546 slots as at 31 December 2006. Gaming customers traveling to Macau typically come from nearby destinations in Asia including mainland China, Hong Kong, Taiwan, South Korea and Japan. According to the Macau Statistics and Census Service Monthly Bulletin of Statistics, approximately 90.8% of visitors to Macau for the year ended 31 December 2014 were from mainland China, Hong Kong and Taiwan.

8 Wynn Macau, Limited Management Discussion and Analysis Tourism levels in Macau are affected by a number of factors, all of which are beyond our control. Key factors affecting tourism levels in Macau may include, among others: • Prevailing economic conditions in mainland China and Asia; • Restrictions, conditions or other factors which affect visitation by citizens of mainland China to Macau; • Various countries’ policies on currency restrictions and the issuance of travel visas that may be in place from time to time; • Competition from other destinations which offer gaming and leisure activities; • Occurrence of natural disasters and disruption of travel; and • Possible outbreaks of infectious disease. Economic and Operating Environment A significant number of our gaming customers at Wynn Macau come from mainland China. Any economic disruption or contraction in China could disrupt the number of patrons visiting our property or the amount they may be willing to spend. In addition, policies adopted from time to time by the Chinese government, including any travel restrictions imposed by China on its citizens such as restrictions imposed on exit visas granted to residents of mainland China for travel to Macau, could disrupt the number of visitors from mainland China to our property. Furthermore, the Chinese government’s ongoing anti-corruption campaign has had an overall chilling effect on the behavior of Chinese consumers and their spending patterns both domestically and abroad. The campaign has specifically led to tighter currency transfer regulations, including real time monitoring of certain financial channels, which could disrupt the number of visitors and the amount of money they can bring from mainland China to Macau. The overall effect of the campaign and monetary transfer restrictions may result in decreased visitation and negatively affect our revenues and results of operations.

9Annual Report 2014 Management Discussion and Analysis Competition Since the liberalization of Macau’s gaming industry in 2002, there has been a significant increase in the number of casino properties in Macau. There are six gaming operators in Macau, including WRM. The three concessionaires are WRM, SJM, and Galaxy. The three subconcessionaires are Melco Crown, MGM Macau, and Venetian Macau. As at 31 December 2014, there were approximately 35 casinos in Macau, including 20 operated by SJM. Each of the current six operators has operating casinos and expansion plans announced or underway. Wynn Macau also faces competition from casinos located in other areas of Asia, such as Resorts World Sentosa and Marina Bay Sands, in Singapore, and Resorts World Genting, located outside of Kuala Lumpur, Malaysia. Wynn Macau also faces competition from casinos in the Philippines such as Solaire Resort and Casino and City of Dreams Manila which opened in February 2015. Several other major casino resorts are scheduled to open over the next few years. Wynn Macau also encounters competition from other major gaming centers located around the world, including Australia and Las Vegas, cruise ships in Asia that offer gaming, and other casinos throughout Asia. Further, if current efforts to legalize gaming in other Asian countries are successful, Wynn Macau will face additional regional competition. Gaming Promoters A significant amount of our casino play is brought to us by gaming promoters. Gaming promoters have historically played a critical role in the Macau gaming market and are important to our casino business. Gaming promoters introduce premium VIP players to Wynn Macau and often assist those players with their travel and entertainment arrangements. In addition, gaming promoters often grant credit to their players. In exchange for their services, Wynn Macau generally pays the gaming promoters a commission which is a percentage of the gross gaming win generated by each gaming promoter. Approximately 80% of these commissions are netted against casino revenues, because such commissions approximate the amount of the commission returned to the VIP players by the gaming promoters, and approximately 20% of these commissions are included in other operating expenses, which approximate the amount of the commission ultimately retained by the gaming promoters as compensation. The total amount of commissions paid to gaming promoters and netted against casino revenues was HK$6.7 billion and HK$8.3 billion for the years ended 31 December 2014 and 2013, respectively. Commissions decreased 18.9% for the year ended 31 December 2014 compared to the year ended 31 December 2013 as VIP gross table games win decreased due to decreased business volumes.

10 Wynn Macau, Limited Management Discussion and Analysis We typically advance commissions to gaming promoters at the beginning of each month to facilitate their working capital requirements. These advances are provided to a gaming promoter and are offset by the commissions earned by such gaming promoter during the applicable month. The aggregate amounts of exposure to our gaming promoters, which is the difference between commissions advanced to each individual gaming promoter, and the commissions payable to each such gaming promoter, were HK$730.6 million and HK$500.9 million as at 31 December 2014 and 2013, respectively. At the end of each month, any commissions outstanding are cleared no later than the fifth business day of the succeeding month and prior to the advancement of any further funds. We believe we have developed strong relationships with our gaming promoters. Our commission percentages have remained stable throughout our operating history. In addition to commissions, gaming promoters each receive a monthly complimentary allowance based on a percentage of the turnover its clients generate. The allowance is available for room, food and beverage and other products and services for discretionary use with the gaming promoter’s clients. Given present market conditions in Macau and certain economic and other factors occurring in the region, gaming promoters may encounter difficulties in attracting patrons to come to Macau. Further, gaming promoters may experience decreased liquidity, limiting their ability to grant credit to their patrons, resulting in decreased gaming volumes in Macau and at Wynn Macau. Credit already extended by our gaming promoters to their patrons may become difficult for them to collect. The inability to attract sufficient patrons, grant credit and collect amounts due in a timely manner can negatively affect our gaming promoters’ operations, cause gaming promoters to wind up or liquidate their operations or result in our gaming promoters leaving Macau, and as a result, our results of operations could be adversely impacted. Premium Credit Play We selectively extend credit to our VIP players contingent upon our marketing team’s knowledge of the players, their financial background and payment history. We follow a series of credit procedures and require various signed documents from each credit recipient that are intended to ensure, among other things that, if permitted by applicable law, the debt can be legally enforced in the jurisdiction where the player resides. In the event the player does not reside in a jurisdiction where gaming debts are legally enforceable, we can attempt to assert jurisdiction over assets the player maintains in jurisdictions where gaming debts are recognized. In addition, we typically require a check in the amount of the applicable credit line from credit players, collateralizing the credit we grant.

11Annual Report 2014 Management Discussion and Analysis Number and Mix of Table Games and Slot Machines The mix of VIP table games, mass table games and slot machines in operation at our resort changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. The shift in the mix of our games affects casino profitability. ADJUSTED EBITDA Adjusted EBITDA is earnings before finance costs, taxes, depreciation, amortization, pre-opening costs, property charges and other, share-based payments, corporate expenses, and other non- operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Our Adjusted EBITDA presented herein also differs from the Adjusted EBITDA presented by Wynn Resorts, Limited for its Macau segment in its filings with the SEC, primarily due to the inclusion of royalty fees, adjustments for IFRS differences with U.S. GAAP, corporate support and other support services in arriving at operating profit. The following table sets forth a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurement, operating profit, for the years ended 31 December 2014 and 2013. For the year ended 31 December 2014 2013 HK$ HK$ (in thousands) Operating profit 6,965,839 7,812,305 Add Depreciation and amortization 986,199 918,527 Pre-opening costs 169,559 24,538 Property charges and other 96,854 9,573 Share-based payments 110,694 35,653 Wynn Macau, Limited corporate expenses 93,894 65,922 Adjusted EBITDA 8,423,039 8,866,518

12 Wynn Macau, Limited

Management Discussion and Analysis

REVIEW OF HISTORICAL OPERATING RESULTS

Summary Breakdown Table

The following table presents certain selected statement of profit or loss and other comprehensive income line items and certain other data.

	For the year ended 31 December	
	2014	2013
	HK$	HK$
	(in thousands, except for averages, daily win figures and number of tables and slot machines)	
Total casino revenues[1]	**27,787,970**	29,536,047
Rooms[2]	**132,444**	114,546
Food and beverage[2]	**224,528**	189,308
Retail and other[2]	**1,299,913**	1,500,953
Total operating revenues	**29,444,855**	31,340,854
VIP table games turnover	**838,206,096**	954,008,946
VIP gross table games win[1]	**23,662,624**	28,670,414
Mass market table games drop[3]	**20,553,504**	20,430,111
Mass market gross table games win[1], [3]	**9,196,243**	7,701,236
Slot machine handle	**41,994,652**	37,596,223
Slot machine win[1]	**2,041,115**	1,904,869
Average number of gaming tables[4]	**461**	491
Daily gross win per gaming table[5]	**195,440**	203,130
Average number of slots[4]	**679**	866
Average daily win per slot[5]	**8,235**	6,024

13Annual Report 2014 Management Discussion and Analysis Notes: (1) Total casino revenues do not equal the sum of “VIP gross table games win,” “mass market gross table games win” and “slot machine win” because casino revenues are reported net of the relevant commissions. The following table presents a reconciliation of the sum of “VIP gross table games win,” “mass market gross table games win” and “slot machine win” to total casino revenues. For the year ended 31 December 2014 2013 HK$ HK$ (in thousands) VIP gross table games win 23,662,624 28,670,414 Mass market gross table games win 9,196,243 7,701,236 Slot machine win 2,041,115 1,904,869 Poker revenues 172,104 139,368 Commissions (7,284,116) (8,879,840) Total casino revenues 27,787,970 29,536,047 (2) Promotional allowances are excluded from revenues in the accompanying consolidated statement of profit or loss and other comprehensive income prepared in accordance with IFRS. Management also evaluates non-casino revenues on an adjusted basis. The following table presents a reconciliation of net non-casino revenues as reported in our consolidated statement of profit or loss and other comprehensive income to gross non-casino revenues calculated on the adjusted basis. The adjusted non-casino revenues as presented below are used for management reporting purposes and are not representative of revenues as determined under IAS 18.

14 Wynn Macau, Limited Management Discussion and Analysis For the year ended 31 December 2014 2013 HK$ HK$ (in thousands) Room revenues 132,444 114,546 Promotional allowances 905,011 774,683 Adjusted room revenues 1,037,455 889,229 Food and beverage revenues 224,528 189,308 Promotional allowances 557,732 567,812 Adjusted food and beverage revenues 782,260 757,120 Retail and other revenues 1,299,913 1,500,953 Promotional allowances 49,243 44,151 Adjusted retail and other revenues 1,349,156 1,545,104 (3) Mass market customers purchase gaming chips at either the gaming tables or the casino cage. Chips purchased at the casino cage are excluded from table games drop and will increase the expected win percentage. With the increased purchases at the casino cage, we believe the relevant indicator of volumes in the mass market should be table games win. (4) For purposes of this table, we calculate average number of gaming tables and average number of slots as the average number of gaming tables and slot machines in service on each day in the year. (5) Daily gross win per gaming table and daily win per slot are presented in this table on the basis of the average number of gaming tables and average number of slots, respectively, over the number of days Wynn Macau and Encore were open in the applicable year. In addition, the total table games win figures used herein do not correspond to casino revenues figures in our financial statements, because figures in our financial statements are calculated net of commissions and the total table games win herein is calculated before commissions.

15Annual Report 2014 Management Discussion and Analysis Discussion of Results of Operations Financial results for the year ended 31 December 2014 compared to financial results for the year ended 31 December 2013 Operating Revenues Total operating revenues decreased by 6.0% from HK$31.3 billion in 2013 to HK$29.4 billion in 2014. This decrease was primarily due to lower gaming volume in our VIP casino and a lower win percentage in our VIP casino during 2014 compared to 2013. Casino Revenues Casino revenues decreased by 5.9%, from HK$29.5 billion (94.2% of total operating revenues) in 2013 to HK$27.8 billion (94.4% of total operating revenues) in 2014. The components and reasons are as follows: VIP casino gaming operations. VIP gross table games win decreased by 17.5%, from HK$28.7 billion in 2013 to HK$23.7 billion in 2014. VIP table games turnover decreased by 12.1%, from HK$954.0 billion in 2013 to HK$838.2 billion in 2014. VIP gross table games win as a percentage of turnover (calculated before commissions) decreased from 3.01% in 2013 to 2.82% in 2014 which was within our expected range of 2.7% to 3.0%. Mass market casino gaming operations. Mass market gross table games win increased by 19.4%, from HK$7.7 billion in 2013 to HK$9.2 billion in 2014. Mass market table games drop increased by 0.6% from HK$20.4 billion in 2013 to HK$20.6 billion in 2014. The mass market gross table games win percentage was 37.7% in 2013 compared to 44.7% in 2014. Slot machine gaming operations. Slot machine win increased by 7.2%, from HK$1.9 billion in 2013 to HK$2.0 billion in 2014. Slot machine handle increased by 11.7%, from HK$37.6 billion in 2013 to HK$42.0 billion in 2014. Slot machine win per unit per day increased by 36.7% from HK$6,024 in 2013 to HK$8,235 in 2014. Slot machine win per unit per day increased primarily due to a decline in the average number of slot machines from 866 in 2013 to 679 in 2014. Non-casino Revenues Net non-casino revenues, which include room, food and beverage and retail revenues, decreased by 8.2% from HK$1,804.8 million (5.8% of total operating revenues) in 2013 to HK$1,656.9 million (5.6% of total operating revenues) in 2014.

16 Wynn Macau, Limited Management Discussion and Analysis Rooms. Our room revenues, which exclude promotional allowances in our consolidated statement of profit or loss and other comprehensive income, increased by 15.6% from HK$114.5 million in 2013 to HK$132.4 million in 2014. Management also evaluates room revenues on an adjusted basis which include promotional allowances. Adjusted room revenues including promotional allowances increased by 16.7% from HK$889.2 million in 2013 to HK$1,037.4 million in 2014. The following table presents additional information about our adjusted room revenues (which include promotional allowances): Adjusted room revenues information For the year ended 31 December 2014 2013 Adjusted Average Daily Rate (includes promotional allowances of HK$2,259 in 2014 and HK$2,127 in 2013) HK$2,580 HK$2,431 Occupancy 98.4% 95.5% Adjusted REVPAR (includes promotional allowances of HK$2,223 in 2014 and HK$2,031 in 2013) HK$2,539 HK$2,321 Food and beverage. Food and beverage revenues, which exclude promotional allowances in our consolidated statement of profit or loss and other comprehensive income, increased by 18.6% from HK$189.3 million in 2013 to HK$224.5 million in 2014. Management also evaluates food and beverage revenues on an adjusted basis including promotional allowances. Food and beverage revenues adjusted to include these promotional allowances increased by 3.3% from HK$757.1 million in 2013 to adjusted revenues of HK$782.3 million in 2014. Retail and other. Our retail and other revenues, which exclude promotional allowances in our consolidated statement of profit or loss and other comprehensive income decreased by 13.4% from HK$1,501.0 million in 2013 to HK$1,299.9 million in 2014. This decrease is primarily due to a decline in business in both of our owned stores and leased stores.

17Annual Report 2014 Management Discussion and Analysis Management also evaluates retail and other revenues on an adjusted basis which includes promotional allowances. Adjusted retail and other revenues including promotional allowances decreased by 12.7% from HK$1,545.1 million in 2013 to HK$1,349.2 million in 2014. The decrease is primarily due to a decline in business in both of our owned stores and leased stores. Operating Costs and Expenses Gaming taxes and premiums. Gaming taxes and premiums decreased by 8.3%, from HK$15.1 billion in 2013 to HK$13.9 billion in 2014. This decrease from 2013 to 2014 was due to decreased gross gaming win in our VIP casino. Wynn Macau is subject to a 35% gaming tax on gross gaming win. In addition, Wynn Macau is also required to pay 4% of its gross gaming win as contributions for public development and social facilities. Staff costs. Staff costs increased from HK$2.4 billion in 2013 to HK$2.9 billion in 2014. The increase was due to general salary increment, additional staff benefits distribution in the form of bonuses and non-vested shares of the Company as well as increase in headcounts for preparation of the opening of Wynn Palace. Other operating expenses. Other operating expenses decreased by 9.4%, from HK$5.1 billion in 2013 to HK$4.6 billion in 2014. During 2014, the Group recorded adjustments to the provision for doubtful accounts based on the results of historical collection patterns and current collection trends. For the year ended 31 December 2014, the adjustment made to the provision for doubtful accounts and reductions in business volume related expenses such as gaming promoters’ commissions, royalty fees and cost of sales were partially offset by increases in corporate support services, repairs and maintenance and operating rental expenses. Depreciation and amortization. Depreciation and amortization increased from HK$918.5 million in 2013 to HK$986.2 million in 2014 owing to the newly in-serviced equipments and renovated rooms and certain areas of the casinos towards the end of 2013 as well as during 2014. Property charges and other. Property charges and other increased from HK$9.6 million in 2013 to HK$96.9 million in 2014. The increase was primarily due to costs related to assets retired or abandoned as a result of remodeling certain areas of the casino in response to customer preferences and changes in market demand. As a result of the foregoing, total operating costs and expenses decreased by 4.5%, from HK$23.5 billion in 2013 to HK$22.5 billion in 2014.

18 Wynn Macau, Limited Management Discussion and Analysis Finance Revenues Finance revenues increased from HK$110.9 million in 2013 to HK$142.4 million in 2014. The increase is mainly due to holding higher average cash balances during 2014. During 2014 and 2013, our short-term investment strategy has been to preserve capital while retaining sufficient liquidity. The majority of our short-term investments are primarily in fixed deposits with a maturity of three months or less. Finance Costs Finance costs increased by 72.9%, from HK$346.7 million in 2013 to HK$599.4 million in 2014. Finance costs increased in 2014 primarily due to the increase in amounts outstanding under the Wynn Macau Credit Facility and the issuance of WML 2021 Additional Notes in March 2014, offset by the increase in capitalized interest related to the construction of Wynn Palace. Interest Rate Swaps As required under the terms of our various credit facilities, we have entered into agreements which swap a portion of the interest on our loans from floating to fixed rates. These transactions do not qualify for hedge accounting. Changes in the fair value of our interest rate swaps are recorded as an increase or decrease in swap fair value during each year. We recorded a gain of HK$110.5 million in 2013 compared to a loss of HK$34.0 million for 2014 resulting from the increase and decrease in the fair value of our interest rate swaps in 2013 and 2014, respectively. Income Tax Expense In 2014, our income tax expense was HK$23.6 million compared to an income tax expense of HK$15.0 million for 2013. Our tax expense for 2014 primarily relates to the current tax expense recorded by our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement and a deferred tax expense resulting from an increase in deferred tax liability for property and equipment. In 2013, our income tax expense relates to the current tax expense of our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement. Net Profit Attributable to Owners of the Company As a result of the foregoing, net profit attributable to owners of the Company decreased by 16.3%, from HK$7.7 billion in 2013 to HK$6.4 billion in 2014.

19Annual Report 2014 Management Discussion and Analysis LIQUIDITY AND CAPITAL RESOURCES Capital Resources Since Wynn Macau opened in 2006, we have generally funded our working capital and recurring expenses as well as capital expenditures from cash flow from operations and cash on hand. Our cash balances at 31 December 2014 were HK$10.8 billion. Such cash is available for operations, new development activities, development of Wynn Palace and enhancements to Wynn Macau and Encore. Our Wynn Macau Credit Facilities consist of approximately HK$19.5 billion in a combination of Hong Kong dollar and U.S. dollar facilities, including an approximately HK$7.4 billion fully funded senior term loan facility and an approximately HK$12.1 billion senior revolving credit facility. As of 31 December 2014, the Group had approximately HK$11.0 billion of available borrowing capacity under the Wynn Macau Credit Facilities. On 20 March 2014, the Company issued 5.25% fixed rate, unsecured senior notes due 2021 for an aggregate principal amount of US$750 million (approximately HK$5.9 billion), which were consolidated to form a single series with the then existing US$600 million (approximately HK$4.7 billion) 5.25% fixed rate, unsecured senior notes due 2021. The Company received net proceeds of US$749 million (approximately HK$5.8 billion) from the offering of the WML 2021 Additional Notes after including the premiums and deducting the commissions and expenses of the offering and excluding the receipt of accrued interest. The WML 2021 Additional Notes have the same terms and conditions as those of the WML 2021 Notes, save for the issue date and purchase price, and also mature in October 2021.

20 Wynn Macau, Limited Management Discussion and Analysis Gearing Ratio The gearing ratio is a key indicator of our Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt. The table below presents the calculation of our gearing ratio as at 31 December 2014 and 2013. As at 31 December 2014 2013 HK$ HK$ (in thousands except for percentages) Interest-bearing borrowings, net 18,604,658 11,683,461 Accounts payable 2,008,724 1,810,427 Land premium payables 363,044 590,555 Construction retentions payable 402,898 121,222 Other payables and accruals 5,406,607 7,070,920 Amounts due to related companies 159,198 287,638 Other liabilities 137,321 116,829 Less: cash and cash equivalents (10,789,890) (14,130,433) restricted cash and cash equivalents (7,580) (1,550,340) Net debt 16,284,980 6,000,279 Equity 7,043,713 9,212,842 Total capital 7,043,713 9,212,842 Capital and net debt 23,328,693 15,213,121 Gearing ratio 69.8% 39.4%

21Annual Report 2014 Management Discussion and Analysis Cash Flows The following table presents a summary of the Group’s cash flows for the years ended 31 December 2014 and 2013. For the year ended 31 December 2014 2013 HK$ HK$ (in millions) Net cash generated from operating activities 5,757.5 10,525.1 Net cash used in investing activities (6,551.5) (3,566.6) Net cash used in financing activities (2,537.8) (3,327.3) Net (decrease)/increase in cash and cash equivalents (3,331.8) 3,631.2 Cash and cash equivalents at beginning of year 14,130.4 10,475.4 Effect of foreign exchange rate changes, net (8.7) 23.8 Cash and cash equivalents at end of year 10,789.9 14,130.4 Net cash generated from operating activities Our net cash generated from operating activities is primarily affected by changes in our working capital driven by a reduction in gaming liabilities and operating profit generated by our Macau Operations. Net cash from operating activities was HK$5.8 billion in 2014 compared to HK$10.5 billion in 2013. Operating profit was HK$7.0 billion in 2014 compared to HK$7.8 billion in 2013. Net cash used in investing activities Net cash used in investing activities was HK$6.6 billion in 2014, compared to HK$3.6 billion in 2013. Major expenditures made in 2014 included capital expenditures of HK$8.3 billion related to construction costs for Wynn Palace and renovations to enhance and refine the Macau Operations offset by a HK$1.5 billion reduction in restricted cash. Major expenditures made in 2013 included capital expenditures of HK$3.4 billion related primarily to site preparation costs and piling works for Wynn Palace and renovation projects to enhance and refine the Macau operations. In addition, net cash used in investing activities included HK$781.7 million in restricted cash offset by HK$390.5 million in proceeds from available-for-sale investments that matured and HK$158.2 million in proceeds from the sale of certain assets.

22 Wynn Macau, Limited Management Discussion and Analysis Net cash used in financing activities Net cash used in financing activities was HK$2.5 billion during 2014 compared to HK$3.3 billion net cash used in financing activities during 2013. During 2014, net cash used in financing activities was primarily due to a HK$8.7 billion dividend payment and a HK$533 million repayment for the senior revolving credit facility of the Wynn Macau Credit Facilities offset by HK$5.9 billion proceeds from the WML 2021 Additional Notes and the HK$1.5 billion proceeds from the senior revolving credit facility. During 2013, the HK$9.0 billion of dividend payments made was offset by the HK$4.6 billion net proceeds from the WML 2021 Notes and the HK$1.6 billion net proceeds from the increase in the senior term loan facility. Indebtedness The following table presents a summary of our indebtedness as at 31 December 2014 and 2013. Indebtedness information As at 31 December 2014 2013 HK$ HK$ (in thousands) Bank loans 8,417,922 7,389,170 Senior notes 10,512,077 4,652,505 Less: debt financing costs, net (325,341) (358,214) Total interest-bearing borrowings 18,604,658 11,683,461 The Group had approximately HK$11.0 billion available to draw under the Wynn Macau Credit Facilities as at 31 December 2014. Wynn Macau Credit Facilities Overview The Wynn Macau Credit Facilities consist of approximately HK$19.5 billion in a combination of Hong Kong dollar and U.S. dollar facilities, including an approximately HK$7.4 billion fully funded senior term loan facility and an approximately HK$12.1 billion senior revolving credit facility. The facilities may be used for a variety of purposes, including investment in our Wynn Palace project, further enhancements at our resort and general corporate purposes.

23Annual Report 2014 Management Discussion and Analysis The HK$7.4 billion equivalent term loan facility matures in July 2018 with the principal amount of the term loan to be repaid in two installments in July 2017 and July 2018. The final maturity for the revolving credit facility is July 2017, by which date any outstanding revolving loans must be repaid. The senior secured facilities bear interest at a rate of LIBOR or HIBOR plus a margin of between 1.75% and 2.50% depending on WRM’s leverage ratio. Security and Guarantees Borrowings under the Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interest in WRM, and are secured by substantially all of the assets of WRM, the equity interests in WRM and substantially all of the assets of Palo. With respect to the Concession Agreement and WRM’s land concession agreement, the WRM lenders have certain cure rights and consultation rights with the Macau government in the event of an enforcement action by the lenders. Second Ranking Lender WRM is also a party to a bank guarantee reimbursement agreement with Banco National Ultramarino S.A. to secure a guarantee in favor of the Macau government as required under the Concession Agreement. The amount of this guarantee is MOP300 million (approximately HK$291.3 million) and it lasts until 180 days after the end of the term of the Concession Agreement. The guarantee assures WRM’s performance under the Concession Agreement, including the payment of certain premiums, fines and indemnities for breach. The guarantee is secured by a second priority security interest in the same collateral package securing the Wynn Macau Credit Facilities. Other Terms The Wynn Macau Credit Facilities contain representations, warranties, covenants and events of default customary for casino development financings in Macau. The Directors confirm that there is no non-compliance with the financial covenants or general covenants contained in the Wynn Macau Credit Facilities. The Company is not a party to the credit facilities agreement and related agreements and has no rights or obligations thereunder.

24 Wynn Macau, Limited Management Discussion and Analysis WML 2021 Notes On 16 October 2013, the Company issued 5.25% fixed rate, unsecured senior notes due 2021 for an aggregate principal amount of US$600 million (approximately HK$4.7 billion). The Company received net proceeds of US$591.0 million (approximately HK$4.6 billion) from the offering of the WML 2021 Notes after deducting commissions and expenses of the offering and will use the net proceeds for working capital requirements and general corporate purposes. The WML 2021 Notes, which are listed on the Hong Kong Stock Exchange, mature in October 2021. On 20 March 2014, the Company issued 5.25% fixed rate, unsecured senior notes due 2021 for an aggregate principal amount of US$750 million (approximately HK$5.9 billion). The WML 2021 Additional Notes were consolidated to form a single series with WML 2021 Notes, have the same terms and conditions as those of the WML 2021 Notes save for the issue date and purchase price, and are also listed on the Hong Kong Stock Exchange. The Company received net proceeds of US$749 million (approximately HK$5.8 billion) from the offering of the WML 2021 Additional Notes after including the premiums and deducting the commissions and expenses of the offering and excluding the receipt of accrued interest. The Company will use the net proceeds for working capital and general corporate purposes. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK Market risk is the risk of loss arising from adverse changes in market rates and conditions, such as inflation, interest rates, and foreign currency exchange rates. Foreign Exchange Risks The financial statements of foreign operations are translated into Hong Kong dollars, the Company’s functional and presentation currency, for incorporation into the consolidated financial statements. The majority of our assets and liabilities are denominated in U.S. dollars, Hong Kong dollars and Macau patacas, and there are no significant assets and liabilities denominated in other currencies. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the end of the reporting period. Income, expenditures and cash flow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. The Macau pataca is pegged to the Hong Kong dollar, and in many cases the two currencies are used interchangeably in Macau. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar to the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments.

25Annual Report 2014 Management Discussion and Analysis Interest Rate Risks One of our primary exposures to market risk is interest rate risk associated with our credit facilities, which bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations. As at 31 December 2014, the Group had three interest rate swap agreements intended to manage a portion of the underlying interest rate risk on borrowings under the Wynn Macau Credit Facilities. Under two swap agreements, the Group pays a fixed interest rate of 0.73% on borrowings of approximately HK$3.95 billion incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. These interest rate swaps fix the all-in interest rate on approximately HK$3.95 billion of borrowings under the Wynn Macau Credit Facilities at approximately 2.48%. These interest rate swap agreements mature in July 2017. Under the third swap agreement, the Group pays a fixed interest rate of 0.6763% on borrowing of US$243.8 million (approximately HK$1.8 billion) incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable LIBOR at the time of payment. This interest rate swap fixes the all-in interest rate on US$243.8 million (approximately HK$1.8 billion) of borrowings under the Wynn Macau Credit Facilities at approximately 2.43%. This interest rate swap agreement matures in July 2017. The carrying value of these interest rate swaps on the consolidated statement of financial position approximates its fair value. The fair value approximates the amount the Group would pay if these contracts were settled at the respective valuation dates. Fair value is estimated based upon current, and predictions of future interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions and, therefore, is subject to significant estimation and a high degree of variability of fluctuation between periods. We adjust this amount by applying a non- performance valuation, considering its creditworthiness or the creditworthiness of its counterparties at each settlement date, as applicable. These transactions do not qualify for hedge accounting. Accordingly, changes in the fair values during the years ended 31 December 2014 and 2013, were charged to the consolidated statement of profit or loss and other comprehensive income. To the extent there are any liabilities of Wynn Macau under the swap agreement, such liabilities are secured by the same collateral package securing the Wynn Macau Credit Facilities.

26 Wynn Macau, Limited Management Discussion and Analysis OFF BALANCE SHEET ARRANGEMENTS We have not entered into any transactions with special purpose entities nor do we engage in any transactions involving derivatives except for interest rate swaps. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity. OTHER LIQUIDITY MATTERS We expect to fund our operations and capital expenditure requirements from operating cash flows, cash on hand and funds available under the Wynn Macau Credit Facilities. However, we cannot be sure that operating cash flows will be sufficient for those purposes. We may refinance all or a portion of our indebtedness on or before maturity. We cannot be sure that we will be able to refinance any of the indebtedness on acceptable terms or at all. New business developments (including our development of Wynn Palace) or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional financing. In the ordinary course of business, in response to market demands and client preferences, and in order to increase revenues, we have made and will continue to make enhancements and refinements to our resort. We have incurred and will continue to incur capital expenditures related to these enhancements and refinements. Taking into consideration our financial resources, including our cash and cash equivalents, internally generated funds and availability under the Wynn Macau Credit Facilities, we believe that we have sufficient liquid assets to meet our working capital and operating requirements for the following 12 months. RELATED PARTY TRANSACTIONS For details of the related party transactions, see note 28 to the Financial Statements. Our Directors confirm that all related party transactions are conducted on normal commercial terms, and that their terms are fair and reasonable.

27Annual Report 2014 Directors and Senior Management OUR DIRECTORS The following table presents certain information in respect of the members of our Board. Members of our Board Name Age Position Date of Appointment as a Director Stephen A. Wynn 73 Chairman of the Board, Executive Director and Chief Executive Officer 16 September 2009 Gamal Mohammed Abdelaziz 58 Executive Director and President 29 March 2014 Linda Chen 48 Executive Director and Chief Operating Officer 16 September 2009 Ian Michael Coughlan 55 Executive Director 16 September 2009 Matthew O. Maddox 39 Non-executive Director 28 March 2013 Allan Zeman, GBM, GBS, JP 66 Vice-chairman of the Board and Independent Non-executive Director 16 September 2009 Jeffrey Kin-fung Lam, GBS, JP 63 Independent Non-executive Director 16 September 2009 Bruce Rockowitz 56 Independent Non-executive Director 16 September 2009 Nicholas Sallnow-Smith 65 Independent Non-executive Director 16 September 2009 The biography of each Director is set out below: Executive Directors Mr. Stephen A. Wynn, aged 73, has been a Director of the Company since its inception and an executive Director, the Chairman of the Board of Directors and Chief Executive Officer of the Company since 16 September 2009. Mr. Wynn was also the President of the Company from September 2009 to January 2014. Mr. Wynn has served as Director, Chairman and Chief Executive Officer of WRM since October 2001. Mr. Wynn has also served as Chairman and Chief Executive Officer of Wynn Resorts, Limited since June 2002. Mr. Wynn has over 40 years of experience in the gaming casino industry. From April 2000 to September 2002, Mr. Wynn was the managing member of Valvino Lamore, LLC, the predecessor and a current wholly owned subsidiary of Wynn Resorts,

28 Wynn Macau, Limited Directors and Senior Management Limited. Mr. Wynn also serves as an officer and/or director of several subsidiaries of Wynn Resorts, Limited. Mr. Wynn served as Chairman, President and Chief Executive Officer of Mirage Resorts, Inc. and its predecessor, Golden Nugget Inc., between 1973 and 2000. Mr. Wynn developed and opened The Mirage, Treasure Island and Bellagio in 1989, 1993 and 1998, respectively. In 2011, Barron’s ranked Mr. Wynn as one of the world’s 30 best CEOs. Mr. Gamal Mohammed Abdelaziz, aged 58, is the President of the Company and was appointed as executive Director effective from 29 March 2014. Mr. Aziz also serves as President and Chief Operating Officer of Wynn Resorts Development LLC, a subsidiary of Wynn Resorts, Limited. Prior to joining Wynn Resorts Development LLC, Mr. Aziz served as President and Chief Executive Officer of MGM Hospitality, LLC, a division of MGM Resorts International, where he was responsible for developing and operating luxury hotels throughout the world under the Bellagio, MGM Grand and Skylofts brands. Prior to that, Mr. Aziz served as President and Chief Operating Officer of MGM Grand Hotel & Casino in Las Vegas; and as Senior Vice President of the Bellagio Hotel and Resort in Las Vegas. In addition, Mr. Aziz has held senior management roles at various hotels and gaming properties in the United States, including Caesars Palace in Las Vegas, The Plaza Hotel in New York City, the Westin Hotel in Washington, D.C., and the St. Francis in San Francisco. Mr. Aziz is more widely known as “Gamal Aziz” and is typically referred to as such in the Company’s communications. Ms. Linda Chen, aged 48, has been an executive Director and the Chief Operating Officer of the Company since 16 September 2009 and Chief Operating Officer of WRM since June 2002. Ms. Chen is responsible for the marketing and strategic development of WRM. Ms. Chen served as a director of Wynn Resorts, Limited from October 2007 to 13 December 2012 and is the President of WIML. In these positions, she is responsible for the set-up of international marketing operations of Wynn Resorts, Limited. Prior to joining the Group, Ms. Chen was Executive Vice President — International Marketing at MGM Mirage, a role she held from June 2000 until May 2002, and was responsible for the international marketing operations for MGM Grand, Bellagio and The Mirage. Prior to this position, Ms. Chen served as the Executive Vice President of International Marketing for Bellagio and was involved with its opening in 1998. She was also involved in the opening of the MGM Grand in 1993 and The Mirage in 1989. Ms. Chen is also a member of the Nanjing Committee of the Chinese People’s Political Consultative Conference (Macau). Ms. Chen holds a Bachelor of Science Degree in Hotel Administration from Cornell University in 1989 and completed the Stanford Graduate School of Business Executive Development Program in 1997.

29Annual Report 2014 Directors and Senior Management Mr. Ian Michael Coughlan, aged 55, has been an executive Director of the Company since 16 September 2009. Mr. Coughlan is also the President of WRM, a position he has held since July 2007. In this role, he is responsible for the entire operation and development of Wynn Macau. Prior to this role, Mr. Coughlan was Director of Hotel Operations — Worldwide for Wynn Resorts, Limited. Mr. Coughlan has over 30 years of hospitality experience with leading hotels across Asia, Europe and the United States. Before joining Wynn Resorts, Limited, he spent ten years with The Peninsula Group, including posts as General Manager of The Peninsula Hong Kong from September 2004 to January 2007, and General Manager of The Peninsula Bangkok from September 1999 to August 2004. His previous assignments include senior management positions at The Oriental Singapore, and a number of Ritz-Carlton properties in the United States. Mr. Coughlan holds a Diploma from Shannon College of Hotel Management, Ireland. Non-executive Director Mr. Matthew O. Maddox, aged 39, was appointed as a non-executive Director of the Company and a member of the Remuneration Committee on 28 March 2013. Since November 2013, he has served as the President of Wynn Resorts, Limited. From November 2013 to May 2014, Mr. Maddox was the Chief Financial Officer of Wynn Resorts, Limited. Since joining Wynn Resorts in 2002, Mr. Maddox has served as Wynn Resorts’ Senior Vice President of Business Development and Treasurer, as the Senior Vice President of Business Development for Wynn Las Vegas, LLC, as the Chief Financial Officer of WRM, and as Wynn Resorts’ Treasurer and Vice President-Investor Relations. Mr. Maddox also serves as an officer of several subsidiaries of Wynn Resorts, Limited. Prior to joining Wynn Resorts, Limited in 2002, Mr. Maddox worked in Corporate Finance for Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.). Before joining Park Place Entertainment, Mr. Maddox worked as an investment banker for Bank of America Securities in the Mergers and Acquisitions Department. Independent non-executive Directors Dr. Allan Zeman, GBM, GBS, JP, aged 66, has been a Director of the Company since its inception and a non-executive Director of the Company since 16 September 2009 and is the Vice Chairman of the Company. Effective from 29 March 2014, Dr. Zeman became an independent non-executive Director of the Company. He was also a non-executive director of Wynn Resorts, Limited, from October 2002 to 13 December 2012. Dr. Zeman founded The Colby International Group in 1975 to source and export fashion apparel to North America. In late 2000, The Colby International Group merged with Li & Fung Limited. Dr. Zeman is the Chairman of Lan Kwai Fong Holdings Limited. He is also the owner of Paradise Properties Group, a property developer in Thailand. Dr. Zeman was also Chairman of Ocean Park, a major theme park in Hong Kong, from July 2003 to June 2014.

30 Wynn Macau, Limited Directors and Senior Management Dr. Zeman is Vice Patron of Hong Kong Community Chest and serves as a director of the “Star” Ferry Company, Limited. Dr. Zeman also serves as an independent non-executive director of Pacific Century Premium Developments Limited, Sino Land Company Limited, Tsim Sha Tsui Properties Limited and Global Brands Group Holding Limited, all of which are listed on the Hong Kong Stock Exchange. Having lived in Hong Kong for over 40 years, Dr. Zeman has been very involved in government services as well as community activities. Besides having been the Chairman of Hong Kong Ocean Park from July 2003 to June 2014, he is also a member of the General Committee of the Hong Kong General Chamber of Commerce and Hong Kong China’s representative to the Asia-Pacific Economic Corporation (APEC) Business Advisory Council (“ABAC HK Members”). Dr. Zeman also serves as a Member of the Board of West Kowloon Cultural District Authority, and the chairman of its Performing Arts Committee. He is also the member of the Economic Development Commission Working Group on Convention and Exhibition Industries and Tourism of the Government of Hong Kong. In 2001, Dr. Zeman was appointed a Justice of the Peace in Hong Kong. He was awarded the Gold Bauhinia Star in 2004 and the Grand Bauhinia Medal in 2011. In 2012, he was awarded Honorary Doctorate Degrees of Business Administration from City University of Hong Kong and University of Science and Technology of Hong Kong. Mr. Jeffrey Kin-fung Lam, GBS, JP, aged 63, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Lam was appointed as a non-official member of the Hong Kong Executive Council in October 2012. Mr. Lam is also a member of the National Committee of the Chinese People’s Political Consultative Conference, a member of the Hong Kong Legislative Council, the Chairman of the Assessment Committee of Mega Events Funds, a member of the board of Hong Kong Airport Authority, a member of the Fight Crime Committee in Hong Kong, a member of Independent Commission Against Corruption (ICAC) Complaints Committee and the Chairman of Aviation Security Company Limited. Mr. Lam is also a General Committee Member of the Hong Kong General Chamber of Commerce and the Vice-Chairman of The Hong Kong Shippers’ Council. In addition, Mr. Lam is an independent non-executive director of CC Land Holdings Limited, China Overseas Grand Oceans Group Limited, Bracell Limited, Chow Tai Fook Jewellery Group Limited and Shougang Concord Technology Holdings Ltd., all of which are listed on the Hong Kong Stock Exchange. Mr. Lam was also an independent non-executive director of Hsin Chong Construction Group Ltd. from August 2002 to May 2014.

31Annual Report 2014 Directors and Senior Management In 1996, Mr. Lam was appointed Justice of the Peace in Hong Kong and became a member of the Most Excellent Order of the British Empire. He was awarded the honor of the Gold Bauhinia Star in July 2011 and the Silver Bauhinia Star in 2004. Mr. Lam was conferred University Fellow of Tufts University in the United States and Hong Kong Polytechnic University in 1997 and in 2000, respectively. Mr. Bruce Rockowitz, aged 56, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Rockowitz has been appointed as the Chief Executive Officer, Vice Chairman and Executive Director of Global Brands Group Holding Limited, a company spun off from Li & Fung Limited and listed on the Hong Kong Stock Exchange in July 2014. Mr. Rockowitz joined Li & Fung Limited as Executive Director in 2001 until June 2014. He was the President of the Li & Fung Group from 2004 to 2011, and Group President and Chief Executive Officer from 2011 to June 2014. He was also the co-founder and Chief Executive Officer of Colby International Limited, a large Hong Kong buying agent, prior to its acquisition by Li & Fung in 2000. In addition to his position at Li & Fung and Global Brands Group, Mr. Rockowitz is the non-executive Chairman of The Pure Group, a lifestyle, fitness and yoga group operating in Hong Kong, Singapore, Taiwan and mainland China. He is a member of the Advisory Board for the Wharton School’s Jay H Baker Retailing Center, an industry research center for retail at the University of Pennsylvania. He is also a board member of the Education Foundation for Fashion Industries, the private fund-raising arm of the Fashion Institute of Technology, New York. In March 2012, he became a member of the Global Advisory Council of the Women’s Tennis Association (WTA). In 2008, Mr. Rockowitz was ranked first by Institutional Investor for Asia’s Best CEOs in the consumer category. In the years 2010 and 2011, he was also ranked as one of the world’s 30 best CEOs by Barron’s. In 2011, he was presented with the Alumni Achievement Award by the University of Vermont. In 2012, Mr. Rockowitz was named Asia’s Best CEO at Corporate Governance Asia’s Excellence Recognition Awards, and he was also presented with an Asian Corporate Director Recognition Award by the same organization in 2012 and 2013. Mr. Nicholas Sallnow-Smith, aged 65, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Sallnow-Smith has also served as the Chairman and an independent non-executive director of The Link Management Limited since April 2007 and is also Chairman of the Link Management Limited’s Finance and Investment, and Nominations Committees. The Link Management Limited is the manager to the Link Real Estate Investment Trust, a company listed on the Hong Kong Stock Exchange. Mr. Sallnow-Smith is also a non-executive director of Unitech Corporate Parks Plc., a company listed on the London Stock Exchange in the Alternative Investment Market (“AIM”) and a non-executive director of Aviva Life Insurance Company Limited in

32 Wynn Macau, Limited Directors and Senior Management Hong Kong. Prior to joining The Link Management Limited, Mr. Sallnow-Smith was Chief Executive of Hongkong Land Holdings Limited from February 2000 to March 2007. He has a wide ranging finance background in Asia and the United Kingdom for over 30 years, including his roles as Finance Director of Hongkong Land Holdings Limited from 1998 to 2000 and as Group Treasurer of Jardine Matheson Limited from 1993 to 1998. Mr. Sallnow-Smith’s early career was spent in the British Civil Service, where he worked for Her Majesty’s Treasury in Whitehall, London from 1975 to 1985. During that time, he was seconded for two years to Manufacturers Hanover London, working in export finance and in their merchant banking division, Manufacturers Hanover Limited. He left the Civil Service in 1985, following a period working in the International Finance section of H. M. Treasury on Paris Club and other international debt policy matters, and spent two years with Lloyds Merchant Bank before moving into the corporate sector in 1987. Mr. Sallnow-Smith served as the Convenor of the Hong Kong Association of Corporate Treasurers from 1996 to 2000, as Chairman of the Matilda Child Development Centre in 1994 and 1995 and as Chairman of the Matilda International Hospital from 2003 to 2005. He is the Chairman of the Hong Kong Youth Arts Foundation, a member of the Council of the Treasury Markets Association (Hong Kong Association of Corporate Treasurers Representative), and the Chairman of Manpower Committee of the Hong Kong General Chamber of Commerce. He was the Chairman of the General Committee of The British Chamber of Commerce in Hong Kong from 2012 to 2014. He is also a director of The Photographic Heritage Foundation Hong Kong, of The East Asian History of Science Foundation, and a Councillor of the Foundation for the Arts and Music in Asia Limited. He has been a member of the Financial Reporting Council of Hong Kong since December 2012. Mr. Sallnow-Smith was educated at Gonville & Caius College, Cambridge, and the University of Leicester and is a Fellow of the Association of Corporate Treasurers. He holds M.A. (Cantab) and M.A. (Soc. of Ed.) Degrees.

Annual Report 2014 | 33

Directors and Senior Management

OUR SENIOR MANAGEMENT

The following table presents certain information concerning the senior management personnel of the Group (other than our Executive Directors).

Senior management

Wynn Macau

Name	Age	Position
Frank Xiao	47	President — Marketing
Charlie Ward	65	Executive Vice President — Casino Operations
Jay M. Schall	41	Senior Vice President and General Counsel[#], Senior Vice President — Legal
Frank Anthony Cassella	37	Senior Vice President — Chief Financial Officer
Dennis Hudson	55	Vice President — Wynn Club Gaming
Mo Yin Mok	53	Senior Vice President — Human Resources
Craig Arthur Raymond Mitchell	53	Assistant Vice President — Slot Operations
Rory McGregor Forbes	45	Executive Director — Security Operations

Wynn Palace

Name	Age	Position
Frederic Jean-Luc Luvisutto	43	Chief Operating Officer
Robert Alexander Gansmo	45	Senior Vice President — Chief Financial Officer
Dianne Fiona Dennehy	59	Senior Vice President — Main Floor Gaming

Wynn Design and Development

Name	Age	Position
Michael Derrington Harvey	65	President — Wynn Design and Development, Asia

Notes:

[#] Position held in the Company.

34 Wynn Macau, Limited Directors and Senior Management The biography of each member of the senior management team (other than our executive Directors) is set out below: Mr. Frank Xiao, aged 47, is the Wynn Macau President — Marketing, a position he has held since October 2012. Prior to this position, Mr. Xiao was the Senior Executive Vice President — Premier Marketing between August 2006 and October 2012. Mr. Xiao is responsible for providing leadership and guidance to the marketing team and staff, developing business and promoting Wynn Macau. Prior to this position, Mr. Xiao was the Senior Executive Vice President — China Marketing for WIML and Worldwide Wynn between 2005 until 2006. Prior to joining the Group, Mr. Xiao was the Senior Vice President of Far East Marketing at MGM Grand Hotel. During his 12 years at the MGM Grand Hotel, he was promoted several times from his first position as Far East Marketing Executive in 1993. Mr. Xiao holds a Bachelor of Science Degree in Hotel Administration and a Master’s Degree in Hotel Administration from the University of Nevada, Las Vegas. Mr. Charlie Ward, aged 65, is Wynn Macau Executive Vice President — Casino Operations, a position he has held since 1 March 2012. Mr. Ward is responsible for providing leadership and operational direction for Wynn Macau gaming operations. Mr. Ward has more than 40 years of experience in the gaming industry, having served at gaming companies including MGM and Wynn. Over his career Mr. Ward has gained experience in a wide range of assignments including customer/ VIP relations, game protection and casino set up, opening and operations. Prior to this position, Mr. Ward held the position of Vice President of Table Games at Wynn | Encore Las Vegas between 2008 and 2012. Prior to joining the Group, Mr. Ward was at MGM Grand Hotel and Casino for 14 years and in 2007 was promoted to the pre-opening team of MGM Grand Macau as Vice President of VIP Gaming. Mr. Jay M. Schall, aged 41, is the Senior Vice President and General Counsel of the Company and Senior Vice President — Legal of WRM. He has held senior legal positions with WRM since May 2006. Mr. Schall has over fourteen years of experience in the legal field, including ten years in Macau and Hong Kong. Prior to joining the Group, Mr. Schall practiced United States law at a major law firm in the United States and in Hong Kong. Mr. Schall is a member of the State Bar of Texas. Mr. Schall holds a Bachelor of Arts Degree from Colorado College, an MBA from Tulane University, Freeman School of Business and a Juris Doctor (magna cum laude, Order of the Coif) from Tulane University School of Law.

35Annual Report 2014 Directors and Senior Management Mr. Frank Anthony Cassella, aged 37, is the Wynn Macau Senior Vice President — Chief Financial Officer, a position he has held since January 2014. Mr. Cassella is responsible for the management and administration of Wynn Macau finance division. Prior to this position, Mr. Cassella worked at Wynn Resorts, Limited since 2006, most recently as the Executive-Director of Financial Reporting. Prior to joining the Group, Mr. Cassella practiced as a certified public accountant with firms in Las Vegas and New York, including PricewaterhouseCoopers and KPMG. Mr. Cassella graduated from the Pennsylvania State University, where he obtained a Bachelor of Science Degree in Accounting. Mr. Dennis Hudson, aged 55, is the Wynn Macau Vice President — Wynn Club Gaming, a position he has held since April 2012. Mr. Hudson is responsible for overseeing, managing and leading the operations of all casino gaming in Wynn Macau’s Wynn Club. Prior to this position, he was a Shift Manager — Wynn Club from joining Wynn Macau in April 2006 through March 2012. Mr. Hudson started his gaming career at the Playboy Victoria Sporting Club on Edgeware Road in London in 1979, and has amassed over 35 years of experience in the casino industry, including senior management positions. Among others, he was a Casino Manager for Star Cruises, where he was responsible for shipboard casino operations on cruises throughout Asia from 2000 to April 2006 and he was the Director of Gaming for VIP Clubs in the Czech Republic from 1995 to 2000. Ms. Mo Yin Mok, aged 53, is the Wynn Macau Senior Vice President — Human Resources, a position she has held since June 2014. Ms. Mok has an extensive 20-year background in hospitality and human resources, primarily in the luxury hotel sector at The Regent Four Seasons Hong Kong and The Peninsula Hong Kong. Prior to joining the Group, she led The Peninsula Group’s worldwide human resources team and, in her position, supported eight Peninsula hotels with more than 5,000 staff, and orchestrated human resources activities for the opening of The Peninsula Tokyo. Ms. Mok also served at the front lines of the hospitality industry as the Director of Rooms Division at The Peninsula Hong Kong with responsibility for front office, housekeeping, security and spa departments. Ms. Mok currently serves on the Future Students and Placement Advisory Committee of the University of Macau and is a panel member of the Hong Kong Council for Accreditation of Academic and Vocational Qualifications. Ms. Mok holds a Bachelor of Science Degree in Hospitality Management from Florida International University in the United States, where she received a Rotary International Ambassadorial Scholarship. She also obtained an MBA from the Chinese University of Hong Kong.

36 Wynn Macau, Limited Directors and Senior Management Mr. Craig Arthur Raymond Mitchell, aged 53, is the Wynn Macau Assistant Vice President — Slot Operations, a position he has held since June 2011. Mr. Mitchell is responsible for providing leadership and guidance to the slot department management team and staff. This includes establishing the operational structure, instituting departmental policies and procedures, developing slot merchandising strategies, and projecting and evaluating the revenues and expenses of the department. Prior to this position, Mr. Mitchell was the Director — Slot Operations between June 2008 and May 2011 and a Shift Manager of Slots between June 2006 and May 2008. Mr. Mitchell has held management roles in various hospitality-related businesses prior to joining the Group including Gaming Manager at a Rugby Super League Club in Sydney which had 300 slot machines. From 1989, he was Operations Manager and Duty Manager at Balmain Leagues Club (Tigers), Australia. Mr. Mitchell has attended the Gaming Executive Development Program at the University of Nevada, United States. Mr. Rory McGregor Forbes, aged 45, is the Wynn Macau Executive Director — Security Operations, a position he has held since 10 July 2014. Mr. Forbes is responsible for all aspects of WRM’s security. Prior to joining the firm, Mr. Forbes served in the Royal Hong Kong Police Force, where he enjoyed a decorated 13-year career, rising to the rank of Senior Inspector. He then spent four and a half years with The HALO Trust which specializes in mine clearance and destruction of explosive ordnance in conflict zones. Immediately prior to joining Wynn Macau, Mr. Forbes was Associate Director of Security at Venetian Macau. Mr. Forbes speaks five languages and has professional experience in executive and VIP security, crowd management and public order control. Mr. Forbes holds a Bachelor Degree in Modern Chinese and Business Studies and a Master of Science Degree in Public Policy and Management. Mr. Forbes also completed the Chinese Public Security Bureau University course in Beijing, China and the Senior Police Administration Course in Ottawa, Canada. Mr. Frederic Jean-Luc Luvisutto, aged 43, is the Wynn Palace Chief Operating Officer — Wynn Palace, a position he has held since January 2014. Prior to this position, Mr. Luvisutto was the Managing Director of the Star Resort and Casino in Sydney, Australia. Before this he was the Managing Director of Jupiters Resort and Casino, Gold Coast, Australia. Mr. Luvisutto’s hospitality and gaming career spans 18 years and also includes appointments as Vice President of The Signature at MGM Grand in Las Vegas and Vice President — Hotel Operations at Monte Carlo Resort and Casino in Las Vegas. Mr. Luvisutto graduated from the Lausanne Hotel Management School, Switzerland.

37Annual Report 2014 Directors and Senior Management Mr. Robert Alexander Gansmo, aged 45, is the Wynn Palace Senior Vice President — Chief Financial Officer, a position he has held since January 2014. Prior to taking this position, Mr. Gansmo was the Senior Vice President — Chief Financial Officer of Wynn Macau from April 2009 to January 2014, and the Director — Finance of Wynn Macau, a position he assumed in January 2007. Mr. Gansmo is responsible for the management and administration of Wynn Palace’s finance division. Before joining WRM, Mr. Gansmo worked at Wynn Resorts, Limited, where he served as the Director of Financial Reporting from November 2002. Prior to joining the Group, Mr. Gansmo practiced as a certified public accountant with firms in Las Vegas, Washington and California, including KPMG Peat Marwick, Arthur Andersen, and Deloitte and Touche. Mr. Gansmo graduated in 1993 from California State University, Chico, where he obtained a Bachelor of Science Degree in Business Administration with a focus on accounting. Ms. Dianne Fiona Dennehy, aged 59, is the Wynn Palace Senior Vice President — Main Floor Gaming, a position she has held since January 2015. Prior to this position, she was the Vice President — Main Floor Gaming from September 2011 to December 2014, from September 2010 to August 2011 she was the Assistant Vice President — Main Floor Gaming, and from September 2005 through August 2010 she was the Director — Main Floor Gaming. Ms. Dennehy was responsible for the overall operations of Wynn Macau main floor table games operation. Ms. Dennehy has over 40 years of experience in the casino industry and has experience in such areas as table games operations, card room operations, cash desk, slots, VIP, guest relations, human resources and training and development. Prior to joining the Group, Ms. Dennehy was involved in the opening of a number of the casino properties in Australia, and has also opened properties in Sri Lanka, Yugoslavia and Egypt. She also has six years of experience in human resources, which she gained as the Human Resources Operations Manager at Star City, Sydney, Australia. Mr. Michael Derrington Harvey, aged 65, is the President — Wynn Design & Development Asia, a division of WRM, a position he has held since joining the Group in April 2011. Mr. Harvey has over 35 years experience in construction management and development overseeing projects around the world. From 2004 until joining the Group, he was the Project Director for Leighton China State Joint Venture overseeing the construction and development of Wynn Macau. Prior to that, Mr. Harvey spent 10 years as an Operations Manager in Hong Kong with Leighton Contractors managing various construction projects, including a hospital, the maritime museum and a number of large infrastructure projects.

38 Wynn Macau, Limited Directors and Senior Management OUR COMPANY SECRETARY Ms. Ho Wing Tsz, Wendy, aged 45, has been appointed as the company secretary of the Company with effect from 28 February 2013. She is a Director of Corporate Services Division at Tricor Services Limited. Ms. Ho is a Chartered Secretary and a Fellow of both The Hong Kong Institute of Chartered Secretaries and The Institute of Chartered Secretaries and Administrators in the United Kingdom. She has over 20 years of experience in a diversified range of corporate services and has been providing professional secretarial services to a number of listed companies and a real estate investment trust listed on the Hong Kong Stock Exchange.

39Annual Report 2014 Report of the Directors The Directors present their report together with the audited financial statements of the Company and the Group for the year ended 31 December 2014. PRINCIPAL ACTIVITIES AND SUBSIDIARIES The Company and the Group are a leading developer, owner and operator of destination casino gaming and entertainment resort facilities in Macau. The Company is a holding company and our main operating subsidiary, WRM, owns and operates the destination casino resort “Wynn Macau” in Macau. A list of the Company’s subsidiaries, together with their places of incorporation, principal activities and particulars of their issued share/registered capital, is set out in note 13 to the Financial Statements. FINANCIAL RESULTS The results of the Group for the year ended 31 December 2014 are set out in the consolidated statement of profit or loss and other comprehensive income on page 82 of this Annual Report. The financial highlights for the Group for the most recent five years are set out on page 167 of this Annual Report. RESERVES Details of the movements in the reserves of the Company and reserves available for distribution to Shareholders as at 31 December 2014 are set out in note 23(b) to the Financial Statements. The distributable reserves of the Company at 31 December 2014 are HK$11.4 billion. Movements in the reserves of the Group are reflected in the consolidated statement of changes in equity. DIVIDENDS An interim dividend of HK$0.70 per Share totaling approximately HK$3.6 billion was paid on 23 September 2014. On 4 March 2015, the Board declared a special dividend of HK$1.05 per share to be paid on 31 March 2015. The Board has recommended that no final dividend be paid in respect of the year ended 31 December 2014. PROPERTY AND EQUIPMENT Details of movements in property and equipment during the year are set out in note 9 to the Financial Statements.

40 Wynn Macau, Limited Report of the Directors SHARE CAPITAL Details of the movements in share capital of the Company are set out in note 22 to the Financial Statements. CHARITABLE CONTRIBUTIONS During the year ended 31 December 2014, the Group paid charitable contributions totaling HK$89.9 million. DIRECTORS Directors during the Year Ended 31 December 2014 Executive Directors: Mr. Stephen A. Wynn (also our Chairman and Chief Executive Officer) Mr. Gamal Aziz Ms. Linda Chen Mr. Ian Michael Coughlan Non-executive Director: Mr. Matthew O. Maddox Independent non-executive Directors: Dr. Allan Zeman (also our Vice-chairman) Mr. Jeffrey Kin-fung Lam Mr. Bruce Rockowitz Mr. Nicholas Sallnow-Smith Re-election of Directors In accordance with article 17.18 of the Company’s articles of association, one third of our Board will retire from office by rotation at the forthcoming annual general meeting. The three directors who will retire by rotation are Mr. Stephen A. Wynn and Ms. Linda Chen, each an executive Director, and Mr. Matthew O. Maddox, a non-executive Director. All retiring Directors, being eligible, will offer themselves for re-election at the forthcoming annual general meeting.

41Annual Report 2014 Report of the Directors DIRECTORS (CONTINUED) Directors’ Service Contracts None of the Directors proposed for re-election at the forthcoming annual general meeting has a service contract with the Company which is not determinable by the Company within one year without payment of compensation, other than statutory compensation. Directors’ Emoluments Details of the remuneration of the Directors are set out in note 26 to the Financial Statements. None of the Directors waived or agreed to waive any emoluments during the year ended 31 December 2014. Directors’ Interests in Contracts and Competing Businesses To the knowledge of the Board, there is no contract of significance in relation to the Group’s business subsisting at the end of the year or during the year ended 31 December 2014 in which the Group was a party and in which a Director, was materially interested. To the knowledge of the Board, none of our Directors had any interest in any business in Macau which competed with our Company’s business during the year ended 31 December 2014. CONNECTED TRANSACTIONS During the year ended 31 December 2014, the Group engaged in certain transactions with Wynn Resorts, Limited (its controlling shareholder) and Wynn Resorts, Limited’s subsidiaries (excluding the Group) (together, the “WRL Group”) which constitute connected transactions under the Listing Rules. Wynn Resorts, Limited is considered a “connected person” under the Listing Rules by virtue of it being the holding company (an “associate” as defined in the Listing Rules) of WM Cayman Holdings Limited I (which, holding more than 10% of the Company’s share capital, is a substantial shareholder and “connected person” of the Group). Pursuant to the Listing Rules, any member of the WRL Group is also considered an “associate” of WM Cayman Holdings Limited I and a “connected person” of the Group. Any transaction between the Group and the WRL Group is accordingly a connected transaction.

42 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) During the year ended 31 December 2014, the following non-exempt connected transactions were in effect between the Group and the WRL Group, such transactions being subject to disclosure requirements (including disclosure in this Annual Report) under the Listing Rules: Worldwide Wynn Employment Framework Agreements Nature and purpose of transaction. On 19 September 2009, the Company and WRM each entered into an employment framework agreement with Worldwide Wynn, a wholly owned subsidiary of Wynn Resorts, Limited, under which Worldwide Wynn provides certain U.S. residents based in or to be based in Macau (“U.S. Resident Staff”) to the Group through secondment arrangements. The U.S. Resident Staff have formal employment arrangements with the Group through the secondment arrangements. The secondment arrangements were put in place to ensure that each U.S. Resident Staff is, in addition to the provision of his or her services to the Group, employed by a U.S.- incorporated entity in order to allow such person to continue to enjoy certain benefits relating to pension, personal income tax and health and life insurance. The secondment arrangements benefit the Group by allowing the Group to attract and retain U.S. Resident Staff. Pricing. Under the employment framework agreements, Worldwide Wynn is to be reimbursed for the cost of the secondments (including salaries and benefits of the seconded employee) and is entitled to receive a fee of 5% of the aggregate cost of the secondment of the employee during the secondment period, for its role in the arrangement. Approximately HK$133.8 million was charged to the Group by Worldwide Wynn under this arrangement during the year ended 31 December 2014. Term. The employment framework agreements had an initial term which expired on 31 December 2011 and were automatically extended for a subsequent period of three years from 1 January 2012 to 31 December 2014. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreements are automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 4 December 2014 the renewal of these agreements for a further term of three years from 1 January 2015 to 31 December 2017 and the respective annual caps set for the years ending 31 December 2015, 2016 and 2017.

43Annual Report 2014 Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Marketing and Secondment Services Framework Agreements Nature and purpose of transaction. On 19 September 2009, the Company and WRM each entered into a marketing and secondment service framework agreement with WIML, an affiliate of Wynn Resorts, Limited. Pursuant to the agreements, WIML will (1) provide, directly and through its authorized agents, marketing services to WRM, including the development, implementation and operation of an international promotional and marketing plan for WRM’s casino resorts, and (2) provide certain non-Macau residents based in or to be based in Macau (“Foreign Resident Staff”) to the Group through secondment arrangements. Marketing efforts conducted through a uniform marketing plan for all casino resorts bearing the “WYNN” brand name ensure that a consistent image and style is and will be adopted globally. The secondment arrangements were put in place to ensure that each Foreign Resident Staff is, in addition to the provision of his or her services to the Group, employed by an appropriate offshore entity in order to allow such person to continue to enjoy certain benefits relating to pension, personal income tax and health and life insurance. Pricing. Under the marketing and secondment service framework agreements, the fee for the services provided by WIML is based on a cost and expense reimbursement basis plus a fee of 5% of the aggregate costs and expenses incurred by WIML in the performance of its services. Approximately HK$43.2 million was charged to the Group by WIML under this arrangement during the year ended 31 December 2014. Term. The marketing and secondment services framework agreements had an initial term which expired on 31 December 2011 and were automatically extended for a subsequent period of three years from 1 January 2012 to 31 December 2014. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreements are automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 4 December 2014 the renewal of these agreements for a further term of three years from 1 January 2015 to 31 December 2017 and the respective annual caps set for the years ending 31 December 2015, 2016 and 2017.

44 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Design Services Framework Agreement Nature and purpose of transaction. On 19 September 2009, WRM entered into a design services framework agreement with Wynn Design & Development, a subsidiary of Wynn Resorts, Limited, under which Wynn Design & Development would provide certain design services for WRM’s projects in Macau, including the development, design and construction oversight of Wynn Palace and entertainment and renovation works at Wynn Macau and Encore. Pricing. Under the design services framework agreement, the fee for the services provided by Wynn Design & Development is based on a cost and expense reimbursement basis incurred by Wynn Design & Development for the provision of its service. Approximately HK$128.5 million was charged to WRM by Wynn Design & Development under this arrangement during the year ended 31 December 2014. Term. The design services framework agreement had an initial term which expired on 31 December 2011 and was automatically extended for a subsequent period of three years from 1 January 2012 to 31 December 2014. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreement is automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 4 December 2014 the renewal of the agreement for a further term of three years from 1 January 2015 to 31 December 2017 and the respective annual caps set for the years ending 31 December 2015, 2016 and 2017.

45Annual Report 2014 Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Corporate Allocation Agreements Nature and purpose of transaction. On 19 September 2009, the Company and WRM entered into a corporate allocation agreement and an amended and restated corporate allocation agreement, respectively, with Wynn Resorts, Limited. Under the respective agreements, Wynn Resorts, Limited: (1) provides the Company and WRM with access to its employees in a number of non- gaming departments, including corporate treasury, legal, financial accounting and audit, corporate risk management and information systems, for the purposes of ensuring that the Company and WRM each complies with the reporting, legal, tax, accounting and disclosure requirements that are applicable to NASDAQ-listed Wynn Resorts, Limited and Wynn Resorts, Limited’s subsidiaries (including the Group), and (2) allows the Company and WRM to use aircraft assets owned by Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group). Similarly, the Company and WRM had reciprocal arrangements to allow Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group) to use any aircraft assets that they could own in the future and to have access to the services of any of its respective employees provided that such services do not materially interfere with such employee’s obligations to and responsibilities with the Group. No aircraft assets are currently owned by the Company or WRM. Pricing. Under the corporate allocation agreements, the annual fee for the services (other than for the use of the aircraft assets) provided by Wynn Resorts, Limited is based on an allocation of the actual proportion of Wynn Resorts, Limited’s annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of the services, and in any event, such annual fee shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts, Limited during any financial year. For services provided by employees of the Company and WRM, Wynn Resorts, Limited shall pay for the services based on a cost (including salaries and benefits for such employees during the period when such services are being rendered) and expense reimbursement basis. Approximately HK$178.4 million was charged to WRM by Wynn Resorts, Limited during the year ended 31 December 2014 for Wynn Resorts, Limited’s services. Approximately HK$7.5 million was charged to the Group by Wynn Resorts, Limited during the year ended 31 December 2014 for the use of aircraft assets. For the same periods, Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group) did not require WRM’s services under the reciprocal arrangement.

46 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Corporate Allocation Agreements (continued) Term. The corporate allocation agreements entered into by each of the Company and WRM with Wynn Resorts, Limited expire on 31 December 2017. A waiver from the announcement requirements, as required under the Listing Rules, for the initial term of the agreements, which will expire on 31 December 2017 has been granted by the Hong Kong Stock Exchange. Subject to compliance with Listing Rules requirements or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, each agreement is automatically renewed for a three-year term (or such other period permitted under the Listing Rules). Intellectual Property License Agreements Nature and purpose of transaction. On 19 September 2009, the Company and WRM entered into an intellectual property license agreement and an amended and restated intellectual property license agreement, respectively, with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC, a subsidiary of Wynn Resorts, Limited. Under the respective agreements, Wynn Resorts, Limited and Wynn Resorts Holdings, LLC grant the Company and WRM the license to use certain intellectual property, including certain trademarks, domain names, “WYNN” related trademarks, copyrights and service marks in connection with a variety of goods and services. These marks include “WYNN MACAU”, “ENCORE” and “WYNN PALACE” as well as trademarks of the Chinese characters representing “WYNN.” Pricing. Under the intellectual property license agreements, the license fee payable to Wynn Resorts Holdings, LLC equals the greater of (1) 3% of the intellectual property gross monthly revenues, or (2) US$1.5 million (approximately HK$11.6 million) per month. License fees payable to Wynn Resorts Holdings, LLC were calculated based on 3% of intellectual property gross monthly revenues given such revenues justified payments in excess of US$1.5 million (approximately HK$11.6 million) per month. Gross revenues for the year ended 31 December 2014 were HK$38.3 billion and approximately HK$1,148.0 million was charged by Wynn Resorts, Limited to WRM under this arrangement during the year ended 31 December 2014.

47Annual Report 2014 Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Intellectual Property License Agreements (continued) Term. The intellectual property license agreements entered into by each of the Company and WRM with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC have a perpetual term but may be terminated in the following circumstances: (1) Wynn Resorts, Limited ceases to hold or have the right to exercise more than 50% of the voting rights to the Shares in the Company or WRM; (2) there is a material breach of, or non-compliance with the terms of, the relevant intellectual property license agreement by the Company, WRM or any relevant members of the Group that are authorized to use the licensed intellectual property rights (“Relevant Subsidiaries”); or (3) (I)(i) there is a suspension or revocation of privileged gaming licenses issued by governmental authorities, or (ii) Wynn Resorts Holdings, LLC, in good faith, deems that the acts of the Company, WRM or any Relevant Subsidiary jeopardizes any such privileged gaming licenses or gaming business activities of Wynn Resorts, Limited, Wynn Resorts Holdings, LLC or its affiliates (in each case, a “Relevant Event”); and (II) the Relevant Event continues for 30 consecutive days after written notice of the occurrence of the Relevant Event has been provided to the Company, WRM or the Relevant Subsidiaries, as the case may be. Prior written consent of the Company, WRM or the Relevant Subsidiaries, as the case may be, is required if Wynn Resorts, Limited or Wynn Resorts Holdings, LLC seeks to terminate any agreement that grants Wynn Resorts Holdings, LLC the intellectual property rights. A waiver from the announcement and independent shareholders’ approval requirements, as required under the Listing Rules, for the initial term of the agreements, which will expire on 26 June 2022 has been granted by the Hong Kong Stock Exchange.

48 Wynn Macau, Limited

Report of the Directors

CONNECTED TRANSACTIONS (CONTINUED)

Summary

The aggregate amount paid by the Group during the year ended 31 December 2014, the annual caps for the year ended 31 December 2014, and the annual caps for the year ending 31 December 2015, and where applicable, each year ends up to 2017, in respect of the discloseable continuing connected transactions are set out in detail below.

Annual Cap Tables

Discloseable continuing connected transactions	Aggregate amount paid to counter party for the year ended 31 December 2014		Annual Cap for the year ended 31 December 2014		Annual Cap for the year ended 31 December[1] 2015		2016		2017	
	HK$	US$	HK$	US$	HK$	US$	HK$	US$	HK$	US$
					(in millions)					
1. Worldwide Wynn Employment Framework Agreements	133.8	17.3	177.2	22.8	250.9	32.3	246.5	31.8	254.7	32.8
2. Marketing and Secondment Services Framework Agreements	43.2	5.6	70.5	9.1	52.1	6.7	55.8	7.2	59.8	7.7
3. Design Services Framework Agreement	128.5	16.6	156.0	20.0	187.4	24.1	177.7	22.9	171.9	22.1

Note:

(1) The applicable annual cap will be the higher of the US$ limit and the HK$ limit.

Annual Report 2014 | 49

Report of the Directors

CONNECTED TRANSACTIONS (CONTINUED)

Summary (continued)

Annual Cap Tables (continued)

Discloseable continuing connected transactions	Aggregate amount paid to counter party for the year ended 31 December 2014		Annual Cap for the year ended 31 December 2014		Annual Cap for the year ending 31 December[1]					
					2015		2016		2017	
	HK$	US$	HK$	US$	HK$	US$	HK$	US$	HK$	US$
					(in millions)					
4. Corporate Allocation Agreements										
* Wynn Resorts, Limited providing the services to us	**185.9**	**24.0**	**228.3**	**29.5**	245.4	31.7	263.8	34.0	276.8	35.7
* Our Group providing the services to Wynn Resorts, Limited	—	—	**18.6**	**2.4**	18.6	2.4	18.6	2.4	18.6	2.4
5. Intellectual Property License Agreements	1,148.0	148.0	The higher of (1) 3% of the intellectual property gross monthly revenues; or (2) US$1.5 million per month.							

Note:

(1) The applicable annual cap will be the higher of the US$ limit and the HK$ limit.

50 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Summary (continued) Annual Cap Tables (continued) Under Chapter 14A of the Listing Rules, the above transactions constitute non-exempt continuing connected transactions of the Group and require disclosure in the annual report of the Company. Ernst & Young, the Company’s auditors, were engaged to report on the Group’s continuing connected transactions in accordance with Hong Kong Standard on Assurance Engagements 3000 Assurance Engagements Other Than Audits or Reviews of Historical Financial Information and with reference to Practice Note 740 Auditor’s Letter on Continuing Connected Transactions under the Hong Kong Listing Rules issued by the Hong Kong Institute of Certified Public Accountants. Ernst & Young have issued their unqualified letter containing their findings and conclusions in respect of the continuing connected transactions disclosed above by the Group in accordance with Rule 14A.56 of the Listing Rules. A copy of the auditors’ letter has been provided by the Company to the Hong Kong Stock Exchange. In addition, all of the non-exempted continuing connected transactions of the Company disclosed herein constitute related party transactions set out in note 28 to the Financial Statements. The independent non-executive Directors of the Company have reviewed these transactions and the independent auditors’ report and confirmed that the non-exempt continuing connected transactions have been entered into: (a) in the ordinary and usual course of business of the Company; (b) on normal commercial terms or better; and (c) according to the relevant agreement on terms that are fair and reasonable and in the interests of the Shareholders of the Company as a whole. The Directors confirm that the Company has complied with the requirements of Chapter 14A of the Listing Rules in respect of all of its continuing connected transactions.

51Annual Report 2014 Report of the Directors MANAGEMENT CONTRACTS No contracts concerning the management and administration of the whole or any substantial part of the business of the Company were entered into or existed for the year ended 31 December 2014. MAJOR CLIENTS AND SUPPLIERS Our clients are individual players and our five largest clients, together, generate substantially less than 30% of the Group’s total operating revenues for the year ended 31 December 2014. We depend on our suppliers to provide us with products and services such as security and surveillance systems, retail goods, gaming equipment and accessories, ferry tickets, food and beverage products and construction and other administrative services. In 2014, our five largest suppliers were Leighton Contractors (Asia) Limited, Companhia de Electricidade de Macau — CEM, Rolex (Hong Kong) Limited, Doppelmayr Seibahnen GmbH and East Asia Airlines Ltd which accounted for approximately 74%, 2%, 2%, 1% and 1% of our total purchases, respectively. Save as disclosed above, to the knowledge of the Board, none of our Directors, their respective associates or any of our Shareholders (which to the knowledge of the Directors own more than 5% of the Company’s issued share capital) had any material interest in any of our top five suppliers or single largest supplier in 2014.

52 Wynn Macau, Limited Report of the Directors DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION As at 31 December 2014, the interests and short positions of each Director and the chief executive of the Company (being Mr. Stephen A. Wynn) in the Shares, underlying Shares and debentures of the Company or any of its associated corporations within the meaning of Part XV of the SFO which (a) were required to be notified to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which the Director or chief executive is taken or deemed to have under such provisions of the SFO); (b) were required, pursuant to section 352 of the SFO, to be entered in the register maintained by the Company referred to therein; (c) were required, pursuant to the Model Code contained in the Listing Rules, to be notified to the Company and the Hong Kong Stock Exchange; or (d) were disclosed according to the knowledge of the Directors were as follows: (a) Interests in the Company Name of Director Personal Interest Family Interest Corporate Interest Other Interest Total Number of Shares Approximate Percentage of Shareholding Allan Zeman 901,000 (Long Position) (Note 1) — — — 901,000 (Long Position) (Note 1) — Nicholas Sallnow-Smith — 10,000 (Long Position) (Note 2) — 276,000 (Long Position) (Note 2) 286,000 (Long Position) (Note 2) 0.01% 625,000 (Long Position) (Note 2) — — — 625,000 (Long Position) (Note 2) — Bruce Rockowitz 238,000 (Long Position) (Note 3) — — — 238,000 (Long Position) (Note 3) 0.00% 663,000 (Long Position) (Note 3) — — — 663,000 (Long Position) (Note 3) — Jeffrey Kin-fung Lam 901,000 (Long Position) (Note 4) — — — 901,000 (Long Position) (Note 4) —

53Annual Report 2014 Report of the Directors DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED) (a) Interests in the Company (continued) Notes: (1) Pursuant to the Company’s share option scheme, Dr. Allan Zeman holds share options for 901,000 Shares, of which share options for 426,000 Shares have vested as at 31 March 2015. (2) Mr. Nicholas Sallnow-Smith is deemed to hold 276,000 Shares jointly with his spouse, Ms. Lora Sallnow-Smith. Ms. Lora Sallnow-Smith was interested in 10,000 Shares. Mr. Sallnow-Smith is deemed to be interested in the 10,000 Shares held by his spouse under the SFO. Pursuant to the Company’s share option scheme, Mr. Sallnow- Smith holds share options for 625,000 Shares, of which share options for 150,000 Shares have vested as at 31 March 2015. (3) Mr. Bruce Rockowitz holds 238,000 Shares in his personal capacity. Pursuant to the Company’s share option scheme, Mr. Rockowitz holds share options for 663,000 Shares, of which share options for 188,000 Shares have vested as at 31 March 2015. (4) Pursuant to the Company’s share option scheme, Mr. Jeffrey Kin-fung Lam holds share options for 901,000 Shares, of which share options for 426,000 Shares have vested as at 31 March 2015.

54 Wynn Macau, Limited

Report of the Directors

DIRECTORS' AND CHIEF EXECUTIVE'S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED)

(b) Interests in associated corporation — Wynn Resorts, Limited

Name of Director	Personal Interest	Family Interest	Corporate Interest	Other Interest	Total Number of Shares Interested	Approximate Percentage of Shareholding
Stephen A. Wynn	10,026,708 (Long Position) (Note 1)	10,500 (Long Position) (Note 1)	—	—	10,037,208 (Long Position) (Note 1)	9.89%
Gamal Aziz	100,000 (Long Position) (Note 2)	—	—	—	100,000 (Long Position) (Note 2)	0.10%
Linda Chen	100,000 (Long Position) (Note 3)	—	—	—	100,000 (Long Position) (Note 3)	0.10%
	365,000 (Long Position) (Note 3)	—	—	—	365,000 (Long Position) (Note 3)	—
Ian Michael Coughlan	10,000 (Long Position) (Note 4)	—	—	—	10,000 (Long Position) (Note 4)	0.01%
	50,000 (Long Position) (Note 4)	—	—	—	50,000 (Long Position) (Note 4)	—
Matthew O. Maddox	86,872 (Long Position) (Note 5)	—	—	—	86,872 (Long Position) (Note 5)	0.09%
	325,000 (Long Position) (Note 5)	—	—	—	325,000 (Long Position) (Note 5)	—

Notes:

(1) Mr. Stephen A. Wynn holds 10,026,708 shares in the common stock of Wynn Resorts, Limited ("WRL Shares"). Mr. Wynn's spouse was interested in 10,500 WRL Shares. Mr. Wynn has disclaimed his interest in these shares but is deemed to be interested in them under the SFO. On 16 January 2015, Mr. Wynn was granted 67,727 vested WRL Shares under a stock incentive plan of Wynn Resorts, Limited (the "WRL Omnibus Plan") and disposed of 28,412 vested WRL Shares.

(2) Pursuant to the WRL Omnibus Plan, Mr. Gamal Aziz held 100,000 non-vested WRL Shares. On 21 January 2015, 20,000 of these Shares vested. On 16 January 2015, Mr. Aziz was granted 10,159 vested WRL Shares under the WRL Omnibus Plan and disposed of 4,262 vested WRL Shares.

55Annual Report 2014 Report of the Directors DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED) (b) Interests in associated corporation — Wynn Resorts, Limited (continued) (3) Pursuant to the WRL Omnibus Plan, Ms. Linda Chen holds (i) 100,000 non-vested WRL Shares; and (ii) 365,000 stock options for WRL Shares, of which share options for 40,000 WRL shares have vested. On 16 January 2015, Ms. Chen was granted 10,159 vested WRL Shares under the WRL Omnibus Plan and disposed of 4,262 vested WRL Shares. (4) Pursuant to the WRL Omnibus Plan, Mr. Ian Michael Coughlan holds (i) 10,000 WRL Shares; and (ii) vested stock options for 50,000 WRL Shares. On 16 January 2015, Mr. Coughlan was granted 6,264 vested WRL Shares under the WRL Omnibus Plan. (5) Pursuant to the WRL Omnibus Plan, Mr. Matthew O. Maddox holds (i) 36,872 WRL Shares; (ii) 50,000 non-vested WRL Shares; and (iii) 325,000 unvested stock options for WRL Shares. On 16 January 2015, Mr. Maddox was granted 10,159 vested WRL Shares under the WRL Omnibus Plan and disposed of 4,262 vested WRL Shares. SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY As at 31 December 2014, the Company had been notified of the following substantial shareholders’ interests and short positions in the Shares and underlying Shares of the Company, which have been recorded in the register of substantial shareholders required to be kept by the Company pursuant to section 336 of Part XV of the SFO. These interests are in addition to those disclosed above in respect of the Directors and chief executives of the Company. Shares of HK$0.001 each in the Company Name Capacity/Nature of Interest Number of Shares Percentage of the issued share capital of the Company WM Cayman Holdings Limited I (Note 1) Beneficial interest 3,750,000,000 (Long Position) 72.18% Wynn Group Asia, Inc. (Note 1) Interest of a controlled corporation 3,750,000,000 (Long Position) 72.18% Wynn Resorts, Limited (Note 1) Interest of a controlled corporation 3,750,000,000 (Long Position) 72.18% JPMorgan Chase & Co. (Note 2 and 3) Beneficial interest, Investment manager, Trustee and Custodian corporation/approved lending agent 313,829,148 (Long Position) 6.04% Beneficial interest 4,320,431 (Short Position) 0.08% Custodian corporation/ approved lending agent 120,268,742 (Lending Pool) 2.31%

56 Wynn Macau, Limited Report of the Directors SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY (CONTINUED) Notes: (1) WM Cayman Holdings Limited I is a wholly owned subsidiary of Wynn Group Asia, Inc., which in turn is wholly owned by Wynn Resorts, Limited. Therefore Wynn Group Asia, Inc. and Wynn Resorts, Limited are deemed or taken to be interested in 3,750,000,000 shares which are beneficially owned by WM Cayman Holdings Limited I. (2) JPMorgan Chase & Co., through its various controlled corporations, had long positions in 313,829,148 Shares, of which (i) 16,246,746 Shares were held in the capacity as beneficial owner, (ii) 177,313,550 Shares were held in the capacity as investment manager, (iii) 110 Shares were held in the capacity as trustee, and (iv) 120,268,742 Shares were held in the capacity as custodian corporation/approved lending agent in the lending pool. Included in the long position, JPMorgan Chase & Co., through its various controlled corporations, had physically settled listed derivatives relating to 1,161,980 Shares, cash settled listed derivatives relating to 47,200 Shares, physically settled unlisted derivatives relating to 1,105,170 Shares and cash settled unlisted derivatives relating to 3,805,000 Shares. (3) JPMorgan Chase & Co. through its various controlled corporations had short positions in 4,320,431 Shares, including in cash settled listed derivatives relating to 968,000 Shares, physically settled unlisted derivatives relating to 1,000,000 Shares and cash settled unlisted derivatives relating to 326,800 Shares. Save as disclosed above, according to the register kept by the Company under Section 336 of the SFO, there was no other person who had a substantial interest or short positions in the Shares or underlying Shares of the Company as at 31 December 2014. REMUNERATION POLICY As at 31 December 2014, the Group had approximately 7,200 full-time equivalent employees. Employees of the Group are selected, remunerated and promoted on the basis of their merit, qualifications, competence and contribution to the Group. Compensation of key executives of the Group is determined by the Company’s remuneration committee which reviews and determines executives’ compensation based on the Group’s performance and the executives’ respective contributions to the Group. The Company also has a provident fund set up for its employees and a share options scheme. Further details on the Company’s share options scheme are set out below.

57Annual Report 2014 Report of the Directors EMPLOYEE OWNERSHIP SCHEME On 30 June 2014, the Company adopted the employee ownership scheme with the purpose of aligning the employees’ interests with those of the Group, and encouraging and retaining them to make contributions to the long-term growth and profits of the Group. The resolutions to, among other things, approve and adopt the employee ownership scheme and grant an employee ownership scheme mandate to the Directors of the Company to allot, issue, procure the transfer of and otherwise deal with up to 50,000,000 Shares in connection with the employee ownership scheme during the Relevant Period (as defined in the Company’s circular dated 9 April 2014) were passed at the Company’s annual general meeting in May 2014. Shares will be acquired by an independent trustee at the cost of the Company or shares will be allotted to the independent trustee under the employee ownership scheme mandate granted or to be granted by the shareholders of the Company at general meetings from time to time and be held in trust for the awarded persons (“Selected Participant”), other than a connected person of the Company or an associate of a connected person of the Company, until the end of each vesting period. A summary of the terms of the employee ownership scheme is set out below: Maximum Entitlement of Participant The total number of non-vested shares granted to a Selected Participant under the employee ownership scheme shall not exceed 0.5% of the total number of issued Shares from time to time. Duration and Termination It shall be valid and effective unless and until being terminated on the earlier of: (i) the 10th anniversary date of the adoption date of the scheme (the “Award Period”); and (ii) such date of early termination as determined by the Board provided that such termination does not affect any subsisting rights of any Selected Participant. Operation The Board shall select any Eligible Person to be a Selected Participant and grant non-vested shares during the Award Period. The Company shall, as soon as reasonably practicable from the grant date, for the purposes of satisfying the grant of Awards, issue and allot Shares to the Trustee and/ or transfer to the Trust the necessary funds and instruct the Trustee to acquire Shares through on- market transactions at the prevailing market price.

58 Wynn Macau, Limited Report of the Directors EMPLOYEE OWNERSHIP SCHEME (CONTINUED) Restrictions No award may be made to the Selected Participants and no direction or recommendation shall be given to the Trustee with respect to a grant of an Award under the employee ownership scheme: (i) where any director of the Company is in possession of unpublished inside information in relation to the Company or where dealings by directors of the Company are prohibited under any code or requirement of the Listing Rules or any applicable laws, rules or regulations; (ii) during the period of 60 days immediately preceding the publication date of the annual results or, if shorter, the period from the end of the relevant financial year up to the publication date of the results; and (iii) during the period of 30 days immediately preceding the publication date of the half-year results or, if shorter, the period from the end of the relevant half-year period up to the publication date of the results. Vesting and Lapse The Award to be vested is subject to vesting criteria and conditions or periods to be determined by the Board from time to time, subject to all applicable law. In the event a Selected Participant ceases to be an Eligible Person on or prior to the relevant vesting date and the Award in respect of the relevant vesting date shall lapse or be forfeited pursuant to the employee ownership scheme, such Award shall not vest on the relevant vesting date and the Selected Participant shall have no claims against the Company or the Trustee, unless the Board determines otherwise at its absolute discretion. Voting Rights The Trustee shall not exercise the voting rights in respect of any Shares held under the Trust (including but not limited to the Award Shares, the returned shares, any bonus Shares and any scrip Shares). 2014 Share Awards Grants As at 31 December 2014, the Company had granted a total of 8,019,000 non-vested Shares under the employee ownership scheme, of which 7,511,000 new Shares were issued under the employee ownership scheme mandate to satisfy the awards granted under the employee ownership scheme. The remaining awards were satisfied by the Trustee acquiring Shares on-market or by returned shares. On 5 January 2015, the Company granted a total of 203,000 non-vested Shares to Eligible Persons under the employee ownership scheme. The awards were satisfied by the Trustee acquiring Shares on-market or by returned shares. Other details of the scheme are disclosed in note 24 to the Financial Statements.

59Annual Report 2014 Report of the Directors SHARE OPTION SCHEME The Company approved the adoption of a share option scheme on 16 September 2009 with its implementation conditional on the Company’s Listing on the Hong Kong Stock Exchange. The purpose of the share option scheme is to reward participants, which may include Directors and employees of the Group, who have contributed to the Group and to encourage them to work towards enhancing the value of the Company and its Shares for the benefit of the Company and its Shareholders as a whole. The options granted under the share option scheme do not give immediate ownership of the underlying Shares as they require payment of a subscription price which is based on the then prevailing market price of the Shares. During the year ended 31 December 2014, share options for a total of 644,000 Shares were granted (2013: 800,000 Shares). A summary of the terms of the share option scheme is set out below: Number of Shares Available for Issue under the Share Option Scheme Under the rules of the share option scheme, the maximum number of Shares which can be issued upon exercise of all options granted under the share option scheme and of the Company shall not, in the absence of shareholders’ approval, in aggregate exceed 10% in nominal amount of the aggregate of Shares in issue on the date of the listing of the Shares on the Hong Kong Stock Exchange (the “Scheme Mandate Limit”); and the Scheme Mandate Limit may be renewed subject to Shareholders’ approval. A maximum of 518.75 million shares have been reserved for issuance under the share option scheme as at the date of this Annual Report. Maximum Entitlement of Participant The maximum number of Shares issued and to be issued upon exercise of the share options granted to each participant under the share option scheme (including both exercised and outstanding share options) in any 12-month period shall not (when aggregated with any Shares subject to share options granted during such period under any other share option schemes of the Company other than those share options granted pursuant to specific approval by the Shareholders in a general meeting) exceed one percent of the Shares in issue for the time being. Where any further grant of share options to a participant would result in the Shares issued and to be issued upon exercise of all share options granted and to be granted to such person (including exercised, cancelled and outstanding share options) in the 12-month period up to and including the date of such further grant representing in aggregate over one percent of the Shares in issue, such further grant must be separately approved by Shareholders in general meeting with such participant and his associates abstaining from voting.

60 Wynn Macau, Limited Report of the Directors SHARE OPTION SCHEME (CONTINUED) Exercise Period Subject to any restrictions applicable under the Listing Rules and notwithstanding the terms of grant thereof, a share option may be exercised by the grantee in accordance with the terms of the share option scheme at any time during the period to be determined and notified by the Board to each grantee at the time of making an offer of the grant of a share option which shall not expire later than 10 years from the date on which it is granted. The minimum period in which a share option must be held before it can be exercised is determined and notified by the Board to each grantee. Payment on Acceptance of Share Option An amount of HK$1.00 must be paid as consideration for the grant of a share option and such payment must be made within 28 days from the date the share option grant offer is made by the Board. Determination of Exercise Price The exercise price is determined by the Board in its absolute discretion but in any event shall not be less than the higher of: (i) the closing price of the Shares as stated in the daily quotations sheets issued by the Hong Kong Stock Exchange on the date of the granting of the share option which must be a business day in Hong Kong; (ii) the average closing price of the Shares as stated in the daily quotations sheets issued by the Hong Kong Stock Exchange for the five business days immediately preceding the date of the granting of the share option; and (iii) the nominal value of the Shares. Life of the Share Option Scheme The Company’s share option scheme is effective for a period of 10 years from 16 September 2009.

61Annual Report 2014 Report of the Directors SHARE OPTION SCHEME (CONTINUED) 2014 Share Option Grants The following table discloses movements in the Company’s share options outstanding during the year ended 31 December 2014. Other details of the scheme are disclosed in note 24 to the Financial Statements. Number of share options Name of Director Date of grant of share options(1) At 1 January 2014 Granted during the year(2) Exercised during the year(3) Expired/ lapsed/ canceled during the year At 31 December 2014 Exercise period of share options Exercise price of share options per Share (HK$) Dr. Allan Zeman 25 March 2010 250,000 — — — 250,000 25 March 2011 to 24 March 2020 10.92 17 May 2011 100,000 — — — 100,000 17 May 2012 to 16 May 2021 25.96 5 June 2012 190,000 — — — 190,000 5 June 2013 to 4 June 2022 19.04 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 — 161,000 — — 161,000 15 May 2015 to 14 May 2024 31.05 Mr. Nicholas Sallnow-Smith 25 March 2010 250,000 — (200,000) — 50,000 25 March 2011 to 24 March 2020 10.92 17 May 2011 100,000 — — — 100,000 17 May 2012 to 16 May 2021 25.96 5 June 2012 190,000 — (76,000) — 114,000 5 June 2013 to 4 June 2022 19.04 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 — 161,000 — — 161,000 15 May 2015 to 14 May 2024 31.05

62 Wynn Macau, Limited Report of the Directors SHARE OPTION SCHEME (CONTINUED) 2014 Share Option Grants (continued) Number of share options Name of Director Date of grant of share options(1) At 1 January 2014 Granted during the year(2) Exercised during the year(3) Expired/ lapsed/ canceled during the year At 31 December 2014 Exercise period of share options Exercise price of share options per Share (HK$) Mr. Bruce Rockowitz 25 March 2010 200,000 — (150,000) — 50,000 25 March 2011 to 24 March 2020 10.92 17 May 2011 100,000 — — — 100,000 17 May 2012 to 16 May 2021 25.96 5 June 2012 190,000 — (38,000) — 152,000 5 June 2013 to 4 June 2022 19.04 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 — 161,000 — — 161,000 15 May 2015 to 14 May 2024 31.05 Mr. Jeffrey Kin-fung Lam 25 March 2010 250,000 — — — 250,000 25 March 2011 to 24 March 2020 10.92 17 May 2011 100,000 — — — 100,000 17 May 2012 to 16 May 2021 25.96 5 June 2012 190,000 — — — 190,000 5 June 2013 to 4 June 2022 19.04 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 — 161,000 — — 161,000 15 May 2015 to 14 May 2024 31.05 Total 2,910,000 644,000 (464,000) — 3,090,000 The vesting periods of the above share options are 20% vesting on each of the anniversary date of the date of grant.

63Annual Report 2014 Report of the Directors SHARE OPTION SCHEME (CONTINUED) 2014 Share Option Grants (continued) Notes: (1) Share options granted pursuant to the Company’s share option scheme. (2) The closing price of the Company’s Shares immediately before the date on which the options were granted during the year was HK$30.70. (3) The weighted average closing price of the Company’s Shares immediately before the dates on which the options were exercised during the year was HK$30.90. PURCHASE, SALE OR REDEMPTION OF THE COMPANY’S LISTED SECURITIES There have been no convertible securities issued or granted by the Group, no exercise of any conversion or subscription rights, nor any purchase, sale or redemption by the Group of its listed Shares during the year ended 31 December 2014. SUFFICIENCY OF PUBLIC FLOAT Based on the information available to the Company and within the knowledge of the Directors, as at the date of this Annual Report, the Company maintained the prescribed public float under the Listing Rules. PRE-EMPTIVE RIGHTS There are no provisions for pre-emptive rights under the laws of the Cayman Islands or under the Company’s articles of association that require the Company to offer new Shares on a pro-rata basis to its existing Shareholders. AUDITORS Our external auditors, Ernst & Young, will retire and a resolution for their reappointment as auditors of the Company will be proposed at the forthcoming annual general meeting of the Company. LITIGATION The Group did not have any material litigation outstanding as at 31 December 2014.

64 Wynn Macau, Limited Report of the Directors CONTINUING DISCLOSURE PURSUANT TO LISTING RULES 13.18 AND 13.21 Under the terms of the Wynn Macau Credit Facilities, it is an event of default if Wynn Resorts, Limited, the Company’s Controlling Shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness under the senior secured credit facilities. In addition, the terms of the WML 2021 Notes and the WML 2021 Additional Notes contain a change of control provision that would, if triggered, give rise to a right in favor of the holders of the WML 2021 Notes and the WML 2021 Additional Notes to require the Company to repurchase such notes. The circumstances that will constitute a change of control include: (1) the consummation of any transaction that results in any party other than Mr. Stephen A. Wynn and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of WRL; (2) the first day on which a majority of the members of the board of directors of either the Company or WRL are not directors who were on the board at the date of issuance of the WML 2021 Notes and WML 2021 Additional Notes, or directors who were nominated, elected, or appointed by a majority of the directors who were on the board at the date of issuance of the WML 2021 Notes and WML 2021 Additional Notes; (3) the first day on which WRL ceases to own, directly or indirectly, a majority of the outstanding issued share capital (including warrants, options or other rights convertible into share capital) of the Company; and (4) WRL consolidates with, or merges with or into, any other party or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any party, or any party consolidates with, or merges with or into, WRL in any such event pursuant to a transaction in which any of the outstanding voting stock of WRL is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of WRL outstanding immediately prior to such transaction is converted into or exchanged for voting stock that results in WRL holding a majority of the voting stock of the transferee or surviving party. Save as disclosed above, our Company does not have any other disclosure obligations under Rules 13.18 and 13.21 of the Listing Rules.

65Annual Report 2014 Report of the Directors COOPERATION WITH THE CCAC In July 2014, the Company was contacted by the Commission Against Corruption of Macau (the “CCAC”) requesting certain information related to the Company’s land in the Cotai area of Macau. The Company is cooperating with the CCAC’s request. CHANGES IN INFORMATION OF DIRECTORS Pursuant to Rule 13.51(B)(1) of the Listing Rules, the changes in information of Directors of the Company are set out below: (a) Mr. Jeffrey Kin-fung Lam, an independent non-executive Director of the Company, ended his appointment as a member of the board of West Kowloon Cultural District Authority on 22 October 2014. On behalf of the Board Stephen A. Wynn Chairman Hong Kong, 31 March 2015

66 Wynn Macau, Limited Corporate Governance Report CORPORATE GOVERNANCE PRACTICES The Company is dedicated to maintaining and ensuring high standards of corporate governance practices and the corporate governance principles of the Company are adopted in the best interest of the Company and its Shareholders. The Company’s corporate governance practices are based on the principles, code provisions and certain recommended best practices as set out in the Code. The Company has complied with the code provisions in the Code for the year ended 31 December 2014, except for the following deviation from code provision A.2.1 of the Code. Mr. Stephen A. Wynn as our Chairman and Chief Executive Officer Under code provision A.2.1 of the Code, the roles of chairman and chief executive officer should be separate and should not be performed by the same individual. The Company does not at present separate the roles of the chairman and chief executive officer. Mr. Wynn, the founder of the Company and Wynn Macau, serves as the Chairman and Chief Executive Officer of the Company. The Board has determined that the combination of these roles held singularly by Mr. Wynn is in the best interest of the Company and all Shareholders. The Board believes that the issue of whether to combine or separate the offices of Chairman of the Board and Chief Executive Officer is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination whether to combine or separate the roles based upon the circumstances. The Board has given careful consideration to separating the roles of Chairman and Chief Executive Officer and has determined that the Company and its Shareholders are best served by the current structure. Mr. Wynn’s combined role promotes unified leadership and direction for the Board and executive management and allows for a single, clear focus for the Company’s operational and strategic efforts. The combined role of Mr. Wynn as both Chairman and Chief Executive Officer is balanced by the Company’s governance structure, policies and controls. All major decisions are made in consultation with members of the Board and the relevant Board committees. The Company has three Board committees, namely the audit committee, the remuneration committee, and the nomination and corporate governance committee. Each Board committee comprises non-executive Directors only and is chaired by an independent non-executive Director. In addition, there are four independent non-executive Directors on the Board offering independent perspectives. This structure encourages independent and effective oversight of the Company’s operations and prudent management of risk.

67Annual Report 2014 Corporate Governance Report CORPORATE GOVERNANCE PRACTICES (CONTINUED) For the reasons stated above and as a result of the structure, policies and procedures outlined above, and in light of the historical success of Mr. Wynn’s leadership, the Board has concluded that the current Board leadership structure is in the best interests of the Company and its Shareholders. MODEL CODE The Company adopted the Model Code on 16 September 2009 as its code of conduct for securities transactions by Directors. On 23 March 2010, the Company adopted its own code of conduct for securities transactions which was subsequently updated in November 2013. The terms of such code are no less exacting than those set out in the Model Code. Having made specific enquiry of the Directors, all Directors have confirmed that they have complied with the required standard of dealings and code of conduct regarding securities dealings by directors as set out in the Model Code and the Company’s own code of conduct for the year ended 31 December 2014. QUARTERLY REPORTING BY WYNN RESORTS, LIMITED Our ultimate controlling shareholder, Wynn Resorts, Limited, is listed on the NASDAQ Stock Market and is a reporting company under the United States Securities Exchange Act of 1934 which is required to file quarterly reports with the SEC. Each quarter, Wynn Resorts, Limited issues press releases in the United States relating to its quarterly financial information (including financial information about the Macau segment of Wynn Resorts, Limited, which is operated by the Company). Such information will be presented in accordance with U.S. GAAP. At the same time as Wynn Resorts, Limited releases its quarterly press releases, the Company makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 of the Listing Rules and Part XIVA of SFO extracting the key highlights of the press release pertaining to the Group. Such announcement will also include a quarterly income statement for the Group presented in accordance with IFRS. In addition to the quarterly press release, Wynn Resorts, Limited also files quarterly reports with the SEC. Simultaneously with the filing of such report in the United States, the Company also makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 of the Listing Rules and Part XIVA of SFO extracting the key highlights of the quarterly report pertaining to the Group.

68 Wynn Macau, Limited Corporate Governance Report BOARD OF DIRECTORS Role of the Board The Board governs the Company and is responsible for overall leadership of the Group. The Board works to promote the success of the Group through oversight and direction of the Group’s business dealings. The Board implements overall strategic priorities for the Company, reviews and approves budgetary affairs and oversees and monitors the overall performance of management. The Board is provided with all necessary resources including the advice of external auditors, external attorneys and other independent professional advisors as needed. Board Composition The Company has a Board with a balanced composition of executive and non-executive Directors (including independent non-executive Directors). The Board is currently composed as follows: • Executive Directors: Mr. Stephen A. Wynn (who is also Chief Executive Officer), Mr. Gamal Aziz, Ms. Linda Chen and Mr. Ian Michael Coughlan; • Non-executive Director: Mr. Matthew O. Maddox; and • Independent non-executive Directors: Dr. Allan Zeman, Mr. Jeffrey Kin-fung Lam, Mr. Bruce Rockowitz and Mr. Nicholas Sallnow-Smith. Mr. Stephen A. Wynn is our Chairman and Dr. Allan Zeman is our Vice-chairman. There is no particular relationship (including financial, business, family or other material or relevant relationship) between members of the Board.

69Annual Report 2014 Corporate Governance Report BOARD OF DIRECTORS (CONTINUED) Board Meetings and the General Meeting Held in 2014 In 2014, the Company convened six board meetings including four regular meetings. The attendance record of the Directors at these meetings is set out below. Name of Director Number of meetings attended/held during 2014 Attendance rate EXECUTIVE DIRECTORS Mr. Stephen A. Wynn 6/6 100% Mr. Gamal Aziz* 4/4 100% Ms. Linda Chen 6/6 100% Mr. Ian Michael Coughlan 6/6 100% NON-EXECUTIVE DIRECTOR Mr. Matthew O. Maddox 5/6 83% INDEPENDENT NON-EXECUTIVE DIRECTORS Dr. Allan Zeman 6/6 100% Mr. Jeffrey Kin-fung Lam 6/6 100% Mr. Bruce Rockowitz 5/6 83% Mr. Nicholas Sallnow-Smith 6/6 100% * Mr. Gamal Aziz was appointed as Director on 29 March 2014. At least four regular board meetings will be convened each year. All the above Directors had attended the Company’s annual general meeting held on 15 May 2014, except for Mr. Matthew O. Maddox and Mr. Bruce Rockowitz. According to code provision A.2.7 of the Code, apart from the regular board meetings above, the chairman of the Board also held meetings with the non-executive Directors (including independent non-executive Directors) without the presence of executive Directors during the year.

70 Wynn Macau, Limited Corporate Governance Report BOARD OF DIRECTORS (CONTINUED) Independent non-executive Directors The Company has received from each of the independent non-executive Directors an annual confirmation of his independence pursuant to Rule 3.13 of the Listing Rules and considers each of them to be independent. Each of the independent non-executive Directors have been appointed for a term of two years, which commenced on 16 September 2013 in respect of Mr. Jeffrey Kin-fung Lam, Mr. Bruce Rockowitz and Mr. Nicholas Sallnow-Smith and on 29 March 2013 in respect of Mr. Allan Zeman. Non-executive Director Mr. Matthew O. Maddox has been appointed as a non-executive Director for a term of three years commencing on 28 March 2013. Appointment and Re-election of Directors Please refer to information in “Nomination and Corporate Governance Committee” as set below regarding the process of appointment of Directors in the Company. In addition to the aforesaid term of appointment of directors in the Company, all the Directors are subject to retirement by rotation at least once every three years and any new Director appointed to fill a casual vacancy or as an addition to the Board shall be re-elected at the next following annual general meeting after appointment. Continuous Professional Development of Directors Each Director has kept abreast of his or her responsibilities as a director of the Company and of the conduct, business activities and development of the Company. The Company acknowledges the importance of Directors participating in appropriate continuous professional development to develop and refresh their knowledge and skills to ensure that their contribution to the Board remains informed and relevant. Internally-facilitated briefings for Directors have been arranged and reading material on relevant topics have been issued to the Directors, where appropriate.

71Annual Report 2014 Corporate Governance Report BOARD OF DIRECTORS (CONTINUED) Continuous Professional Development of Directors (continued) The Company organized various briefings conducted by Mr. Jay M. Schall, the Senior Vice President and General Counsel of the Company, for all Directors on relevant topics such as directors’ duties and responsibilities, corporate governance and amendments to the Listing Rules. In addition, some Directors attended seminars and training sessions presented by professional institutions. During the year ended 31 December 2014, training on the following topics were offered to the Directors: 1. Directors’ Duties and Responsibilities 2. Corporate Governance 3. Update on Hong Kong Listing Rules amendments 4. Corporate laws, compliance laws and regulations 5. Issues on Non-Executive Directors 6. Anti-bribery/Corruption Directors Topics of Training Attended Executive Directors Mr. Stephen A. Wynn 1, 2, 3, 4 and 6 Mr. Gamal Aziz (appointed on 29 March 2014) 1, 2, 3, 4 and 6 Ms. Linda Chen 1, 2, 3, 4 and 6 Mr. Ian Michael Coughlan 1, 2, 3, 4 and 6 Non-Executive Director Mr. Matthew O. Maddox 1, 2, 3, 4 and 6 Independent Non-Executive Directors Dr. Allan Zeman 1, 2, 4 and 6 Mr. Jeffrey Kin-fung Lam 1, 2, 3, 4 and 6 Mr. Bruce Rockowitz 1, 2, 3, 4 and 6 Mr. Nicholas Sallnow-Smith 1, 2, 3, 4, 5 and 6

72 Wynn Macau, Limited Corporate Governance Report BOARD COMMITTEES The Board has received appropriate delegation of its functions and powers and has established appropriate Board committees, with specific written terms of reference in order to manage and monitor specific aspects of the Group’s affairs. The terms of reference of the Board Committees are posted on the websites of the Company and the Hong Kong Stock Exchange and are available to the Shareholders upon request. The Board and the Board committees are provided with all necessary resources including the advice of external auditors, external attorneys and other independent professional advisors as needed. Audit Committee The Company has set up an audit committee in compliance with Rule 3.21 of the Listing Rules, the primary duties of which are to review and supervise the financial reporting process and internal control system of the Group, maintain an appropriate relationship with the Company’s auditors, review and approve connected transactions, and provide advice and comments to the Board. The audit committee consists of three members: Mr. Nicholas Sallnow-Smith, Mr. Bruce Rockowitz and Dr. Allan Zeman, all of whom are independent non-executive Directors. Mr. Nicholas Sallnow- Smith is the chairman of the audit committee. The audit committee held three meetings during the year ended 31 December 2014. The attendance record of these meetings is set out below. Name of committee member Number of meetings attended/held during 2014 Attendance rate Mr. Bruce Rockowitz 2/3 67% Mr. Nicholas Sallnow-Smith 3/3 100% Dr. Allan Zeman 3/3 100% During the meetings, the audit committee met with the external auditors and senior management, reviewed the financial statements, results announcements and reports for the year ended 31 December 2013 and for the six months ended 30 June 2014, the accounting principles and practices adopted by the Group and the relevant audit findings, reviewed and discussed with the auditors of a report on the adequacy and effectiveness of the Company’s financial reporting system, internal control system and risk management system and associated procedures and considered the internal audit plan and report.

73Annual Report 2014 Corporate Governance Report BOARD COMMITTEES (CONTINUED) Audit Committee (continued) There are no material uncertainties relating to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. There is no disagreement between the Board and the audit committee regarding the selection and appointment of external auditors. Remuneration Committee The Company has set up a remuneration committee, the primary duties of which are to assist the Board in determining the policy and structure for the remuneration of Directors, evaluating the performance of Directors and senior management, reviewing incentive schemes and Directors’ service contracts and fixing the remuneration packages for all Directors and senior management. The remuneration packages of all Directors is determined by the remuneration committee in accordance with the committee’s written terms of reference, and with the delegated authority of the Board. Determination of such matters is based on the Group’s performance and the Directors’ and senior management members’ respective contributions to the Group. The remuneration committee consists of four members: Mr. Matthew O. Maddox, a non-executive Director, and Mr. Nicholas Sallnow-Smith, Mr. Bruce Rockowitz and Mr. Jeffrey Kin-fung Lam, all of whom are independent non-executive Directors. Mr. Nicholas Sallnow-Smith is the chairman of the remuneration committee. The remuneration committee held three meetings during the year ended 31 December 2014. The attendance record of these meetings is set out below. Name of committee member Number of meetings attended/ held during 2014 Attendance rate Mr. Jeffrey Kin-fung Lam 3/3 100% Mr. Bruce Rockowitz 2/3 67% Mr. Nicholas Sallnow-Smith 3/3 100% Mr. Matthew O. Maddox 2/3 67% During the meetings, the remuneration committee made recommendations of the performance- based remuneration and bonuses to the senior management of the Group.

74 Wynn Macau, Limited Corporate Governance Report BOARD COMMITTEES (CONTINUED) Remuneration Committee (continued) Details of the remuneration of each Director of the Company for the year ended 31 December 2014 are set out in note 26 to the financial statements contained in this Annual Report. Nomination and Corporate Governance Committee The Company has set up a nomination and corporate governance committee, the primary duties of which are to identify, screen and recommend to the Board appropriate candidates to serve as directors of the Company, to oversee the process for evaluating the performance of the Board, to develop and recommend to the Board nomination guidelines for the Company, and to develop a set of corporate governance principles for the Company, which shall be consistent with any applicable laws, regulations and listing standards. In reviewing the composition of the Board, the nomination and corporate governance committee considers the skills, knowledge and experience and also the desirability of maintaining a balanced composition of executive and non-executive Directors (including independent non-executive Directors). The nomination and corporate governance committee consists of three members: Mr. Nicholas Sallnow-Smith, Mr. Jeffrey Kin-fung Lam and Dr. Allan Zeman, all of whom are independent non- executive Directors. Mr. Jeffrey Kin-fung Lam is the chairman of the nomination and corporate governance committee. The nomination and corporate governance committee held one meeting during the year ended 31 December 2014. The attendance record of the said meeting is set out below. Name of committee member Number of meetings attended/ held during 2014 Attendance rate Mr. Jeffrey Kin-fung Lam 1/1 100% Mr. Nicholas Sallnow-Smith 1/1 100% Dr. Allan Zeman 1/1 100%

75Annual Report 2014 Corporate Governance Report BOARD COMMITTEES (CONTINUED) Nomination and Corporate Governance Committee (continued) The nomination and corporate governance committee has assessed the independence of the existing independent non-executive Directors and recommended the re-appointment of the retiring Directors at the annual general meeting for the year ended 31 December 2014 of the Company. The nomination and corporate governance committee also reviewed and agreed on measurable objectives for implementing diversity on the Board. The measurable objectives identified by the nomination and corporate governance committee include: a material number of members of the Board should have gaming industry experience; certain members of the Board should have experience with companies with an international presence and exposure; and certain members of the Board should have experience with conducting businesses in the Asia Pacific region. The nomination and corporate governance committee is satisfied that the composition of the Board is sufficiently diverse. The nomination and corporate governance committee also reviewed the structure, size and composition of the Board as well as the Company’s policies and practices on compliance with corporate governance practices under the legal and regulatory requirements. In accordance with article 17.18 of the Company’s articles of association, one third of our Board will retire from office by rotation at the forthcoming annual general meeting. The three directors who will retire by rotation are Mr. Stephen A. Wynn, one of our executive Directors, Ms. Linda Chen, one of our executive Directors and Mr. Matthew O. Maddox, our non-executive Director. All retiring Directors, being eligible, will offer themselves for re-election at the forthcoming annual general meeting. FINANCIAL REPORTING Directors’ Responsibility The Directors acknowledge their responsibility for the preparation and true and fair presentation of the Financial Statements in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and the International Financial Reporting Interpretations Committee and the disclosure requirements of the Hong Kong Companies Ordinance.

76 Wynn Macau, Limited Corporate Governance Report FINANCIAL REPORTING (CONTINUED) Directors’ Responsibility (continued) This responsibility includes designing, implementing and maintaining internal control relevant to the preparation and the true and fair presentation of the Financial Statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances. The Directors are not aware of any material uncertainties relating to events or conditions that may cast significant doubt upon the Company’s ability to continue as a going concern as at 31 December 2014. Accordingly, the Directors have prepared the Financial Statements for the year ended 31 December 2014 on a going concern basis. Auditors’ Responsibility A statement by the external auditors of the Company, Ernst & Young, is included in the Independent Auditors’ Report on pages 80 to 81 of this Annual Report. Auditors’ Remuneration Fees for auditing services provided by our external auditor, Ernst & Young, for the year ended 31 December 2014 are included in note 3.2 to the Financial Statements. There were no non-auditing services provided by our external auditor for the year ended 31 December 2014. INTERNAL CONTROLS The Company and the Group have had an internal audit department since the Company’s formation. The internal audit department performed its functions fully during 2014 following an annual audit plan and routine testing. The Company’s audit committee reviewed the internal control system in respect of the year ended 31 December 2014 and considered the system effective and adequate. The Board conducted a review of the internal control system of the Company and its subsidiaries for the year ended 31 December 2014, including financial, operational and compliance control, and risk management functions. The Board assessed the effectiveness of internal control by considering the reviews performed by the audit committee. The Company complies with the code provisions relating to internal control contained in the Code.

77Annual Report 2014 Corporate Governance Report COMPANY SECRETARY Ms. Ho Wing Tsz Wendy of Tricor Services Limited (“Tricor”), our external service provider of company secretarial services, is company secretary and authorized representative of the Company. Tricor’s primary contact person at the Company is Mr. Jay M. Schall, Senior Vice President and General Counsel of the Company. Up to the date of this report, Ms. Ho Wing Tsz Wendy has taken no less than 15 hours of relevant professional training to update her skills and knowledge. SHAREHOLDERS’ RIGHTS Convening of Extraordinary General Meeting by Shareholders Pursuant to article 13.3 of the Company’s articles of association, the Board may, whenever it thinks fit, convene an extraordinary general meeting. Extraordinary general meetings shall also be convened by two or more Shareholders depositing a written requisition at the principal office of the Company in Hong Kong or, in the event the Company ceases to have such a principal office, the registered office, specifying the objects of the meeting and signed by the requisitionists. The requisitionists should hold as at the date of deposit of the requisition not less than one-tenth of the paid up capital of the Company which carries the right of voting at general meetings. General meetings may also be convened on the written requisition of a Shareholder which is a recognized clearing house (or its nominee(s)) deposited at the principal office of the Company in Hong Kong or, in the event the Company ceases to have such a principal office, the registered office specifying the objects of the meeting and signed by the requisitionist. The requisitionist should hold as at the date of deposit of the requisition not less than one-tenth of the paid up capital of the Company which carries the right of voting at general meetings. If the Board does not within 21 days from the date of deposit of the requisition proceed to convene the meeting to be held within a further 21 days, the requisitionist(s) themselves or any of them representing more than one-half of the total voting rights of all of them, may convene the general meeting in the same manner, as nearly as possible, as that in which meetings may be convened by the Board provided that any meeting so convened shall not be held after the expiration of three months from the date of deposit of the requisition, and all reasonable expenses incurred by the requisitionist(s) as a result of the failure of the Board shall be reimbursed to them by the Company.

78 Wynn Macau, Limited Corporate Governance Report SHAREHOLDERS’ RIGHTS (CONTINUED) Procedures for Shareholders to propose a person for election as a Director of the Company The procedures for Shareholders to propose a person for election as a Director of the Company were reviewed and recommended by the nomination and corporate governance committee, and approved and adopted by the Board on 27 March 2012. The procedures are available for viewing on our Company’s website at www.wynnmacaulimited.com. INVESTOR RELATIONS Shareholders’ Enquiries and Proposals Enquiries from Shareholders for the Board or the Company, or proposals from Shareholders for shareholders’ meetings may be directed to Wynn Macau Investor Relations: By post: Wynn Macau, Investor Relations, Rua Cidade de Sintra, NAPE, Macau By fax: (853) 2832 9966 By e-mail: inquiries@wynnmacau.com Changes to the contact details above will be communicated through our Company’s website at www.wynnmacaulimited.com, which also posts information and updates on the Company’s business developments and operations, as well as press releases and financial information. Shareholders’ Communication Policy The Company’s shareholders’ communication policy was reviewed and recommended by the nomination and corporate governance committee, and approved and adopted by the Board on 27 March 2012. The shareholders’ communication policy is available for viewing on our Company’s website at www.wynnmacaulimited.com. Changes in Articles of Association The Company’s current articles of association were conditionally adopted on 16 September 2009, effective on the Company’s Listing, and are available for viewing on the websites of the Company and the Hong Kong Stock Exchange. There have been no changes in the Company’s articles of association since the Listing.

79Annual Report 2014 Corporate Governance Report INVESTOR RELATIONS (CONTINUED) Shareholder Profile and Public Float Capitalization From Listing to 14 October 2009, the Company was held as to 75% by its direct holding company, WM Cayman Holdings Limited I and 25% by public Shareholders. On 14 October 2009, the over- allotment option granted to underwriters in connection with the Company’s initial public offering was exercised. Following such exercise of the over-allotment option and as at 31 December 2014, the Company was held as to approximately 72% by WM Cayman Holdings Limited I and approximately 28% by public Shareholders. The Company’s ultimate controlling Shareholder through both periods was Wynn Resorts, Limited, which indirectly held 100% of WM Cayman Holdings Limited I. As at 31 December 2014, the Company’s public float was approximately 28%. Shareholder Meetings The Company held its annual general meeting for the year ended 31 December 2013 at the Grand Ballroom at Wynn Macau on 15 May 2014 and the resolutions at the said meeting were voted by poll pursuant to the Listing Rules and the poll results were posted on the websites of the Hong Kong Stock Exchange and the Company immediately after the said meeting. Key Shareholder Dates Key shareholder dates for 2015 are: • May 2015: annual general meeting; • August 2015: release of announcement of interim results in respect of the six months ending 30 June 2015; and • September 2015: release of interim report in respect of the six months ending 30 June 2015.

80 Wynn Macau, Limited Independent Auditors’ Report 22/F CITIC Tower 1 Tim Mei Avenue Central, Hong Kong To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) We have audited the consolidated financial statements of Wynn Macau, Limited (the “Company”) and its subsidiaries (collectively referred to as the “Group”) set out on pages 82 to 166, which comprise the consolidated and the Company’s statements of financial position as at 31 December 2014, and the consolidated statement of profit or loss and other comprehensive income, the consolidated statement of changes in equity and the consolidated statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information. DIRECTORS’ RESPONSIBILITY FOR THE CONSOLIDATED FINANCIAL STATEMENTS The directors of the Company are responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board and the IFRS Interpretations Committee and the disclosure requirements of the Hong Kong Companies Ordinance, and for such internal control as the directors determine is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. AUDITORS’ RESPONSIBILITY Our responsibility is to express an opinion on these consolidated financial statements based on our audit. Our report is made solely to you, as a body, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report. We conducted our audit in accordance with Hong Kong Standards on Auditing issued by the Hong Kong Institute of Certified Public Accountants. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

81Annual Report 2014 Independent Auditors’ Report An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation of consolidated financial statements that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. OPINION In our opinion, the consolidated financial statements give a true and fair view of the state of affairs of the Company and of the Group as at 31 December 2014, and of the Group’s profit and cash flows for the year then ended in accordance with International Financial Reporting Standards and have been properly prepared in accordance with the disclosure requirements of the Hong Kong Companies Ordinance. Ernst & Young Certified Public Accountants Hong Kong 31 March 2015

82 Wynn Macau, Limited Financial Statements Consolidated Statement of Profit or Loss and Other Comprehensive Income For the year ended 31 December 2014 2013 HK$ HK$ Notes (in thousands) Operating revenues Casino 27,787,970 29,536,047 Rooms 132,444 114,546 Food and beverage 224,528 189,308 Retail and other 1,299,913 1,500,953 29,444,855 31,340,854 Operating costs and expenses Gaming taxes and premiums 13,885,033 15,143,666 Staff costs 3.1 2,885,016 2,351,345 Other operating expenses 3.2 4,625,914 5,105,438 Depreciation and amortization 3.3 986,199 918,527 Property charges and other 3.4 96,854 9,573 22,479,016 23,528,549 Operating profit 6,965,839 7,812,305 Finance revenues 3.5 142,438 110,868 Finance costs 3.6 (599,390) (346,673) Net foreign currency differences (5,767) 28,963 Changes in fair value of interest rate swaps 4 (34,049) 110,491 (496,768) (96,351) Profit before tax 6,469,071 7,715,954 Income tax expense 5 23,636 15,049 Net profit attributable to owners of the Company 6,445,435 7,700,905

83Annual Report 2014 Financial Statements Consolidated Statement of Profit or Loss and Other Comprehensive Income For the year ended 31 December 2014 2013 HK$ HK$ Notes (in thousands) Other comprehensive income Other comprehensive income to be reclassified to profit or loss in subsequent periods: Available-for-sale investments: Changes in fair value 254 1,755 Reclassification adjustments for losses on derecognition of available-for-sale investments included in the consolidated statement of profit or loss 169 196 Other comprehensive income for the year 423 1,951 Total comprehensive income attributable to owners of the Company 6,445,858 7,702,856 Basic and diluted earnings per Share 7 HK$1.24 HK$1.48 Details of the dividends for the year are disclosed in note 6 to the financial statements.

84 Wynn Macau, Limited Financial Statements Consolidated Statement of Financial Position As at 31 December 2014 2013 HK$ HK$ Notes (in thousands) Non-current assets Property and equipment and construction in progress 9 19,194,854 11,159,229 Leasehold interests in land 10 1,974,965 2,071,136 Goodwill 11 398,345 398,345 Deposits for acquisition of property and equipment 372,057 6,807 Interest rate swaps 4 45,887 79,929 Other non-current assets 12 169,356 156,768 Restricted cash and cash equivalents 17 5,124 — Total non-current assets 22,160,588 13,872,214 Current assets Available-for-sale investments — 38,022 Inventories 14 185,968 197,053 Trade and other receivables 15 570,602 556,359 Prepayments and other current assets 16 78,813 64,084 Amounts due from related companies 28 361,482 500,438 Restricted cash and cash equivalents 17 2,456 1,550,340 Cash and cash equivalents 18 10,789,890 14,130,433 Total current assets 11,989,211 17,036,729 Current liabilities Accounts payable 19 2,008,724 1,810,427 Land premium payables 239,029 227,511 Other payables and accruals 20 4,972,006 6,585,496 Amounts due to related companies 28 159,198 287,638 Income tax payables 15,049 15,049 Other current liabilities 24,246 22,864 Total current liabilities 7,418,252 8,948,985 Net current assets 4,570,959 8,087,744 Total assets less current liabilities 26,731,547 21,959,958

85Annual Report 2014 Financial Statements Consolidated Statement of Financial Position As at 31 December 2014 2013 HK$ HK$ Notes (in thousands) Non-current liabilities Interest-bearing borrowings 21 18,604,658 11,683,461 Land premium payables 124,015 363,044 Construction retentions payable 402,898 121,222 Other payables and accruals 20 434,601 485,424 Deferred tax liabilities 5 8,587 — Other long-term liabilities 113,075 93,965 Total non-current liabilities 19,687,834 12,747,116 Net assets 7,043,713 9,212,842 Equity Equity attributable to owners of the Company Issued capital 22 5,196 5,188 Share premium account 23(a) 161,746 153,436 Shares held for employee ownership scheme 22 (16,154) — Reserves 23(a) 6,892,925 3,970,419 Proposed final dividend 6 — 5,083,799 Total equity 7,043,713 9,212,842 Approved and authorized for issue by the Board on 31 March 2015. Stephen A. Wynn Matthew O. Maddox Director Director

86 Wynn Macau, Limited

Financial Statements

Consolidated Statement of Changes in Equity

	Notes	Issued Capital HK$	Share Premium Account HK$ (Note 23)	Shares held for employee ownership scheme HK$	Available-for-sale Investments Revaluation Reserve* HK$	Share Option Reserve* HK$	Other Reserves*# HK$	Statutory Reserve* HK$ (Note 23)	Retained Earnings* HK$	Proposed Final Dividend HK$	Currency Translation Reserve* HK$	Total Equity HK$
		Attributable to owners of the Company										
							(in thousands)					
At 1 January 2013		5,188	153,436	–	(2,374)	249,976	554,740	48,568	3,041,746	6,432,562	16,828	10,500,670
Net profit for the year		–	–	–	–	–	–	–	7,700,905	–	–	7,700,905
Changes in fair value of available-for-sale investments, net of tax		–	–	–	1,951	–	–	–	–	–	–	1,951
Total comprehensive income for the year		–	–	–	1,951	–	–	–	7,700,905	–	–	7,702,856
Share-based payments	24	–	–	–	–	35,653	–	–	–	–	–	35,653
2012 final dividend declared and paid		–	–	–	–	–	–	–	–	(6,432,562)	–	(6,432,562)
2013 interim dividend declared and paid	6	–	–	–	–	–	–	–	(2,593,775)	–	–	(2,593,775)
Proposed 2013 final dividend	6	–	–	–	–	–	–	–	(5,083,799)	5,083,799	–	–
At 31 December 2013 and 1 January 2014		**5,188**	**153,436**	**–**	**(423)**	**285,629**	**554,740**	**48,568**	**3,065,077**	**5,083,799**	**16,828**	**9,212,842**
Net profit for the year		–	–	–	–	–	–	–	6,445,435	–	–	6,445,435
Changes in fair value of available-for-sale investments, net of tax		–	–	–	423	–	–	–	–	–	–	423
Total comprehensive income for the year		–	–	–	423	–	–	–	6,445,435	–	–	6,445,858
Share-based payments	24	–	–	–	–	110,955	–	–	–	–	–	110,955
Exercise of share options		–	8,310	–	–	(2,317)	–	–	–	–	–	5,993
Shares issued for employee ownership scheme	22	8	–	(8)	–	–	–	–	–	–	–	–
Shares purchased for employee ownership scheme	22	–	–	(16,146)	–	–	–	–	–	–	–	(16,146)
2013 final dividend declared and paid	6	–	–	–	–	–	–	–	(380)	(5,083,799)	–	(5,084,179)
2014 interim dividend declared and paid	6	–	–	–	–	–	–	–	(3,631,610)	–	–	(3,631,610)
At 31 December 2014		**5,196**	**161,746**	**(16,154)**	**–**	**394,267**	**554,740**	**48,568**	**5,878,522**	**–**	**16,828**	**7,043,713**

* These reserve accounts comprise the consolidated reserves of HK$6.9 billion and HK$4.0 billion in the consolidated statement of financial position at 31 December 2014 and 2013, respectively.

"Other reserves" at 1 January 2014 is composed of HK$194.3 million of issued capital of WRM and HK$360.4 million of issued capital of Wynn Resorts International, Ltd.

87Annual Report 2014 Financial Statements Consolidated Statement of Cash Flows For the year ended 31 December 2014 2013 HK$ HK$ Notes (in thousands) Operating activities Profit before tax 6,469,071 7,715,954 Adjustments to reconcile profits before tax to net cash flows from operating activities: Depreciation of property and equipment 3.3 890,869 823,197 Amortization of leasehold interest in land 3.3 95,330 95,330 Property charges and other 96,854 9,573 (Reversal of provision)/provision for doubtful accounts, net 3.2 (24,710) 33,672 Share-based payment expense 3.1 110,694 35,653 Changes in fair value of interest rate swaps 34,049 (110,491) Finance revenues 3.5 (142,438) (110,868) Finance costs 3.6 599,390 346,673 Net foreign currency differences 5,766 (28,963) Working capital adjustments: Decrease/(increase) in inventories 11,096 (29,839) Increase in trade and other receivables (2,427) (3,399) Increase in prepayments and other assets (14,295) (18,480) (Decrease)/increase in accounts payable (522,936) 428,426 (Decrease)/increase in other payables, accruals and other liabilities (1,753,844) 1,555,385 Decrease in net amounts due to related companies (79,869) (201,659) Income taxes paid (15,049) (15,049) Net cash flows from operating activities 5,757,551 10,525,115 Investing activities Decrease/(increase) in restricted cash and cash equivalents 1,542,760 (781,686) Purchase of property and equipment, net of construction retentions payable (8,311,870) (3,441,593) Proceeds from disposal of available-for-sale investments 37,470 390,503 Proceeds from sale of property and equipment and other assets 24,758 158,185 Interest received 155,358 107,977 Net cash flows used in investing activities (6,551,524) (3,566,614) Financing activities Proceeds from borrowings 7,428,929 6,203,078 Repayment of borrowings (533,435) — Payment of debt financing costs (52,969) (87,387) Proceeds from the exercise of share options 5,993 — Shares purchased for employee ownership scheme 22 (16,146) — Payment of long-term land premium (227,511) (216,549) Interest paid (426,908) (200,118) Dividend paid 6 (8,715,789) (9,026,337) Net cash flows used in financing activities (2,537,836) (3,327,313) Net (decrease)/increase in cash and cash equivalents (3,331,809) 3,631,188 Cash and cash equivalents at 1 January 14,130,433 10,475,370 Effect of foreign exchange rate changes, net (8,734) 23,875 Cash and cash equivalents at 31 December 18 10,789,890 14,130,433

88 Wynn Macau, Limited Financial Statements Company Statement of Financial Position As at 31 December 2014 2013 HK$ HK$ Notes (in thousands) Non-current assets Investment in a subsidiary 13 12,561,195 12,561,195 Contribution to Trust 13 18,698 — Property and equipment 9 3,333 — Deposits 764 — Total non-current assets 12,583,990 12,561,195 Current assets Prepayments 16 575 524 Amounts due from related companies 28 2,139,494 6,278 Available-for-sale investments — 38,022 Other receivables 5,576 7,390 Cash and cash equivalents 18 7,249,175 4,741,978 Total current assets 9,394,820 4,794,192 Current liabilities Other payables and accruals 20 120,560 57,542 Amounts due to related companies 28 18,866 6,931 Total current liabilities 139,426 64,473 Net current assets 9,255,394 4,729,719 Total assets less current liabilities 21,839,384 17,290,914 Non-current liabilities Interest-bearing borrowings 21 10,402,250 4,583,851 Net assets 11,437,134 12,707,063 Equity Issued capital 22 5,196 5,188 Share premium account# 23(b) 12,722,941 12,714,631 Reserves 23(b) (1,291,003) (5,096,555) Proposed final dividend 6 — 5,083,799 Total equity 11,437,134 12,707,063 # 2014 2013 HK$ HK$ (in thousands) The Company’s share premium account 12,722,941 12,714,631 Adjustment arising from the Group Reorganization (12,561,195) (12,561,195) Consolidated share premium account 161,746 153,436 Approved and authorized for issue by the Board on 31 March 2015. Stephen A. Wynn Matthew O. Maddox Director Director

89Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 1. CORPORATE INFORMATION The Company was incorporated in the Cayman Islands as an exempted company with limited liability on 4 September 2009. The Company’s Shares were listed on the Main Board of the Hong Kong Stock Exchange on 9 October 2009. The Company’s registered office address is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide. The Group owns and operates a hotel and casino resort, Wynn Macau, which conducts gaming activities in casinos in Macau under a concession contract signed with the Macau Government on 24 June 2002. The 20-year concession period commenced on 27 June 2002 and will expire on 26 June 2022. The Group also owns a land concession for approximately 51 acres of land in the Cotai area of Macau (the “Cotai Land”) for a term of 25 years from May 2012. The Group is currently constructing an integrated resort, Wynn Palace, on the Cotai Land. WM Cayman Holdings Limited I owns 72% of the Company and 28% of the Company is owned by public shareholders. The ultimate parent company of Wynn Macau, Limited is Wynn Resorts, Limited, a publicly-traded company incorporated in the United States of America. 2.1 BASIS OF PREPARATION These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) which comprise standards and interpretations approved by the International Accounting Standards Board (the “IASB”) and IFRS Interpretations Committee interpretations approved by the IFRS Interpretations Committee. These financial statements also comply with the applicable disclosure requirements of the Hong Kong Companies Ordinance relating to the preparation of financial statements, which for this financial year and the comparative period continue to be those of the predecessor Companies Ordinance (Cap.32), in accordance with transitional and saving arrangements for Part 9 of the Hong Kong Companies Ordinance (Cap.622), “Accounts and Audit”, which are set out in sections 76 to 87 of Schedule 11 to that Ordinance. The financial statements have been prepared on a historical cost basis, except for the revaluation of available-for-sale investments and derivative financial instruments which have been measured at fair value as further explained in note 2.2. All of the available-for-sale investments matured during the year. These financial statements are presented in Hong Kong dollars and all values are rounded to the nearest thousand (HK$’000) except when otherwise indicated.

90 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 2.1 BASIS OF PREPARATION (CONTINUED) Basis of consolidation The consolidated financial statements comprise the financial statements of the Company and its subsidiaries for the year ended 31 December 2014. The subsidiaries are fully consolidated from the date on which control is transferred to the Group, and will continue to be consolidated until the date that such control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. On 15 May 2014, the Board of Directors approved an employee ownership scheme under which awarded shares may be awarded to employees of the Group in accordance with the related terms and conditions. Pursuant to the rules of the employee ownership scheme, the Group has set up a Trust for the purpose of administering the employee ownership scheme and holding the awarded shares before they vest. As the Group has control over the Trust, the Directors of the Company consider that it is appropriate to consolidate the Trust. Inter-company transactions, balances and unrealized gains on transactions between group companies and dividends are eliminated on consolidation in full. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Subsidiaries A subsidiary is an entity (including a structured entity), directly or indirectly, controlled by the Company. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee (i.e., existing rights that give the Group the current ability to direct the relevant activities of the investee). In the Company’s statement of financial position, the investments in subsidiaries are stated at cost less provision for impairment losses. The results of subsidiaries are included in the Company’s statement of profit or loss to the extent of dividend received and receivable. In addition, the contribution to the Company’s Trust, a controlled structured entity, is stated at cost in “Contribution to Trust” first, and then will be transferred to the “Shares held for employee ownership scheme” under equity when the contribution is used for the acquisition for the shares of the Company.

91Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Fair value measurement The Group measures its derivative financial instruments and available-for-sale investments at the end of each reporting period. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either in the principal market for the asset or liability, or in the absence of a principal market, in the most advantageous market for the asset or liability. The principal or the most advantageous market must be accessible by the Group. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest. A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs. All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole: Level 1 — based on quoted prices (unadjusted) in active markets for identical assets or liabilities Level 2 — based on valuation techniques for which the lowest level input that is significant to the fair value measurement is observable, either directly or indirectly Level 3 — based on valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable For assets and liabilities that are recognized in the financial statements on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by reassessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

92 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Goodwill Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred, the amount recognized for non-controlling interests and any fair value of the Group’s previously held equity interests in the acquiree over the identifiable net assets acquired and liabilities assumed. If the sum of this consideration and other items is lower than the fair value of the net assets of the subsidiary acquired, the difference is, after reassessment, recognized in the statement of profit or loss and other comprehensive income as a gain on bargain purchase. Goodwill arising on acquisition is recognized in the consolidated statement of financial position as an asset, initially measured at cost and subsequently at cost less any accumulated impairment losses. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired. The Group performs its annual impairment test of goodwill as at 31 December. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units, or groups of cash-generating units, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units or groups of units. Impairment is determined by assessing the recoverable amount of the cash-generating unit (group of cash-generating units) to which the goodwill relates. Where the recoverable amount of the cash-generating unit (group of cash-generating units) is less than the carrying amount, an impairment loss is recognized. An impairment loss recognized for goodwill is not reversed in a subsequent period. Where goodwill forms part of a cash-generating unit (group of cash-generating units) and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

93Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Foreign currencies These financial statements are presented in Hong Kong dollars, which is the Company’s functional and presentation currency. Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. Foreign currencies transactions recorded by the entities in the Group are initially recorded using their respective functional currency rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency rates of exchange ruling at the end of the reporting period. Differences arising on settlement or translation of monetary items are recognized in the statement of profit or loss and other comprehensive income. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the dates when the fair values were measured. The gain or loss arising on retranslation of a non-monetary item is treated in line with the recognition of the gain or loss on change in fair value of the item. The functional currencies of subsidiaries are currencies other than the Hong Kong dollar. As at the end of the reporting period, the assets and liabilities of these entities are translated into the presentation currency of the Company at the exchange rates prevailing at the end of the reporting period and their statement of profit or loss are translated into Hong Kong dollars at the weighted average exchange rates for the year. The resulting exchange differences are recognized in other comprehensive income and accumulated in the currency translation reserve. Related parties A party is considered to be related to the Group if: (a) the party is a person or a close member of that person’s family and that person: (i) has control or joint control over the Group; (ii) has significant influence over the Group; or (iii) is a member of the key management personnel of the Group or of a parent of the Group; or

94 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Related parties (continued) (b) the party is an entity where any of the following conditions applies: (i) the entity of the Group are members of the same group; (ii) one entity is an associate or joint venture of the other entity (or of a parent, subsidiary or fellow subsidiary of the other entity); (iii) the entity of the Group are joint ventures of the same third party; (iv) one entity is a joint venture of a third entity and the other entity is an associate of the third entity; (v) the entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group; (vi) the entity is controlled or jointly controlled by a person identified in (a); and (vii) a person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity). Property and equipment Property and equipment are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. The cost of an item of property and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditures incurred after items of property and equipment have been put into operation, such as repair and maintenance costs, are recognized in the consolidated statement of profit or loss and other comprehensive income in the period in which they are incurred. When significant parts of property and equipment are required to be replaced at intervals, the Group recognizes such parts as individual assets with specific useful lives and depreciates them accordingly. Likewise, when a major inspection is performed, its cost is recognized in the carrying amount of the equipment as a replacement if the recognition criteria are satisfied. The present value of the expected cost for the decommissioning of an asset after its use is included in the cost of the asset if the recognition criteria for a provision are met.

95Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Property and equipment (continued) Depreciation is calculated on the straight-line basis to write off the cost of each item of property and equipment to its residual value over the shorter of the remaining term of the gaming concession (for designated gaming assets and space) or the land concession for Wynn Macau (for all other assets), as applicable, and their estimated useful lives. The gaming concession and the land concession for Wynn Macau currently expire in June 2022 and August 2029, respectively. The estimated useful lives used for this purpose are as follows: Buildings and improvements 10 to 25 years Furniture, fixtures and equipment 3 to 5 years Leasehold improvements (shorter of remaining lease period and estimated useful life) 1 to 5 years An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of an asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statement of profit or loss and other comprehensive income when the asset is derecognized. Residual values, useful lives and methods of depreciation are reviewed at each financial year end and adjusted prospectively, if appropriate. Construction in progress represents assets under development or construction, which are stated at cost less any impairment losses, and are not depreciated. Cost comprises the direct costs of construction and capitalized borrowing costs on related borrowed funds during the period of construction. Construction in progress is reclassified to the appropriate category of property and equipment when completed and ready for use. Leasehold interests in land Leasehold interests in land under operating leases are payments made on entering into or acquiring land-use rights over extended periods of time. The total lease payments are amortized on the straight-line basis over the lease terms in accordance with the expected pattern of consumption of the economic benefits embodied in the land-use right.

96 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Borrowing costs Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use are capitalized as part of the cost of the respective assets. The capitalization of such borrowing costs ceases when the assets are substantially ready for their intended use. All other borrowing costs are expensed in the period in which they are incurred. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds. Impairment of non-financial assets The Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or a cash-generating unit’s (CGU) fair value less costs of disposal and its value in use and is determined by individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using pre-tax discount rates that reflect current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account, if available. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded subsidiaries or other available fair value indicators. The Group bases its impairment calculations on detailed budgets and forecast calculations which are prepared separately for each of the Group’s CGUs to which the individual assets are allocated. These budgets and forecast calculations generally cover a period of five years. For longer periods, a long-term growth rate is calculated and applied to projected future cash flows after the fifth year. Impairment losses are recognized in the consolidated statement of profit or loss and other comprehensive income in those expense categories consistent with the function of the impaired assets.

97Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Impairment of non-financial assets (continued) For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such an indication exists, the Group estimates the asset’s or CGU’s recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment losses been recognized for the asset in prior years. Such reversal is recognized in the statement of profit or loss and other comprehensive income unless the asset is carried at a revalued amount, in which case the reversal is treated as a revaluation increase. Investments and other financial assets Financial assets are classified, at initial recognition, as financial assets at fair value through profit or loss, loans and receivables, or available-for-sale financial assets, as appropriate. When financial assets are recognized initially, they are measured at fair value plus transaction costs that are attributable to the acquisition of the financial assets, except in the case of financial assets recorded at fair value through profit or loss. The Group determines the classification of its financial assets on initial recognition and, where allowed and appropriate, re-evaluates this designation at each financial year end. All regular way purchases and sales of financial assets are recognized on the trade date, which is the date that the Group commits to purchase the asset. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace. Subsequent measurement of loans and receivables Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial measurement, loans and receivables (including trade and other receivables, deposits, amounts due from related companies and cash and cash equivalents) are subsequently measured at amortized cost using the effective interest rate method less any allowances for impairments. Gains and losses are recognized in the statement of profit or loss and other comprehensive income when the loans and receivables are derecognized or impaired, as well as through the amortization process.

98 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Investments and other financial assets (continued) Available-for-sale investments Available-for-sale investments are non-derivative financial assets in listed and unlisted debt securities. Debt securities in this category are those which are intended to be held for an indefinite period of time and which may be sold in response to needs for liquidity or in response to changes in market conditions. After initial recognition, available-for-sale investments are subsequently measured at fair value, with unrealized gains or losses recognized as other comprehensive income in the available- for-sale investment revaluation reserve until the investment is derecognized, at which time the cumulative gain or loss is recognized in the statement of profit or loss and other comprehensive income, or until the investment is determined to be impaired, when the cumulative gain or loss reclassified from the available-for-sale investment revaluation reserve to the statement of profit or loss and other comprehensive income in other expenses. Interest earned while holding the available-for-sale investments is reported as finance revenue in the statement of profit or loss and other comprehensive income in accordance with the policy set out for “Revenue recognition” below. Impairment of financial assets The Group assesses at each statement of financial position date whether there is objective evidence that a financial asset or a group of financial assets is impaired. Assets carried at amortized cost If there is objective evidence that an impairment loss on assets carried at amortized cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future expected credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate (i.e. the effective interest rate computed at initial recognition). The carrying amount of the asset is reduced through use of an allowance account and the loss is recognized in the statement of profit or loss and other comprehensive income. If, in a subsequent period, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognized, the previously recognized impairment loss is increased or reduced by adjusting the allowance account. If a write-off is later recovered, the recovery is credited to other expenses in the statement of profit or loss and other comprehensive income.

99Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Impairment of financial assets (continued) Assets carried at amortized cost (continued) In relation to trade receivables, a provision for impairment is made when there is objective evidence (such as the probability of insolvency or significant financial difficulties of the debtor) that the Group will not be able to collect all of the amounts due under the original terms of the transaction. The carrying amount of the receivables is reduced through the use of an allowance account. Impaired debts are derecognized when they are assessed as uncollectible. Available-for-sale investments For available-for-sale investments, the Group assesses at the end of each reporting period whether there is objective evidence that an investment or a group of investments is impaired. If an available-for-sale investment is impaired, an amount comprising the difference between its cost (net of any principal payment and amortization) and its current fair value, less any impairment loss previously recognized in the statement of profit or loss and other comprehensive income, is removed from other comprehensive income and recognized in the statement of profit or loss and other comprehensive income. In the case of debt instruments classified as available-for-sale, impairment is assessed based on the same criteria as financial assets carried at amortized cost. However, the amount recorded for impairment is the cumulative loss measured as the difference between the amortized cost and the current fair value, less any impairment loss on that investment previously recognized in the statement of profit or loss and other comprehensive income. Future interest income continues to be accrued based on the reduced carrying amount of the asset and is accrued using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. The interest income is recorded as part of finance revenue. Impairment losses on debt instruments are reversed through the statement of profit or loss and other comprehensive income if the increase in fair value of the instruments can be objectively related to an event occurring after the impairment loss was recognized in the statement of profit or loss and other comprehensive income.

100 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Inventories Inventories are valued at the lower of cost and net realizable value. Cost is determined on the first-in, first-out, average or specific identification methods as appropriate. Net realizable value is based on estimated selling prices less estimated costs to be incurred on completion and disposal. Cash and cash equivalents Cash and cash equivalents in the statement of financial position and the consolidated statement of cash flow comprise cash at banks and on hand and short term deposits with an original maturity of three months or less, which are not restricted as to use. Financial liabilities The Group’s and the Company’s financial liabilities are classified as other financial liabilities, which include accounts payable, land premium payables, construction retentions payable, other payables, amounts due to related companies, interest-bearing borrowings, and other current and long-term liabilities are subsequently measured at amortized cost, using the effective interest rate method. Interest-bearing loans and borrowings All loans and borrowings are initially recognized at fair value less directly attributable transaction costs, and have not been designated as “fair value through profit or loss”. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost, using the effective interest rate method. Gains and losses are recognized in the statement of profit or loss and other comprehensive income when the liabilities are derecognized as well as through the effective interest rate method (“EIR”) amortization process. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included in finance costs in the statement of profit or loss and other comprehensive income.

101Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Financial liabilities (continued) Derivative financial instruments The Group uses derivative financial instruments, such as interest rate swaps, to manage risks associated with interest rate fluctuations. Such derivative financial instruments are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured at fair value. Fair value is estimated based upon current, and predictions of future interest rate levels along a yield curve, the remaining duration of the instrument and other market conditions and, therefore, is subject to significant estimation and a high degree of variability of fluctuation between periods. The Group adjusts this amount by applying a non- performance valuation after considering the Group’s creditworthiness or the creditworthiness of the Group’s counterparties at each settlement date. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative. All gains or losses arising from changes in fair value on derivatives are taken directly to the statement of profit or loss and other comprehensive income as none of the derivatives qualify for hedge accounting. The fair value of interest rate swap contracts is determined by using appropriate valuation techniques. Current versus non-current classification Derivative instruments that are not designated as effective hedging instruments are classified as current or non-current or separated into current and non-current portions based on an assessment of the facts and circumstances (i.e., the underlying contracted cash flows). Derecognition of financial assets and liabilities Financial assets A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e., removed from the Group’s consolidated statement of financial position) when: • the rights to receive cash flows from the asset have expired; or • the Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay cash flow receipts in full without material delay to a third party under a “pass-through” arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

102 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Derecognition of financial assets and liabilities (continued) Financial assets (continued) When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if and to what extent it has retained the risks and rewards of ownership of the asset. When it has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the Group continues to recognize the transferred asset to the extent of the Group’s continuing involvement. In that case, the Group also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay. Financial liabilities A financial liability is derecognized when the obligation under the liability is discharged or cancelled, or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the statement of profit or loss and other comprehensive income. Provisions Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Group expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the consolidated statement of profit or loss and other comprehensive income net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost in the statement of profit or loss and other comprehensive income.

103Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Pensions and other post employment benefits The Group operates a defined contribution retirement benefit scheme (the “Scheme”). The Scheme allows eligible employees to contribute 5% of their salary to the Scheme and the Group matches the contributions with an equal amount. The assets of the Scheme are held separately from those of the Group in an independently administered fund. The Group’s matching contributions vest to the employees at 10% per year with full vesting in ten years. Forfeitures of unvested contributions are used to reduce the Group’s liability for its contributions payable under the Scheme. The contributions are charged to the consolidated statement of profit or loss and other comprehensive income as they become payable in accordance with the rules of the Scheme. Share-based payments Employees (including senior executives and directors) of the Group receive remuneration in the form of share-based payments, whereby employees render services as consideration for equity instruments in the form of common shares of the ultimate parent company, Wynn Resorts, Limited, or beginning in September 2009, the Company. In situations where equity instruments are issued and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured as the difference between the fair value of the share-based payment transactions and the fair value of any identifiable goods or services received at the grant date. This is then capitalized or expensed as appropriate. Equity-settled transactions The cost of equity-settled transactions with employees, for awards granted after 7 November 2002, is measured by reference to the fair value at the date on which they are granted. The fair value is determined by using an appropriate pricing model, further details of which are given in note 24. The cost of equity-settled transactions is recognized, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled in employee benefit expenses, ending on the date on which the relevant employees become fully entitled to the award (the “vesting date”). The cumulative expense recognized for equity- settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The charge or credit to the consolidated statement of profit or loss and other comprehensive income for a period represents the movement in cumulative expense recognized as of the beginning and end of that period and is recognized in staff costs.

104 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Share-based payments (continued) Equity-settled transactions (continued) No expense is recognized for awards that do not ultimately vest, except for equity-settled transactions where vesting is conditional upon a market or non-vesting condition, which are treated as vesting irrespective of whether or not the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied. Where the terms of an equity-settled award are modified, as a minimum an expense is recognized as if the terms had not been modified, if the original terms of the award are met. In addition, an expense is recognized for any modification that increases the total fair value of the share-based payment, or is otherwise beneficial to the employee as measured at the date of modification. Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. This includes any award where non-vesting conditions within the control of either the entity or the employee are not met. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph. All cancellations of equity-settled transaction awards are treated equally. The dilutive effect of outstanding options is reflected as additional share dilution in the computation of diluted earnings per share. As disclosed in note 24 to the financial statements, the Group has set up the Trust for the employee ownership scheme, where the Trust purchases Shares issued by the Group, the consideration paid by the Company, including any directly attributable incremental costs, is presented as “Shares held for employee ownership scheme” and deducted from the Group’s equity. Leases The determination of whether an arrangement is or contains a lease is based on the substance of the arrangement at its inception and whether the fulfillment of the arrangement is dependent on the use of a specific asset or the arrangement conveys a right to use the asset.

105Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Leases (continued) Group as a lessee Leases where the Group does not transfer substantially all the risks and benefits of ownership of the asset are classified as operating leases. Operating lease payments are recognized as an operating expense in the statement of profit or loss and other comprehensive income on the straight-line basis over the lease terms. Group as a lessor When an asset is leased out under an operating lease, the asset is included in the statement of financial position based on the nature of the asset. Initial direct costs incurred in negotiating an operating lease are added to the carrying amount of the leased asset and recognized over the lease term on the same basis as rental income. Contingent rents are recognized as revenue in the period in which they are earned. Revenue recognition Revenue is recognized to the extent that it is probable the economic benefits will flow to the Group and the revenue can be reliably measured, regardless of when the payment is being made. Revenue is measured at the fair value of the consideration received or receivable, taking into account contractually defined terms of payment and excluding taxes or duties. Casino revenues are measured by the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs and for chips in customers’ possession. Revenues are recognized net of certain sales incentives. Accordingly, the Group’s casino revenues are reduced by commissions and points earned in customer loyalty programs. Rooms, food and beverage, retail and other operating revenues are recognized when services are performed or the retail goods are sold. Deposits received from customers in advance on rooms or other services are recorded as liabilities until services are provided to the customers.

106 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Revenue recognition (continued) The retail value of accommodation, food and beverage, and other services furnished to guests without charge is excluded from total operating revenues in the accompanying consolidated statement of profit or loss and other comprehensive income. The amounts of such promotional allowances excluded from total operating revenues are as follows: Group For the year ended 31 December 2014 2013 HK$ HK$ (in thousands) Rooms 905,011 774,683 Food and beverage 557,732 567,812 Retail and other 49,243 44,151 1,511,986 1,386,646 Retail and other revenue includes rental income which is recognized on a time proportion basis over the lease terms. Contingent rental income is recognized when the right to receive such rental income is established according to the lease agreements. Finance revenue is accrued on a time basis by reference to the principal outstanding and at the applicable interest rates.

107Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Taxes Current income tax Current income tax assets and liabilities are measured at the amounts expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the end of the reporting period, taking into consideration interpretations and practices prevailing in the countries in which the Group operates. Deferred income tax Deferred income tax is provided using the liability method on temporary differences at the end of the reporting period between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred income tax liabilities are recognized for all taxable temporary differences, except: • when the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and • in respect of taxable temporary differences associated with investments in subsidiaries, the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future. Deferred income tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are only recognized to the extent that it is probable that taxable profits will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilized, except: • when the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

108 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Taxes (continued) Deferred income tax (continued) • in respect of deductible temporary differences associated with investments in subsidiaries, deferred income tax assets are recognized only to the extent it is probable the temporary differences will reverse in the foreseeable future and taxable profits will be available against which the temporary differences can be utilized. The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at the end of each reporting period and are recognized to the extent it has become probable that future taxable profits will allow the deferred tax asset to be recovered. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the end of the reporting period. Deferred income tax assets and deferred income tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority. Gaming taxes and premiums According to the Concession Agreement granted by the Macau Government and the relevant legislation, the Group is required to pay a 35% gaming tax on gross gaming win. The Group is also required to pay an additional 4% of gross gaming win as public development and social related contributions. The Group also makes certain variable and fixed payments to the Macau Government based on the number of slot machines and table games in operation on a monthly and yearly basis, respectively. These expenses are reported as “gaming taxes and premiums” in the consolidated statement of profit or loss and other comprehensive income.

109Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Fine art The Group’s fine art is stated at cost less any accumulated impairment. Any fine art impairment is assessed based on the cash-generating unit to which it belongs, which is usually the property in its entirety. No impairment has been recognized for the years ended 31 December 2014 and 2013. Fine art is derecognized upon disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of profit or loss and other comprehensive income when the asset is derecognized. Dividends Final dividends proposed by the directors are classified as a separate allocation of retained earnings within the equity section of the statement of financial position, until they have been approved by the shareholders in a general meeting. When these dividends have been approved by the shareholders and declared, they are recognized as a liability. Interim/special dividends are simultaneously proposed and declared because the Company’s memorandum and articles of association grant the Directors the authority to declare interim/ special dividends. Consequently, interim/special dividends are recognized immediately as a liability when they are proposed and declared. Statutory reserve In accordance with the provisions of the Macau Commercial Code, Wynn Macau, Limited’s subsidiaries incorporated in Macau are required to transfer a minimum of 10% of their annual net profit to a legal reserve until that reserve equals 25% of their issued capital. This reserve is not distributable to shareholders.

110 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 2.3 IMPACT OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRSs”) The Group has adopted the following revised standards and a new interpretation for the first time for the current year’s financial statements: Amendments to IFRS 10, IFRS 12 and IAS 27 Investment Entities Amendments to IAS 32 Offsetting Financial Assets and Financial Liabilities Amendments to IAS 36 Recoverable Amount Disclosures for Non-Financial Assets Amendments to IAS 39 Novation of Derivatives and Continuation of Hedge Accounting IFRIC-Int 21 Levies Amendment to IFRS 2 included in Annual Improvements 2010–2012 Cycle Definition of Vesting Condition1 Amendment to IFRS 3 included in Annual Improvements 2010–2012 Cycle Accounting for Contingent Consideration in a Business Combination1 Amendment to IFRS 13 included in Annual Improvements 2010–2012 Cycle Short-term Receivables and Payables Amendment to IFRS 1 included in Annual Improvements 2011–2013 Cycle Meaning of Effective IFRSs 1 Effective from 1 July 2014 Other than explained below regarding the impact of IFRIC-Int 21, the adoption of the above revised standards and the interpretation has had no significant financial effect on these financial statements. IFRIC-Int 21 clarifies that an entity recognizes a liability for a levy when the activity that triggers payment, as identified by the relevant legislation, occurs. The interpretation also clarifies that a levy liability is accrued progressively only if the activity that triggers payment occurs over a period of time, in accordance with the relevant legislation. For a levy that is triggered upon reaching a minimum threshold, the interpretation clarifies that no liability should be recognized before the specified minimum threshold is reached. The interpretation has had no impact on the Group as the Group applied, in prior years, the recognition principles under IAS 37 Provisions, Contingent Liabilities and Contingent Assets which for the levies incurred by the Group are consistent with the requirements of IFRIC-Int 21.

111Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 2.4 NEW AND REVISED IFRSs AND NEW DISCLOSURE REQUIREMENTS UNDER THE HONG KONG COMPANIES ORDINANCE NOT YET ADOPTED The Group has not applied the following new and revised IFRSs and new disclosure requirements under the Hong Kong Companies Ordinance, which have been issued but are not yet effective, in these financial statements. IFRS 9 Financial Instruments4 Amendments to IFRS 10 and IAS 28 Sale or Contribution of Assets between an Investor and its Associate or Joint Venture2 Amendments to IFRS 10, IFRS 12 and IAS 28 Investment Entities: Applying the Consolidation Exception2 Amendments to IFRS 11 Accounting for Acquisitions of Interests in Joint Operations2 IFRS 14 Regulatory Deferral Accounts5 IFRS 15 Revenue from Contracts with Customers3 Amendments to IAS 1 Disclosure Initiative2 Amendments to IAS 16 and IAS 38 Clarification of Acceptable Methods of Depreciation and Amortisation2 Amendments to IAS 19 Defined Benefit Plans: Employee Contributions1 Amendments to IAS 27 Equity Method in Separate Financial Statements2 Annual Improvements 2010–2012 Cycle Amendments to a number of IFRSs1 Annual Improvements 2011–2013 Cycle Amendments to a number of IFRSs1 Annual Improvements 2012–2014 Cycle Amendments to a number of IFRSs2 1 Effective for annual periods beginning on or after 1 July 2014 2 Effective for annual periods beginning on or after 1 January 2016 3 Effective for annual periods beginning on or after 1 January 2017 4 Effective for annual periods beginning on or after 1 January 2018 5 Effective for an entity that first adopts IFRSs for its annual financial statements beginning on or after 1 January 2016 and therefore is not applicable to the Group In addition, the Hong Kong Companies Ordinance (Cap. 622) will affect the presentation and disclosure of certain information in the consolidated financial statements for the year ending 31 December 2015. The Group is in the process of making an assessment of the impact of these changes.

112 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 2.4 NEW AND REVISED IFRSs AND NEW DISCLOSURE REQUIREMENTS UNDER THE HONG KONG COMPANIES ORDINANCE NOT YET ADOPTED (CONTINUED) Further information about those IFRSs that are expected to be applicable to the Group is as set out below: In September 2014, the IASB issued the final version of IFRS 9, bringing together all phases of the financial instruments project to replace IAS 39 and all previous versions of IFRS 9. The standard introduces new requirements for classification and measurement, impairment and hedge accounting. The Group expects to adopt IFRS 9 from 1 January 2018 and is currently assessing its impact upon adoption. IFRS 15 establishes a new five-step model that will apply to revenue arising from contracts with customers. Under IFRS 15, revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer. The principles in IFRS 15 provide a more structured approach for measuring and recognising revenue. The standard also introduces extensive qualitative and quantitative disclosure requirements, including disaggregation of total revenue, information about performance obligations, changes in contract asset and liability account balances between periods and key judgments and estimates. The standard will supersede all current revenue recognition requirements under IFRSs. The Group expects to adopt IFRS 15 on 1 January 2017 and is currently assessing its impact upon adoption. 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES The preparation of the Group’s financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and their accompanying disclosures and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates may result in outcomes that may require a material adjustment to the carrying amount of the asset or liability affected in the future. Key sources of estimation uncertainty and critical judgments in applying the Group’s accounting policies which have a significant effect on the financial statements are set out below.

113Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES (CONTINUED) Useful lives of property and equipment The useful lives of assets are based on management’s estimations. Management considers the impact of changes in technology, customer service requirements, availability of capital funding and the required return on assets and equity to determine the optimum useful life expectation for each of the individual categories of property, plant, and equipment. The estimations of residual values of assets are also based on management’s judgments as to whether the assets will be sold or used to the end of their useful lives and what their condition will be like at that time. Depreciation is calculated on the straight-line basis to write off the cost of each item of property and equipment to its residual value over the shorter of the remaining term of the gaming concession (for designated gaming assets and space) or land concession (for all other assets), as applicable, and their estimated useful lives. Management’s periodic reviews on the estimations made could result in changes in depreciable lives and, therefore, depreciation expense in future periods. Impairment of non-financial assets Management is required to make judgments concerning the cause, timing and amount of impairments. In the identification of impairment indicators, management considers the impact of changes in current competitive conditions, cost of capital, availability of funding, technological obsolescence, discontinuance of services and other circumstances that could indicate that an impairment exists. The Group applies the impairment assessments to its separate CGUs. This requires management to make significant judgments concerning the existence of impairment indicators, identification of separate CGU’s remaining useful lives of assets and estimates of projected cash flows and fair values less costs of disposal. For non- financial assets other than goodwill, management’s judgments are also required when assessing whether a previously recognized impairment loss should be reversed. Where impairment indicators exist, the determination of the recoverable amount of a CGU requires management to make assumptions to determine the fair value less costs of disposal and value in use. In addition, for goodwill, the recoverable amount is estimated annually whether or not there is any indication of impairment.

114 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES (CONTINUED) Impairment of non-financial assets (continued) Key assumptions on which management has based its determinations of fair values less costs of disposal include the existence of binding sale agreements, and for the determination of values in use include projected revenues, gross margins, and average revenue per asset component, capital expenditures, expected customer base and market share. Management is also required to choose suitable discount rates in order to calculate the present values of those cash flows. Changes in key assumptions on which the recoverable amounts of assets are based could significantly affect the Group’s financial condition and results of operations. Impairment of accounts receivable Management evaluates the reserve for bad debts based on specific reviews of customer accounts as well as experience with collection trends in the casino industry and current economic and business conditions. As customer payment experience evolves, management will continue to refine the estimated reserve for bad debts. Accordingly, the associated provision for doubtful accounts charge may fluctuate. Because individual customer account balances can be significant, the reserve and the provision can change significantly between periods, as customer information becomes known or as changes in a region’s economy or legal systems occur. Refer to note 15 for the carrying amount of the allowance of accounts receivables. Segment reporting Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-makers, who are responsible for allocating resources and assessing performance of the operating segments and making strategic decisions. For management purposes, during the year ended 31 December 2014, the Group reviews Wynn Macau and Wynn Palace as two reportable segments. Fair value estimation — financial assets and liabilities Financial assets and liabilities are recognized or disclosed at fair values. The fair values of financial instruments traded in active markets are based on quoted market prices. In assessing the fair values of non-traded instruments, discounted cash flows or market assessments are used. The nominal values less any estimated credit realizable value adjustments for financial assets and liabilities with a maturity of less than one year, including prepayments, other payables or current borrowings, are assumed to approximate their fair values. Management determines these assumptions by reviewing current market rates, making industry comparisons and reviewing conditions relevant to the Group.

115Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES (CONTINUED) Fair value estimation — Black-Scholes valuation model The Group uses the Black-Scholes valuation model to value Wynn Resorts, Limited’s and Wynn Macau, Limited’s grants of options issued. The Black-Scholes valuation model uses assumptions of expected volatility, risk-free interest rates, the expected terms of options granted, and expected rates of dividends. Changes in these assumptions could materially affect the estimated fair value. Expected volatility is based on implied and historical factors related to Wynn Resorts, Limited’s and Wynn Macau, Limited’s common stock. Expected term represents the weighted average time between the option’s grant date and its exercise date. The risk-free interest rate used is equal to the U.S. Treasury yield curve and the Hong Kong Exchange Fund Bills for the WRL Omnibus Plan and Wynn Macau, Limited’s Share Option Scheme, respectively, at the time of grant for the period equal to the expected term. Income taxes Income taxes represent the sum of income taxes currently payable and any deferred taxes. The calculation of deferred income taxes and any associated tax reserve is subject to a significant amount of judgment. The Group’s income tax returns may be examined by governmental authorities. Accordingly, the Group reviews any potentially unfavorable tax outcome and, when an unfavorable outcome is identified as probable and can be reasonably estimated, a tax reserve is established. 3. OTHER REVENUES AND EXPENSES 3.1 Staff costs Group For the year ended 31 December 2014 2013 HK$ HK$ (in thousands) Wages and salaries 2,383,800 2,021,303 Other costs and benefits 284,604 211,170 Expense of share-based payments 110,694 35,653 Retirement plan contributions 67,339 58,088 Employee relations and training 30,893 18,736 Social security costs 7,686 6,395 2,885,016 2,351,345

116 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 3. OTHER REVENUES AND EXPENSES (CONTINUED) 3.1 Staff costs (continued) “Other costs and benefits” includes rental expense for staff housing of approximately HK$22.1 million for the year ended 31 December 2014 (2013: HK$13.9 million). 3.2 Other operating expenses Group For the year ended 31 December 2014 2013 HK$ HK$ (in thousands) Gaming promoters’ commissions 1,674,904 2,065,238 Royalty fees 1,147,959 1,248,215 Cost of sales 452,619 534,195 Advertising and promotions 294,544 269,292 Utilities and fuel 198,577 189,774 Corporate support services and other 184,531 153,650 Repairs and maintenance expenses 158,705 123,523 Operating supplies and equipment 157,077 147,745 Operating rental expenses 54,060 30,797 Other support services 50,686 52,634 Auditors’ remuneration 4,008 4,045 (Reversal of provision)/provision for doubtful accounts, net (24,710) 33,672 Others 272,954 252,658 4,625,914 5,105,438

117Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 3. OTHER REVENUES AND EXPENSES (CONTINUED) 3.3 Depreciation and amortization Group For the year ended 31 December 2014 2013 HK$ HK$ (in thousands) Depreciation of property and equipment 890,869 823,197 Amortization of leasehold interest in land 95,330 95,330 986,199 918,527 Depreciation and amortization expenses of approximately HK$3,418,000 and HK$841,000 respectively, for the year ended 31 December 2014 (2013: HK$3,495,000 and HK$841,000, respectively) are excluded from the table above and are classified as staff costs and included in other costs and benefits in note 3.1 to the financial statements. Such balances are related to a home purchased by WRM for the use by one of the Group’s executives as described in note 28 to the financial statements. 3.4 Property charges and other Group For the year ended 31 December 2014 2013 HK$ HK$ (in thousands) Loss on disposals and abandonment of assets, net 97,081 9,573 Others (227) — 96,854 9,573

118 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 3. OTHER REVENUES AND EXPENSES (CONTINUED) 3.5 Finance revenues Group For the year ended 31 December 2014 2013 HK$ HK$ (in thousands) Interest income from: Available-for-sale investments — listed — 3,631 — unlisted 215 1,340 Cash at banks 142,223 105,897 142,438 110,868 3.6 Finance costs Group For the year ended 31 December 2014 2013 HK$ HK$ (in thousands) Interest expense for: Bank loans wholly repayable within 5 years 147,230 130,941 Senior notes not wholly repayable within 5 years 482,538 50,885 Interest rate swaps wholly repayable within 5 years 30,143 29,544 Land lease premium wholly repayable within 5 years 24,823 35,877 Other payments wholly payable within 5 years 3,525 5,097 Imputed interest expense on other payable 26,847 29,321 Bank fees for unused facilities 73,424 76,575 Amortization of debt financing costs 82,066 73,590 Less: capitalized interest (271,206) (85,157) 599,390 346,673

119Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 3. OTHER REVENUES AND EXPENSES (CONTINUED) 3.6 Finance costs (continued) The interest was capitalized using a weighted average rate of 4.37% for the year ended 31 December 2014 (2013: 4.84%) 4. INTEREST RATE SWAPS As at 31 December 2014, the Group had three interest rate swap agreements. Under two swap agreements, the Group paid a fixed interest rate of 0.73% on total Hong Kong dollar borrowings of approximately HK$3.95 billion incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. As at 31 December 2014, these two interest rate swaps fixed the interest rate on approximately HK$3.95 billion of borrowings under the Wynn Macau Credit Facilities at approximately 2.48%. Under the third swap agreement, the Group paid a fixed interest rate of 0.6763% on U.S. dollar borrowings of US$243.8 million (approximately HK$1.8 billion) incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable LIBOR at the time of payment. As at 31 December 2014, this interest rate swap fixed the interest rate on US$243.8 million (approximately HK$1.8 billion) of borrowings under the Wynn Macau Credit Facilities at approximately 2.43%. All three of the above swap agreements will terminate in July 2017. The carrying value of the interest rate swaps on the consolidated statement of financial position approximates their fair value. The fair value approximates the amount that the Group would pay if these contracts were settled at the respective valuation dates. Fair value is estimated based upon current and predictions of future interest rate levels along a yield curve, the remaining duration of the instrument and other market conditions and, therefore, is subject to significant estimation and a high degree of variability of fluctuation between periods. The Group adjusts this amount by applying a non-performance valuation, considering its creditworthiness or the creditworthiness of its counterparties at the settlement dates, as applicable. These transactions do not qualify for hedge accounting and accordingly, changes in fair value are charged to the consolidated statement of profit or loss and other comprehensive income. The Group’s liabilities under the swap agreements are secured by the same collateral package securing the Wynn Macau Credit Facilities.

120 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 5. INCOME TAX EXPENSE The major components of the income tax expense for the years ended 31 December 2014 and 2013 were: Group For the year ended 31 December 2014 2013 HK$ HK$ (in thousands) Income tax expense: current — overseas 15,049 15,049 deferred — overseas 8,587 — 23,636 15,049 No provision for Hong Kong profits tax for the year ended 31 December 2014 has been made as there was no assessable profit generated in Hong Kong (2013: nil). Taxation for overseas jurisdictions is charged at the appropriate prevailing rates ruling in the respective jurisdictions and the maximum rate is 12% (2013: 12%).

121Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 5. INCOME TAX EXPENSE (CONTINUED) The tax position for the years ended 31 December 2014 and 2013 reconciles to profit before tax as follows: Group For the year ended 31 December 2014 2013 HK$ % HK$ % (in thousands, except for percentages) Profit before tax 6,469,071 7,715,954 Tax at the applicable income tax rate 776,289 12.0 925,914 12.0 Income not subject to tax (1,010,405) (15.6) (1,056,636) (13.7) Macau dividend tax 15,049 0.2 15,049 0.2 Deferred tax not recognized 161,354 2.5 115,863 1.5 Others 81,349 1.3 14,859 0.2 Effective tax expense for the year 23,636 0.4 15,049 0.2

122 Wynn Macau, Limited

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2014

5. INCOME TAX EXPENSE (CONTINUED)

Deferred income tax as at 31 December 2014 and 2013 relates to the following:

	Group			
	Consolidated Statements of Financial Position as at 31 December		Consolidated Statements of Profit or Loss and Other Comprehensive Income for the Year Ended 31 December	
	2014 HK$	2013 HK$	**2014 HK$**	2013 HK$
	(in thousands)			
Deferred tax liability:				
Property, equipment and other	**(19,786)**	—	**19,786**	—
Interest rate swap market value adjustment	**(5,510)**	(9,596)	**(4,086)**	9,596
	(25,296)	(9,596)		
Deferred income tax asset:				
Pre-opening costs and other	**59,186**	23,613	**(35,573)**	(13,318)
University of Macau Development Foundation contribution	**12,829**	14,102	**1,273**	1,211
Tax losses carried forward	**232,403**	210,037	**(22,366)**	9,449
Executive compensation	**1,682**	1,311	**(371)**	129
Property, equipment and other	**180,698**	138,420	**(42,278)**	(42,959)
Stock option plan	**7,432**	—	**(7,432)**	—
Less: allowances	**(477,521)**	(377,887)	**99,634**	35,892
	16,709	9,596		
Deferred income tax expense			**8,587**	—
Deferred tax liability, net	**(8,587)**	—

123Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 5. INCOME TAX EXPENSE (CONTINUED) The Group incurred Macau tax losses of approximately HK$740.8 million, HK$581.7 million and HK$614.1 million during the tax years ended 31 December 2014, 2013, and 2012, respectively. These tax losses will expire in 2017, 2016 and 2015, respectively. As at 31 December 2014, the Group’s deferred tax assets relating to the pre-opening costs and other, University of Macau Development Foundation contribution, interest rate swaps, stock option plan, executive compensation, fixed assets and tax loss carryforwards amounting to HK$477.5 million (2013: HK$377.9 million) were not recognized as the Group determined it was not probable that future taxable profits will be available against which the deferred tax asset could be utilized. Effective 6 September 2006, WRM received a 5-year exemption from Macau’s 12% Complementary Tax on casino gaming profits (the “Tax Holiday”). On 30 November 2010, WRM received an additional 5-year exemption effective from 1 January 2011 through 31 December 2015. Accordingly, the Group was exempted from the payment of approximately HK$768.4 million in such tax for the year ended 31 December 2014 (2013: HK$844.9 million). The Group’s non-gaming profits remain subject to the Macau Complementary Tax and its casino winnings remain subject to the Macau Special Gaming Tax and other levies in accordance with its Concession Agreement. In June 2009, WRM entered into the WRM Shareholder Dividend Tax Agreement, effective retroactively to 2006, with the Macau Special Administrative Region that provided for annual payments of MOP7.2 million (approximately HK$7.0 million) to the Macau Special Administrative Region in lieu of Complementary Tax on dividend distributions to its shareholders from gaming profits. The term of this agreement was five years, which coincided with the Tax Holiday which began in 2006. In November 2010, WRM applied for a 5-year extension of this agreement. In August 2011, the 5-year extension was granted with an annual payment of MOP15.5 million (approximately HK$15.0 million) due to the Macau Special Administration Region for each of the years 2011 through 2015. The Group is exempted from income tax in the Isle of Man and the Cayman Islands. The Group’s subsidiaries file income tax returns in Macau and various foreign jurisdictions as required by law. The Group’s income tax returns are subject to examination by tax authorities in the locations where it operates. The Group’s 2010 to 2013 Macau Complementary Tax returns remain subject to examination by the Financial Services Bureau of the Government of the Macau Special Administrative Region (the “Financial Services Bureau”). In March 2013, the Financial Services Bureau commenced an examination of the 2009, 2010 and 2011 Complementary Tax returns for WRM. In 2014, the Financial Services Bureau issued the tax assessment for the years 2009, 2010 and 2011. While no additional tax was due, adjustments were made to WRM’s tax loss carryforwards. The Group believes its liability for uncertain tax positions is adequate with respect to these years.

124 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 5. INCOME TAX EXPENSE (CONTINUED) In January 2013, the Financial Services Bureau examined the 2009 and 2010 Macau Complementary Tax returns of Palo. The examination resulted in no change to the tax returns. Quarterly, the Group undertakes reviews for any potentially unfavorable tax outcomes and when an unfavorable outcome is identified as being probable and can be reasonably estimated, the Group then establishes a tax reserve for such possible unfavorable outcome. Estimating potential tax outcomes for any uncertain tax issues is highly judgmental and may not be indicative of the ultimate settlement with the tax authorities. As of 31 December 2014, the Group has unrecognized tax losses of HK$1.9 billion (2013: HK$1.8 billion) and the Group believes that these unrecognized tax losses are adequate to offset any adjustments that might be proposed by the Macau tax authorities. The Group believes that it has adequately provided reasonable reserves for prudent and foreseeable outcomes related to uncertain tax matters. 6. DIVIDENDS Company For the year ended 31 December 2014 2013 HK$ HK$ (in thousands) Interim dividend paid of HK$0.70 (2013: HK$0.50) per Share 3,631,610 2,593,775 Proposed or paid final dividend of nil (2013: HK$0.98) per Share — 5,084,179 3,631,610 7,677,954 The 2013 final dividend was approved by the Shareholders on 15 May 2014 and paid during 2014. On 4 March 2015, the Board declared a special dividend of HK$1.05 per share to be paid on 31 March 2015. The Board has recommended that no final dividend be paid in respect of the year ended 31 December 2014.

125Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 7. EARNINGS PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY The calculation of basic earnings per Share amount for the year ended 31 December 2014 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of Shares of 5,187,753,416 in issue (2013: 5,187,550,000) excluding Shares of 7,511,000 reserved (2013: nil) and Shares of 650,000 purchased (2013: nil) for WML employee ownership scheme during the year. The diluted earnings per Share amount for the year ended 31 December 2014 is calculated based on the consolidated net profit attributable to owners of the Company and on the weighted average number of 5,188,434,895 (2013: 5,188,151,245) Shares including Shares of 5,187,753,416 (2013: 5,187,550,000) outstanding during the year plus weighted average number of potential Shares of 681,479 (2013: 601,245) arising from deemed exercise of share options (see also note 24). 8. SEGMENT INFORMATION The Group reviews the results of operations for each of its operating segments. Wynn Macau and Encore at Wynn Macau are managed as a single integrated resort and aggregated as one operating segment, which is also a reportable segment (“Wynn Macau”). The Group identifies each integrated resort as a reportable segment considering operations within each integrated resort have similar economic characteristics, type of customers, types of services and products, the regulatory environment of the operations and the Group’s organizational and management reporting structure. During the year ended 31 December 2014, the Group also reviews construction and development activities for its project under development, Wynn Palace as a separate reportable segment, in addition to its operating segment. The Group’s profits were contributed by Wynn Macau during the years ended 31 December 2014 and 2013 and accordingly no segment results are presented for the years ended 31 December 2014 and 2013. Other Macau primarily represents cash and investment securities held at the Company.

126 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 8. SEGMENT INFORMATION (CONTINUED) For the year ended 31 December 2014 2013 HK$ HK$ (in thousands) Capital expenditures Wynn Macau 684,474 531,168 Wynn Palace 7,623,623 2,910,425 Other Macau 3,773 — Total 8,311,870 3,441,593 For the year ended 31 December 2014 2013 HK$ HK$ (in thousands) Total assets Wynn Macau 12,083,436 19,860,947 Wynn Palace 14,401,006 5,861,732 Other Macau 7,267,012 4,787,919 Goodwill 398,345 398,345 Total 34,149,799 30,908,943 For the year ended 31 December 2014 2013 HK$ HK$ (in thousands) Non-current assets Macau 21,753,017 13,473,864 Hong Kong 9,226 5 Goodwill 398,345 398,345 Total 22,160,588 13,872,214

Annual Report 2014 | 127

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2014

9. PROPERTY AND EQUIPMENT AND CONSTRUCTION IN PROGRESS

A summary of the property and equipment and construction in progress is set forth below.

Group:

	Buildings and Improvements HK$	Furniture, Fixtures and Equipment HK$	Leasehold Improvements HK$ (in thousands)	Construction in Progress HK$	Total Property and Equipment HK$
Cost:					
At 1 January 2013	9,342,033	2,342,605	13,730	837,016	12,535,384
Additions	8,068	70,312	151	3,950,330	4,028,861
Transfers	369,996	116,858	—	(486,854)	—
Abandonments/disposals	(68,511)	(118,691)	—	(741)	(187,943)
At 31 December 2013	9,651,586	2,411,084	13,881	4,299,751	16,376,302
Additions	8,572	143,148	1,591	8,898,440	9,051,751
Transfers	160,269	81,918	61,391	(303,578)	—
Abandonments/disposals	(209,230)	(65,895)	(417)	(3,830)	(279,372)
At 31 December 2014	**9,611,197**	**2,570,255**	**76,446**	**12,890,783**	**25,148,681**
Depreciation:					
At 1 January 2013	2,568,706	1,954,385	13,080	—	4,536,171
Depreciation charged for the year	664,402	162,104	186	—	826,692
Abandonments/disposals	(29,908)	(115,882)	—	—	(145,790)
At 31 December 2013	3,203,200	2,000,607	13,266	—	5,217,073
Depreciation charged for the year	685,204	191,372	17,711	—	894,287
Abandonments/disposals	(94,038)	(63,234)	(261)	—	(157,533)
At 31 December 2014	**3,794,366**	**2,128,745**	**30,716**	**—**	**5,953,827**
Net carrying amount:					
At 31 December 2014	**5,816,831**	**441,510**	**45,730**	**12,890,783**	**19,194,854**
At 31 December 2013	6,448,386	410,477	615	4,299,751	11,159,229
At 1 January 2013	6,773,327	388,220	650	837,016	7,999,213

128 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 9. PROPERTY AND EQUIPMENT AND CONSTRUCTION IN PROGRESS (CONTINUED) Company: Furniture, Fixtures and Equipment Leasehold Improvements Total Property and Equipment HK$ HK$ HK$ (in thousands) Cost: At 31 December 2013 — — — Additions 3,068 801 3,869 At 31 December 2014 3,068 801 3,869 Depreciation: At 31 December 2013 — — — Depreciation charged for the year 307 229 536 At 31 December 2014 307 229 536 Net carrying amount At 31 December 2014 2,761 572 3,333 At 31 December 2013 — — —

129Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 10. LEASEHOLD INTERESTS IN LAND The Group has the leasing rights for certain land in Macau under a 25-year concession, which will expire in August 2029, granted by the Macau Government in return for the payment of a premium, all installments of which were paid before 31 December 2009. In 2011, the Group formally accepted the draft terms and conditions of a 25-year land concession from the Macau Government for the Cotai Land. The land premium of MOP1,547.4 million (approximately HK$1,502.4 million) comprises a down payment of MOP500 million (approximately HK$485.4 million), made in December 2011, and eight additional semi-annual payments of MOP130.9 million (approximately HK$127.1 million) each, including 5% interest as required by the Macau Government. The first of the eight semi-annual payments was paid in November 2012, six months after the publication of the Cotai Land concession in the official gazette of Macau. Land concessions in Macau are generally renewable for additional periods, subject to applicable legislation. Leasehold interests which recognize the premiums and other capitalized costs are set forth below. Group As at 31 December 2014 2013 HK$ HK$ (in thousands) Cost: At beginning and end of the year 2,384,022 2,384,022 Amortization: At beginning of the year 312,886 216,715 Amortization charge for the year 96,171 96,171 At end of the year 409,057 312,886 Net carrying amount 1,974,965 2,071,136

130 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 11. GOODWILL In September 2004, the Group acquired all of the 17.5% indirect ownership interests in WRM held by third parties, in exchange for 1,333,333 shares of Wynn Resorts, Limited’s common stock. Mr. Wong Chi Seng, one of the third parties, retained a direct 10% voting and social interest in WRM and agreed to continue to serve as Executive Director. The acquired shares provide, in aggregate, a nominal preferential annual dividend and capital distribution rights of up to one Macau pataca. As a result of the acquisition, WRM became an indirectly wholly owned subsidiary of the Group. In accordance with the Group’s accounting policy for the acquisition of non-controlling interests, the assets and liabilities of WRM were not restated to reflect their fair values at the date of the acquisition. The difference between the purchase price and the non-controlling share of the assets and liabilities reflected within the consolidated statement of financial position of HK$398.3 million at the date of the acquisition was recorded as goodwill. The recoverable amount of a cash-generating unit (“CGU”) has been determined based on value-in-use calculations. These calculations use pre-tax cash flow projections based on financial budgets approved by management covering a five-year period. Cash flows covering the five-year period are extrapolated using an estimated weighted average growth rate that is determined based on past performance and expectations for market development. The weighted average growth rate used is consistent with the forecasts used in the industry. The discount rate applied to the cash flow projections is 9.23% (2013: 11.01%). The discount rate used is pre-tax and reflects specific risks relating to the Group. During the year ended 31 December 2014, there was no impairment of any of its CGUs containing goodwill with indefinite useful lives (2013: nil).

131Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 12. OTHER NON-CURRENT ASSETS Other non-current assets consisted of the following as at 31 December 2014 and 2013: Group As at 31 December 2014 2013 HK$ HK$ (in thousands) Fine art 108,764 108,764 Memberships 1,020 1,020 China, glass, silverware and other 34,073 34,108 Prepayment and deposits 25,499 12,876 169,356 156,768 13. INVESTMENT IN A SUBSIDIARY AND CONTRIBUTION TO TRUST (a) Investment in a subsidiary Company As at 31 December 2014 2013 HK$ HK$ (in thousands) Unlisted shares, at cost 12,561,195 12,561,195

132 Wynn Macau, Limited

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2014

13. INVESTMENT IN A SUBSIDIARY AND CONTRIBUTION TO TRUST (CONTINUED)

(a) Investment in a subsidiary (continued)

The following is a list of subsidiaries as at 31 December 2014:

Name	Place of incorporation/ operation	Principal activities	Nominal value of issued share/ registered capital	Interest held
WM Cayman Holdings Limited II	Cayman Islands	Investment holding	Ordinary shares — US$1	100%*
Wynn Resorts International, Ltd.	Isle of Man	Investment holding	Ordinary shares — GBP2	100%
Wynn Resorts (Macau) Holdings, Ltd.	Isle of Man	Investment holding	Ordinary shares — Class A shares: GBP343 — Class B shares: GBP657	100%
Wynn Resorts Macau, Limited	Hong Kong	Investment holding	Ordinary shares — HK$100	100%
Wynn Resorts (Macau) S.A.	Macau	Operator of hotel casino and related gaming businesses	Share capital — MOP200,100,000	100%**
Palo Real Estate Company Limited	Macau	Development, design and preconstruction activities	Share capital — MOP1,000,000	100%
WML Finance I Limited	Cayman Islands	Entity facilitates lending within the Group	Ordinary shares — US$1	100%*

* Shares directly held by the Company

** 10% of the shares were held by a Macau-resident investor which entitle the holder to 10% of the voting and social rights and the rights to maximum dividend or payment upon dissolution of one MOP. The remaining 90% of the shares held by the Group are entitled to 90% of the voting rights and 100% of the profit participation or economic interest.

None of the subsidiaries had any debt securities outstanding at the end of the year or at any time during the year.

133Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 13. INVESTMENT IN A SUBSIDIARY AND CONTRIBUTION TO TRUST (CONTINUED) (b) Contribution to Trust The Company has consolidated an operating entity within the Group without any legal interests. Due to the implementation of the employee ownership schemes of the Group mentioned in Note 24, the Company has set up a structured entity, Trust, and its particulars are as follows: Structured entity Principal activities Trust Administering and holding the Company’s shares acquired for employee ownership scheme which is set up for the benefits of eligible persons of the scheme 14. INVENTORIES Inventories consisted of the following as at 31 December 2014 and 2013: Group As at 31 December 2014 2013 HK$ HK$ (in thousands) Retail merchandise 84,498 102,768 Food and beverage 42,692 43,251 Operating supplies 58,778 51,034 185,968 197,053

134 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 15. TRADE AND OTHER RECEIVABLES Trade and other receivables consisted of the following as at 31 December 2014 and 2013: Group As at 31 December 2014 2013 HK$ HK$ (in thousands) Casino 565,185 486,954 Hotel 4,665 665 Retail leases and other 155,505 232,642 725,355 720,261 Less: allowance for doubtful accounts (154,753) (163,902) Total trade and other receivables, net 570,602 556,359 An aged analysis of trade and other receivables is as follows: Group As at 31 December 2014 2013 HK$ HK$ (in thousands) Within 30 days 147,557 170,675 31 to 60 days 115,596 165,814 61 to 90 days 84,751 123,141 Over 90 days 377,451 260,631 725,355 720,261 Less: allowance for doubtful accounts (154,753) (163,902) Net trade and other receivables 570,602 556,359 Substantially all of the trade and other receivables as at 31 December 2014 and 2013 were repayable within 14 days.

135Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 15. TRADE AND OTHER RECEIVABLES (CONTINUED) As at 31 December 2014, trade and other receivables with a gross value of HK$725.4 million (2013: HK$720.3 million) were partially impaired and provided for. Movements in the provision for impairment of receivables of the Group, which were collectively impaired, are as follows: HK$ (In thousands) At 1 January 2013 294,025 Charge for the year, net 33,672 Amounts written off (163,795) At 31 December 2013 and 1 January 2014 163,902 Reversal for the year, net (24,710) Reversal of amounts written off, net 15,561 At 31 December 2014 154,753 16. PREPAYMENTS AND OTHER CURRENT ASSETS Prepayments and other current assets consisted of the following as at 31 December 2014 and 2013: Group Company As at 31 December As at 31 December 2014 2013 2014 2013 HK$ HK$ HK$ HK$ (in thousands) (in thousands) Prepayments 58,727 46,940 575 524 Deposits 20,086 17,144 — — 78,813 64,084 575 524 None of the above assets is either past due or impaired. The financial assets included in the above balances relate to deposits for which there have been no recent histories of defaults.

136 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2014

17. RESTRICTED CASH AND CASH EQUIVALENTS

As of 31 December 2013, the Wynn Macau Credit Facilities required the Group to deposit certain loan proceeds, which could only be applied to finance the development of Wynn Palace, into restricted accounts. As at 31 December 2014, the Wynn Macau Credit Facilities did not have such requirements for the Group.

As at 31 December 2014, the Group had total restricted cash and cash equivalents of HK$7.6 million reserved at the Trust to fund the WML employee ownership scheme.

18. CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted of the following as at 31 December 2014 and 2013:

	Group As at 31 December		Company As at 31 December	
	2014	2013	**2014**	2013
	HK$	HK$	**HK$**	HK$
	(in thousands)		(in thousands)	
Cash and cash equivalents on hand	**1,745,267**	1,898,845	**—**	—
Cash at banks and short-term deposits	**9,044,623**	12,231,588	**7,249,175**	4,741,978
	10,789,890	14,130,433	**7,249,175**	4,741,978

Annual Report 2014 137

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2014

18. CASH AND CASH EQUIVALENTS (CONTINUED)

The cash and cash equivalents are denominated in the following currencies:

	Group As at 31 December		Company As at 31 December	
	2014 HK$	2013 HK$	**2014 HK$**	2013 HK$
	(in thousands)		(in thousands)	
HK$	**4,609,597**	9,404,911	**1,412,076**	83,254
US$	**6,023,525**	4,612,164	**5,724,276**	4,582,572
CNH (Offshore Renminbi)	**112,823**	76,153	**112,823**	76,152
MOP	**30,672**	29,514	**—**	—
Singapore Dollar	**6,464**	161	**—**	—
Euro	**5,547**	6,162	**—**	—
Other	**1,262**	1,368	**—**	—
	10,789,890	14,130,433	**7,249,175**	4,741,978

Cash deposited at banks earns interest at floating rates based on daily bank deposit rates. Short-term deposits are made for varying periods of between one day and three months, depending on the immediate cash requirements of the Group, and earn interest at the respective short-term deposit rates.

19. ACCOUNTS PAYABLE

During 2014 and 2013, the Group normally received credit terms of 30 days. An aged analysis of accounts payable as at 31 December 2014 and 2013, based on invoice dates, is as follows:

	Group As at 31 December	
	2014 HK$	2013 HK$
	(in thousands)	
Within 30 days	**1,920,720**	1,698,108
31 to 60 days	**13,444**	53,973
61 to 90 days	**5,672**	5,722
Over 90 days	**68,888**	52,624
	2,008,724	1,810,427

138 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2014

20. OTHER PAYABLES AND ACCRUALS

Other payables and accruals consisted of the following as at 31 December 2014 and 2013:

	Group As at 31 December		Company As at 31 December	
	2014 HK$	2013 HK$	**2014 HK$**	2013 HK$
	(in thousands)		(in thousands)	
Current:				
Gaming taxes payable	**958,574**	1,471,397	**—**	—
Outstanding chip liabilities	**2,441,930**	3,442,012	**—**	—
Customer deposits	**949,858**	1,230,927	**—**	—
Donation payable	**77,670**	77,670	**—**	—
Other liabilities	**543,974**	363,490	**120,560**	57,542
	4,972,006	6,585,496	**120,560**	57,542
Non-current:				
Donation payable	**434,601**	485,424	**—**	—
Total	**5,406,607**	7,070,920	**120,560**	57,542

21. INTEREST-BEARING BORROWINGS

	Notes	Group As at 31 December		Company As at 31 December	
		2014 HK$	2013 HK$	**2014 HK$**	2013 HK$
		(in thousands)		(in thousands)	
Bank loans, secured	(a)	**8,417,922**	7,389,170	**—**	—
Senior notes, unsecured	(b)	**10,512,077**	4,652,505	**10,512,077**	4,652,505
		18,929,999	12,041,675	**10,512,077**	4,652,505
Less: debt financing costs, net		**(325,341)**	(358,214)	**(109,827)**	(68,654)
Total interest-bearing borrowings		**18,604,658**	11,683,461	**10,402,250**	4,583,851

Annual Report 2014 | 139

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2014

21. INTEREST-BEARING BORROWINGS (CONTINUED)

The borrowings are repayable as follows:

	Notes	Group As at 31 December 2014 HK$ (in thousands)	Group As at 31 December 2013 HK$ (in thousands)	Company As at 31 December 2014 HK$ (in thousands)	Company As at 31 December 2013 HK$ (in thousands)
Bank loans:	(a)				
In the second to fifth years, inclusive		**8,417,922**	7,389,170	**—**	—
		8,417,922	7,389,170	**—**	—
Less: debt financing costs, net		**(215,514)**	(289,560)	**—**	—
		8,202,408	7,099,610	**—**	—
Senior notes:	(b)				
After the fifth year		**10,512,077**	4,652,505	**10,512,077**	4,652,505
Less: debt financing costs, net		**(109,827)**	(68,654)	**(109,827)**	(68,654)
		10,402,250	4,583,851	**10,402,250**	4,583,851

Notes:

(a) Bank loans, secured

The Wynn Macau Credit Facilities total HK$19.5 billion equivalent consisting of a HK$7.4 billion equivalent fully funded senior term loan facility and a HK$12.1 billion senior revolving credit facility.

The HK$7.4 billion equivalent term loan facility matures in July 2018 with the principal amount to be repaid in two installments in July 2017 and July 2018. The final maturity for the revolving credit facility is July 2017, by which date any outstanding revolving loans must be repaid. The senior secured facilities bear interest at a rate of LIBOR or HIBOR plus a margin of between 1.75% and 2.50% depending on WRM's leverage ratio.

140 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 21. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (a) Bank loans, secured (continued) Customary fees and expenses were paid by WRM in connection with the Wynn Macau Credit Facilities. Borrowings under the Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interests in WRM, and are secured by substantially all of the assets of WRM, the equity interests in WRM and substantially all of the assets of Palo. The Wynn Macau Credit Facilities contain representations, warranties, covenants and events of default customary for casino development financings in Macau. The Company is not a party to the credit facilities agreement and related agreements and has no rights or obligations thereunder. In connection with the initial financing of the Wynn Macau project, the Group entered into a bank guarantee reimbursement agreement with Banco Nacional Ultramarino, S.A. (“BNU”) to secure a guarantee currently in the amount of MOP300 million (approximately HK$291.3 million) until 180 days after the end of the term of the Concession Agreement. This guarantee, which is for the benefit of the Macau government, assures certain aspects of the Group’s performance under the Concession Agreement, including the payment of premiums, fines and indemnities for any material failures to perform under the terms of the Concession Agreement. BNU, as issuer of the guarantee, is currently secured by a second priority security interest in the senior lender collateral package. After repayment of all indebtedness under the Wynn Macau Credit Facilities, the Group is obligated to promptly, upon demand by BNU, repay any claim made on the guarantee by the Macau government. The Group paid BNU approximately MOP3.6 million (approximately HK$3.5 million) for the guarantee during 2014 (2013: MOP5.2 million). As at 31 December 2014, the Group had HK$11.0 billion in funding available under the revolving credit facility of the Wynn Macau Credit Facilities. (b) Senior notes, unsecured On 20 March 2014, the Company issued 5.25% fixed rate, unsecured senior notes due 2021 for an aggregate principal amount of US$750 million (approximately HK$5.9 billion), which were consolidated to form a single series with the then existing US$600 million (approximately HK$4.7 billion) 5.25% fixed rate, unsecured senior notes due 2021. The WML 2021 Additional Notes have the same terms and conditions as those of the WML 2021 Notes save for the issue date and purchase price, and are also listed on the Hong Kong Stock Exchange. The Company received net proceeds of US$749 million (approximately HK$5.8 billion) from the offering of the WML 2021 Additional Notes after including the premiums and deducting the commissions and expenses of the offering and excluding the receipt of accrued interest. The Company will use the net proceeds for working capital and general corporate purposes.

141Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 21. INTEREST-BEARING BORROWINGS (CONTINUED) Fair value of debt The estimated fair value of the Group’s outstanding debt instruments was approximately HK$18.0 billion (2013: HK$11.9 billion) with a book value of HK$18.6 billion (2013: HK$11.7 billion) at the reporting date. 22. ISSUED CAPITAL AND SHARES HELD FOR EMPLOYEE OWNERSHIP SCHEME As at 31 December 2014 2013 HK$ HK$ (in thousands) Authorized: 20,000,000,000 Shares of HK$0.001 each 20,000 20,000 Issued and fully paid: 5,195,525,000 (2013: 5,187,550,000) Shares of HK$0.001 each 5,196 5,188 As at 31 December 2014, the total number of issued Shares included 7,511,000 Shares (2013: nil) held under employee ownership scheme (note 24). During the year ended 31 December 2014, the Trust acquired 650,000 Shares for a total consideration of HK$16.1 million, which had been deducted from shareholders’ equity. 23. SHARE PREMIUM ACCOUNT AND RESERVES (a) Group The Group’s share premium account mainly represents the difference between the nominal value of the shares of the subsidiaries acquired pursuant to the Group Reorganization prior to the Listing of the Company’s Shares, over the nominal value of the Company’s Shares issued in exchange therefore with adjustments arising from the Group Reorganization. The amount of the Group’s reserves and the movements therein for the current and prior years are presented in the consolidated statement of changes in equity on page 86 of the financial statements. In accordance with the provisions of the Macau Commercial Code, the Company’s subsidiaries incorporated in Macau are required to transfer a minimum of 10% of the annual net profit to a legal reserve until that reserve equals 25% of their issued capital. The Company’s subsidiaries met this statutory requirement and WRM continues to maintain the required reserve of HK$48.6 million in “statutory reserves”. This reserve is not distributable to the respective shareholders.

142 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2014

23. SHARE PREMIUM ACCOUNT AND RESERVES (CONTINUED)

(b) Company

	Note	Issued Capital HK$	Share Premium Account HK$	Available-for-sale Investments Revaluation Reserve HK$	Share Option Reserve HK$ (in thousands)	Retained Earnings/ (Accumulated Losses) HK$	Proposed Final Dividend HK$	Total Equity HK$
At 1 January 2013		5,188	12,714,631	(2,374)	6,305	(4,914,510)	6,432,562	14,241,802
Net income for the year		—	—	—	—	7,485,760	—	7,485,760
Changes in fair value of available-for-sale investments, net of tax		—	—	1,951	—	—	—	1,951
Total comprehensive income for the year		—	—	1,951	—	7,485,760	—	7,487,711
Shared-based payments		—	—	—	3,887	—	—	3,887
2012 final dividend declared and paid		—	—	—	—	—	(6,432,562)	(6,432,562)
2013 interim dividend declared and paid	6	—	—	—	—	(2,593,775)	—	(2,593,775)
Proposed 2013 final dividend		—	—	—	—	(5,083,799)	5,083,799	—
At 31 December 2013 and 1 January 2014		5,188	12,714,631	(423)	10,192	(5,106,324)	5,083,799	12,707,063
Net income for the year		—	—	—	—	7,404,694	—	7,404,694
Changes in fair value of available-for-sale investments, net of tax		—	—	423	—	—	—	423
Total comprehensive income for the year		—	—	423	—	7,404,694	—	7,405,117
Exercise of share options		—	8,310	—	(2,317)	—	—	5,993
Shares issued for employee ownership scheme	22	8	—	—	—	—	—	8
Shared-based payments		—	—	—	39,781	—	—	39,781
2013 final dividend declared and paid		—	—	—	—	(380)	(5,083,799)	(5,084,179)
2014 interim dividend declared and paid	6	—	—	—	—	(3,636,649)	—	(3,636,649)
At 31 December 2014		**5,196**	**12,722,941**	**—**	**47,656**	**(1,338,659)**	**—**	**11,437,134**

143Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 23. SHARE PREMIUM ACCOUNT AND RESERVES (CONTINUED) The Company’s reserves available for distribution represent the share premium account, available-for-sale investments revaluation reserve, share option reserve and retained earnings/ accumulated losses. Under the Companies Law (Revised) Chapter 22 of the Cayman Islands, the share premium of the Company is available for paying distributions or dividends to shareholders subject to the provisions of its Memorandum or Articles of Association and provided that immediately following the distribution of a dividend, the Company is able to pay its debts as they fall due in the ordinary course of business. Accordingly, the Company’s reserves available for distribution to shareholders as at 31 December 2014 amounted to approximately HK$11.4 billion (2013: HK$12.7 billion). 24. SHARE-BASED PAYMENT PLAN The Company’s share option scheme The Company established a share option scheme on 16 September 2009 for the purpose of rewarding participants, which may include Directors and employees of the Group who have contributed to the Group and to encourage them to work towards enhancing the value of the Company and its Shares for the benefit of the Company and its Shareholders as a whole. Under the rules of the share option scheme, the maximum number of Shares which can be issued upon exercise of all options granted under the share option scheme and of the Company shall not, in the absence of shareholders’ approval, in aggregate exceed 10% in nominal amount of the aggregate of Shares in issue on the date of the listing of the Shares on the Hong Kong Stock Exchange (the “Scheme Mandate Limit”); and the Scheme Mandate Limit may be renewed subject to Shareholders’ approval. A maximum of 518.75 million shares (2013: 518.75 million shares) have been reserved for issuance under the share option scheme. The options granted under the share option scheme do not give immediate ownership of the underlying Shares as they require payment of a subscription price which is based on the then prevailing market price of the Shares.

144 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 24. SHARE-BASED PAYMENT PLAN (CONTINUED) The Company’s share option scheme (continued) The following share options were outstanding under the share option scheme during the year: Number of options Weighted average exercise price Weighted average exercise term (HK$) (Years) Outstanding as at 1 January 2013 2,110,000 16.70 8.3 Granted during the year 800,000 24.87 9.4 Outstanding as at 31 December 2013 and 1 January 2014 2,910,000 18.94 7.8 Granted during the year 644,000 31.05 9.4 Exercised during the year (464,000) 12.92 Outstanding as at 31 December 2014 3,090,000 22.37 7.5 Shares exercisable as at 31 December 2014 990,000 18.38 6.5 Shares exercisable as at 31 December 2013 862,000 15.14 6.8

145Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 24. SHARE-BASED PAYMENT PLAN (CONTINUED) The Company’s share option scheme (continued) The fair value of the share options granted during the year was estimated at HK$7.27 per option (2013: HK$6.04 per option) based on the Black-Scholes valuation model. The following table lists the significant inputs used in estimating the fair value per option on the date of grant. 2014 2013 Expected dividend yield 5.0% 5.0% Expected stock price volatility 40.9% 43.3% Risk-free interest rate 1.14% 0.61% Expected average life of options (years) 6.5 6.5 Share price on the date of grant (HK$ per Share) $31.05 $24.80 Exercise price (HK$ per Share) $31.05 $24.87 Changes in subjective input assumptions could materially affect the fair value estimate. The Group recognized a share option expense of HK$4.4 million (2013: HK$3.9 million) under the Company’s share option scheme during the year. The Company’s employee ownership scheme On 30 June 2014, the Company approved and adopted the employee ownership scheme. The employee ownership scheme allows for the grant of non-vested shares of the Company’s common stock to eligible employees. The employee ownership scheme is administered by the Company’s Board of Directors and has been mandated under the plan to allot, issue and procedure the transfer of a maximum of 50,000,000 shares. The Board of Directors has discretion on the vesting and service requirements, exercise price and other conditions, subject to certain limits. The fair value of the awarded non-vested shares was calculated based on the market price of the Company’s Shares at the respective grant date.

146 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 24. SHARE-BASED PAYMENT PLAN (CONTINUED) The Company’s employee ownership scheme (continued) Number of Shares Weighted Average Grant Date Fair Value (HK$) Non-vested as at 1 January 2014 — Granted during the year 8,019,000 29.53 Forfeited during the year (276,000) 29.52 Non-vested as at 31 December 2014 7,743,000 29.53 As of 31 December 2014, no shares are vested under the company’s employee ownership scheme. WRL Omnibus Plan On May 16, 2014, Wynn Resorts, Limited adopted the Wynn Resorts, Limited 2014 omnibus incentive plan (the “WRL Omnibus Plan”) after approval from its stockholders. The WRL Omnibus Plan allows for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards and other share-based awards to the same eligible participants as the WRL 2002 Plan. Under the approval of the WRL Omnibus Plan, no new awards may be made under the WRL 2002 Plan. Under the WRL 2002 Plan, a maximum of 12,750,000 shares of WRL’s common stock was reserved for issuance. The outstanding awards under the WRL 2002 Plan were transferred to the WRL Omnibus Plan and will remain pursuant to their existing terms and related award agreements. WRL reserved 4,409,390 shares of its common stock for issuance under the WRL Omnibus Plan. These shares were transferred from the remaining available amount under the WRL 2002 Plan. As at 31 December 2014, 4,407,390 shares remain available for the grant of stock options or non-vested shares of WRL’s common stock. WRL Omnibus Plan is administered by the compensation committee of WRL board of directors. The compensation committee has discretion under the WRL Omnibus Plan regarding which type of awards to grant, the vesting and service requirements, exercise price and other conditions, in all cases subject to certain limits. For stock options, the exercise price of stock options must be at least equal to the fair market value of the stock on the date of grant and the maximum term of such an award is ten years.

147Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 24. SHARE-BASED PAYMENT PLAN (CONTINUED) WRL Omnibus Plan (continued) A summary of option activities under the plans as at 31 December 2014 and 2013 and the changes during the years then ended are presented below: Number of options Weighted average exercise price Weighted average exercise term (HK$) (Years) Outstanding as at 1 January 2013 483,572 586 6.1 Transferred during 2013 11,449 603 Exercised during 2013 (45,588) 413 Outstanding as at 31 December 2013 and 1 January 2014 449,433 604 6.3 Transferred during 2014 (21,440) 657 Exercised during 2014 (1,500) 463 Outstanding as at 31 December 2014 426,493 602 3.8 Shares exercisable as at 31 December 2014 90,293 372 4.2 Shares exercisable as at 31 December 2013 32,233 371 6.8 Since no options were granted under the WRL Omnibus Plan for the years ended 31 December 2014 and 2013, the disclosures of the weighted average fair value of options granted at the measurement date and, in turn, the significant inputs used in estimating the fair value per option are not applicable. The total intrinsic value of the options exercised for the year ended 31 December 2014 was HK$1.4 million (2013: HK$36.4 million).

148 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 24. SHARE-BASED PAYMENT PLAN (CONTINUED) Non-vested shares under the WRL Omnibus Plan A summary of the status of the WRL Omnibus Plan’s non-vested shares as at 31 December 2014 and changes during the year then ended is set out below: Number of Shares Weighted Average Grant Date Fair Value (HK$) Non-vested as at 1 January 2013 208,813 699 Vested and/or forfeited during the year (89,000) 496 Transferred during the year 5,437 680 Non-vested as at 31 December 2013 and 1 January 2014 125,250 843 Transferred during the year 92,450 974 Non-vested as at 31 December 2014 217,700 899 25. PENSIONS AND OTHER POST-EMPLOYMENT BENEFIT PLANS In April 2005, the Group established a defined contribution retirement benefit scheme (the “Scheme”). The Scheme allows eligible employees to contribute 5% of their salary to the Scheme and the Group matches the contributions with an equal amount. The assets of the Scheme are held separately from those of the Group in an independently administered fund. The Group’s matching contributions vest with the employees at 10% per year with full vesting in ten years. Forfeitures of unvested contributions are used to reduce the Group’s liability for its contributions payable under the Scheme. The Group recorded an expense for matching contributions of approximately HK$67.3 million for the year ended 31 December 2014 (2013: HK$58.0 million).

149Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 26. DIRECTORS’ AND CHIEF EXECUTIVE’S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS Directors’ and Chief Executive’s Emoluments Directors’ and chief executive’s emoluments for the years ended 31 December 2014 and 2013, disclosed pursuant to the Listing Rules and section 78 of Schedule 11 to the Hong Kong Companies Ordinance (Cap.622), with reference to section 161 of the predecessor Hong Kong Companies Ordinance (Cap.32), are as follows: Group For the year ended 31 December 2014 2013 HK$ HK$ (in thousands) Fees 4,525 4,525 Salaries 28,310 16,948 Discretionary bonus 43,955 64,914 Share-based payments 75,178 25,299 Contributions to retirement plan 356 330 Other 11,324 9,265 Total emoluments 163,648 121,281

150 Wynn Macau, Limited

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2014

26. DIRECTORS' AND CHIEF EXECUTIVE'S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED)

Directors' and Chief Executive's Emoluments (continued)

	Fees HK$	Salary HK$	Discretionary Bonus HK$	Share-based Payments HK$ (in thousands)	Contributions to Retirement Plan HK$	Other HK$	Total HK$
2014							
Executive Directors:							
Stephen A. Wynn	—	—	—	—	—	—	—
Gamal Aziz*	—	11,545	27,184	35,423	2	2,849	77,003
Linda Chen	—	9,600	9,600	27,311	—	6,486	52,997
Ian Michael Coughlan	—	7,165	7,171	8,084	354	1,989	24,763
Non-executive Directors:							
Allan Zeman**	1,075	—	—	1,090	—	—	2,165
Matthew O. Maddox	—	—	—	—	—	—	—
Independent non-executives Directors:							
Jeffrey Kin-fung Lam	1,050	—	—	1,090	—	—	2,140
Bruce Rockowitz	1,075	—	—	1,090	—	—	2,165
Nicholas Sallnow-Smith	1,325	—	—	1,090	—	—	2,415
	4,525	28,310	43,955	75,178	356	11,324	163,648
2013							
Executive Directors:							
Stephen A. Wynn	—	—	31,021	—	—	—	31,021
Linda Chen	—	10,355	20,711	20,176	—	6,998	58,240
Ian Michael Coughlan	—	6,593	13,182	1,235	330	2,267	23,607
Non-executive Directors:							
Matthew O. Maddox	—	—	—	—	—	—	—
Allan Zeman**	1,075	—	—	972	—	—	2,047
Independent non-executives Directors:							
Jeffrey Kin-fung Lam	1,050	—	—	972	—	—	2,022
Bruce Rockowitz	1,075	—	—	972	—	—	2,047
Nicholas Sallnow-Smith	1,325	—	—	972	—	—	2,297
	4,525	16,948	64,914	25,299	330	9,265	121,281

* *Mr. Gamal Aziz became an executive Director of the Company effective from 29 March 2014. Mr. Aziz joined Wynn Macau, Limited on 7 January 2014 and his emoluments of HK$29.4 million for the period 7 January 2014 to 28 March 2014 while he was not a Director of Wynn Macau, Limited is included in the table above.*

** *Dr. Allan Zeman became an independent non-executive Director of the Company effective from 29 March 2014.*

151Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 26. DIRECTORS’ AND CHIEF EXECUTIVE’S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED) Directors’ and Chief Executive’s Emoluments (continued) In addition to the directors’ emoluments disclosed in the above tables, emoluments for Mr. Stephen A. Wynn and Mr. Matthew O. Maddox were charged to the Group, through the corporate allocation agreement, amounting to HK$113.8 million and HK$29.4 million for the year ended 31 December 2014, respectively (2013: HK$54.3 million and HK$21.4 million respectively). Five highest paid individuals’ emoluments During the year ended 31 December 2014, the five individuals whose emoluments were the highest in the Group included three (2013: three) Directors whose emoluments were reflected in the analysis presented above. Details of the emoluments payable to the remaining two (2013: two) highest paid individuals for each of the years ended 31 December 2014 and 2013 are as follows: Group For the year ended 31 December 2014 2013 HK$ HK$ (in thousands) Salaries and other benefits 18,246 16,056 Discretionary bonus 12,629 10,084 Share-based payments 5,128 5,892 Contributions to retirement plan 1 1 Total emoluments 36,004 32,033

152 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 26. DIRECTORS’ AND CHIEF EXECUTIVE’S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED) Five highest paid individuals’ emoluments (continued) The emoluments were within the following bands: For the year ended 31 December 2014 2013 Number of Individuals Number of Individuals Nil to HK$10,000,000 — 1 HK$12,000,001 to HK$12,500,000 1 — HK$23,501,000 to HK$24,000,000 1 1 Total 2 2 The emoluments of certain individuals have been apportioned on a basis that is considered to be reasonable estimates of the utilization of service provided or the benefit received by the Group. The apportioned emoluments of these individuals are included in the expense allocations charged by Wynn Resorts, Limited and the Group’s fellow subsidiaries for the years ended 31 December 2014 and 2013 (See note 28 “Related Party Disclosures”). During the year, no emoluments were paid by the Group to any of the Directors or the five highest paid individuals as an inducement to join or upon joining the Group or as compensation for loss of office as a director of any member of the Group or in connection with the management of the affairs of any members of the Group. None of the Directors waived any emoluments during the years.

153Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 27. COMMITMENTS AND CONTINGENCIES Operating lease commitments — Group as lessee The Group has entered into leases for administrative offices, warehouse facilities, apartment units for executives and staff, dormitories for imported labor, and for certain office equipment in Macau. These leases typically contain renewal or continuation clauses. In addition to the leases described above, the Group pays rents for the use of the land sites on which Wynn Macau and Wynn Palace was constructed and will be constructed, respectively. At 31 December 2014 and 2013, outstanding commitments for future minimum lease payments under non-cancellable operating leases are as follows: Group As at 31 December 2014 2013 HK$ HK$ (in thousands) Within one year 86,694 50,546 After one year but not more than five years 370,848 144,834 More than five years 496,979 216,342 954,521 411,722

154 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 27. COMMITMENTS AND CONTINGENCIES (CONTINUED) Operating lease commitments — Group as lessor The Group has entered into leases for space at Wynn Macau’s retail promenade with many high-end retailers. These non-cancelable leases typically contain provisions for minimum rentals plus additional rent based upon the net sales of the retailers. The Group recorded contingent rental income under operating leases of approximately HK$621.7 million for the year ended 31 December 2014 (2013: HK$723.8 million). Future minimum rents to be received at 31 December 2014 and 2013 are as follows: Group As at 31 December 2014 2013 HK$ HK$ (in thousands) Within one year 293,075 271,575 After one year but not more than five years 1,177,084 732,571 After five years 197,255 — 1,667,414 1,004,146 The operating lease rentals of certain retailers are based on the higher of a fixed rental and contingent rent based on the sales of the retailers pursuant to the terms and conditions as set out in the respective rental agreements. As the future sales of these retailers can not be estimated reliably, only the minimum lease commitments, and not the contingent rents, have been included in the above table.

155Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 27. COMMITMENTS AND CONTINGENCIES (CONTINUED) Capital commitments As at 31 December 2014 and 2013, the Group had the following capital commitments under construction contracts, construction-related consulting and other agreements and purchase orders which have not been provided for in the Group’s statement of financial position: Group As at 31 December 2014 2013 HK$ HK$ (in thousands) Contracted, but not provided for 11,524,863 17,310,932 Authorized, but not contracted for 3,855,062 5,628,837 15,379,925 22,939,769 Gaming premium commitment Pursuant to the Concession Agreement signed with the Macau Government, the Group has committed to paying an annual premium of MOP30.0 million (approximately HK$29.1 million) plus a variable premium calculated on the basis of the number of gaming tables and gaming devices operated by the Group.

156 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 27. COMMITMENTS AND CONTINGENCIES (CONTINUED) Other services commitments The Group has service agreements for signage in several cities in China, Macau and Hong Kong. Furthermore, the Group is obligated under several agreements for shuttle-bus services running from the People’s Republic of China’s border to Wynn Macau and within Macau and under various agreements for maintenance, printing and other services. Under these agreements, the Group is obligated for the following future payments as at 31 December 2014 and 2013: Group As at 31 December 2014 2013 HK$ HK$ (in thousands) Within one year 250,941 142,102 After one year but not more than five years 520,561 188,012 771,502 330,114 As at 31 December 2014, the Group was committed to purchases for operating supplies totaling HK$150.8 million (2013: HK$141.6 million). As at 31 December 2014, in addition to the MOP300 million (approximately HK$291.3 million) bank guarantee issued for the Concession Agreement as described in note 21, the banks granted guarantees to the Group for other purposes to the extent of approximately HK$24.7 million (2013: HK$40.4 million). Employment agreements The Group has entered into employment agreements with several executive officers, other members of management and certain key employees. These agreements generally have two to ten-year terms and typically indicate a base salary and often contain provisions for discretionary bonuses. Certain of the executives are also entitled to a separation payment if terminated without “cause” or upon voluntary termination of employment for “good reason” following a “change of control” (as these terms are defined in the employment contracts). Litigation The Group did not have any material litigation outstanding as at 31 December 2014 (2013: none). For the avoidance of doubt, we have not continued to disclose the on-going material litigation concerning Wynn Resorts, Limited and its subsidiaries (other than the Group) in this report as previously disclosed by us because the Group is not involved with such litigation as a defendant and such litigation does not have a material effect on the Group.

Annual Report 2014 | 157

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2014

28. RELATED PARTY DISCLOSURES

As at 31 December 2014 and 2013, the outstanding balances between the Group and the related companies were as follows:

Name of Related Companies	Relation to the Company	Group As at 31 December 2014 HK$ (in thousands)	Group As at 31 December 2013 HK$ (in thousands)	Company As at 31 December 2014 HK$ (in thousands)	Company As at 31 December 2013 HK$ (in thousands)
Due from related companies — current					
WIML	Subsidiary of Wynn Resorts, Limited	**361,187**	500,143	**—**	—
Wynn Hotel Sales & Marketing, LLC	Subsidiary of Wynn Resorts, Limited	**3**	3	**—**	—
Wynn Manpower Limited	Subsidiary of Wynn Resorts, Limited	**292**	292	**—**	—
Wynn Finance I Limited	Subsidiary of Wynn Resorts, Limited	**—**	—	**2,133,226**	—
Wynn Resorts International, Ltd.	Subsidiary of Wynn Resorts, Limited	**—**	—	**3,071**	3,076
Wynn Resorts (Macau), Limited	Subsidiary of Wynn Resorts, Limited	**—**	—	**3,197**	3,202
		361,482	500,438	**2,139,494**	6,278
Due to related companies — current					
Wynn Las Vegas, LLC	Subsidiary of Wynn Resorts, Limited	**50,117**	97,837	**3**	—
Wynn Design & Development	Subsidiary of Wynn Resorts, Limited	**5,721**	9,578	**—**	—
Wynn Resorts, Limited	Ultimate parent company	**93,243**	137,707	**—**	—
Worldwide Wynn	Subsidiary of Wynn Resorts, Limited	**9,460**	42,516	**—**	—
Wynn Resorts (Macau) S.A.	Subsidiary of Wynn Resorts, Limited	**—**	—	**18,863**	6,931
Wynn Resorts Development, LLC	Subsidiary of Wynn Resorts, Limited	**657**	—	**—**	—
		159,198	287,638	**18,866**	6,931

The amounts disclosed in the above table are unsecured, interest-free and repayable on demand.

158 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 28. RELATED PARTY DISCLOSURES (CONTINUED) The Group had the following material transactions with related companies during the year: Group For the year ended 31 December Name of Related Companies Relation to the Company Primary Nature of Transactions 2014 HK$ 2013 HK$ (in thousands) Wynn Resorts, Limited Ultimate parent company Royalty fees (i) 1,147,959 1,248,215 Wynn Resorts, Limited Ultimate parent company Corporate support services (ii) 178,407 147,088 WIML Subsidiary of Wynn Resorts, Limited International marketing expenses (iii) 43,217 44,837 Wynn Resorts, Limited Ultimate parent company Share-based payment expenses 74,407 31,766 Worldwide Wynn Subsidiary of Wynn Resorts, Limited Staff secondment payroll charges (iv) 133,807 139,735 Wynn Design & Development Subsidiary of Wynn Resorts, Limited Design/ development payroll (v) 128,499 83,644 Las Vegas Jet, LLC Subsidiary of Wynn Resorts, Limited Airplane usage charges (ii) 7,519 15,123 Except for the share-based payment expenses incurred with Wynn Resorts, Limited, all of the above transactions are noted as continuing related party transactions.

159Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 28. RELATED PARTY DISCLOSURES (CONTINUED) Notes: (i) Royalty fees The license fees payable to Wynn Resorts, Limited equals the greater of (1) 3% of the gross monthly revenues of the Intellectual Property, as defined and (2) US$1.5 million (approximately HK$11.6 million) per month. (ii) Corporate support services The annual fees for the services provided by Wynn Resorts are based on an allocation of the actual proportion of Wynn Resorts’ annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of such services and, in any event, such annual fees shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expenses incurred by Wynn Resorts during any financial year. Wynn Resorts allows the Company and its employees to use aircraft assets owned by Wynn Resorts and its subsidiaries (other than the Group) at hourly rates set by Las Vegas Jet, LLC, a subsidiary of Wynn Resorts. (iii) International marketing expenses These administrative, promotional and marketing services are provided through branch offices located in various cities around the world under the direction and supervision provided by WIML. For the services provided under this arrangement, WIML charges service fees equal to the total costs it incurs in rendering the services plus 5%. (iv) Staff secondment payroll charges Worldwide Wynn, a subsidiary of Wynn Resorts, Limited, is responsible for supplying management personnel to WRM for pre-determined lengths of time through secondment arrangements. Worldwide Wynn was compensated for these services with service fees equal to its aggregate costs plus 5% to Worldwide Wynn of the seconded employees during the periods of secondment to WRM. (v) Design/development payroll Wynn Design and Development provides design and development services to the Group in connection with the Wynn Palace project. Service fees are charged at the costs incurred by Wynn Design and Development to the Group for the services provided. The above transactions were carried out on terms mutually agreed between the Group and the related companies. There were no significant charges from the Group to the related companies during the twelve months ended 31 December 2014 and 2013. In the opinion of the Directors, the related party transactions were conducted in the ordinary and usual course of the Group’s business. All such outstanding balances between the Group and the related companies are deemed to be trade in nature.

160 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 28. RELATED PARTY DISCLOSURES (CONTINUED) Home purchase In May 2010, Worldwide Wynn entered into a new employment agreement with Ms. Linda Chen, who is also a director of the Company. Under the terms of the new employment agreement, Worldwide Wynn caused WRM to purchase a house in Macau for use by Ms. Chen. As at 31 December 2014, the net carrying amount of the house together with improvements and its land lease right was HK$59.6 million (2013: HK$63.9 million). Compensation of senior/key management personnel of the Group Group For the year ended 31 December 2014 2013 HK$ HK$ (in thousands) Salaries, bonuses, allowances and benefits in kind 162,030 155,935 Share-based payments 76,847 28,626 Retirement benefits 985 972 Total compensation paid to senior/ key management personnel 239,862 185,533 Further details of Directors’ emoluments are included in note 26 to the financial statements. 29. FAIR VALUE AND FAIR VALUE HIERARCHY OF FINANCIAL INSTRUMENTS Management has assessed that the fair values of cash and cash equivalents, restricted cash and cash equivalents, trade and other receivables, deposits and other assets, accounts payable, balances with related companies and the current portion of financial liabilities included in other payables and accruals, other liabilities and land premium payables approximate to their carrying amounts largely due to the short term maturities of these instruments.

161Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 29. FAIR VALUE AND FAIR VALUE HIERARCHY OF FINANCIAL INSTRUMENTS (CONTINUED) The fair values of the non-current portion of financial liabilities included in other payables and accruals, land premium payables, and interest-bearing bank loans have been calculated by discounting the expected future cash flows using rates currently available for instruments with similar terms, credit risks and remaining maturities. The non-current portion of other liabilities and construction retentions payable were not discounted as the discounting factors were considered by management to be insignificant. 30. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES The Group’s principal financial liabilities comprise bank loans, accounts payable and other payables. The main purpose of these financial liabilities is to finance the Group’s construction activities and its operations. The Group has various financial assets such as trade receivables and cash and deposits, which arise directly from its operations. The Group also enters into derivative transactions, primarily interest rate swaps contracts. The purpose is to manage the interest rate risks arising from the Group’s operations and its sources of finance. It is, and has been throughout 2014 and 2013, the Group’s policy that no trading in derivatives should be undertaken. The main risks arising from the Group’s financial instruments are cash flow interest rate risk, foreign currency risk, credit risk and liquidity risks. The Board of Directors reviews and agrees policies for managing each of these risks, which are summarized below. Interest rate risk The Group’s primary exposure is changes in market interest rates associated with its bank loans that bear interest based on variable rates. The Group attempts to manage interest rate risk through interest rate swap arrangements. These risk management strategies may not always have the desired effect, and interest rate fluctuations could have a negative impact on the results of operations.

162 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 30. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Interest rate risk (continued) As at 31 December 2014 and 2013, all of the interest-bearing bank loans were variable rate borrowings based on LIBOR or HIBOR plus a margin. However, the Group has entered into interest rate swaps that effectively fix the interest rate for approximately 69% of the interest- bearing bank loans as at 31 December 2014 (2013: 79%). Based on borrowings at 31 December 2014, an assumed 1% change in the variable rates would cause the annual interest expenses, without adjusting for any amounts to be capitalized, to change by HK$25.8 million (2013: HK$15.5 million). Foreign currency risk The financial statements of foreign operations are translated into Hong Kong dollars, the Company and the Group’s presentation currency, for incorporation into the consolidated financial statements. Some of the Group’s entities were denominated in currencies other than the functional currencies of the entities making the activities (primarily US$). The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. However, the exchange linkages of the Hong Kong dollar and the Macau pataca to the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments. Based on the financial position at 31 December 2014, an assumed 1% increase or decrease in the value of the Hong Kong dollar against the U.S. dollar would cause the Group to recognize a gain or loss of HK$65.0 million (2013: HK$16.4 million). Credit risk Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of casino accounts receivable. The Group issues credit in the form of markers to approved casino customers following investigations of creditworthiness. The Group maintains strict control over the issuance of markers and aggressively pursues collection from those customers who fail to pay their marker balances on a timely basis. These collection efforts may include the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies, and litigation. Markers are generally legally enforceable instruments in Macau, however, markers are not legally enforceable instruments in some other countries. The collectibility of markers given to foreign customers is affected by a number of factors including changes in currency exchange rates and economic conditions in the customers’ home countries.

163Annual Report 2014 Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 30. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Credit risk (continued) Further quantitative data in respect of the Group’s exposure to credit risk arising from trade and other receivables are disclosed in note 15 to the financial statements. Liquidity risk The Group measures and monitors its liquidity structure based on the overall assets, liabilities and debt in conjunction with its expected cash flows to ensure the capability to meet any unexpected and material cash requirements in the ordinary course of business. In addition, the Group’s senior bank facility’s governing documents contain capital spending limits and other affirmative and negative covenants which require the maintenance of secure capital procedures. As at 31 December 2014, the Group held an interest rate swap at fair values with assets measured at fair value for level 2 of HK$45.9 million (2013: HK$79.9 million), and the Group did not hold any assets or liabilities measured at fair value for levels 1 and 3 during the years 2014 and 2013. Level 1 fair values are those measured using quoted prices (unadjusted) in active markets for identical financial instruments, level 2 fair values measured using quoted prices in active markets for similar financial instruments, or using valuation techniques in which all significant input is directly or indirectly based on observable market data and level 3 fair values are those measured using valuation techniques in which any significant input is not based on observable market data. The table below analyzes the Group’s and the Company’s financial liabilities into relevant maturity groupings based on the remaining period at the statement of financial position date to the contractual maturity date. The amounts disclosed are based on the contractual undiscounted cash flows of financial liabilities which include principal and interest payments. The maturities are calculated assuming the effect of interest rate swap arrangements and interest rates with respect to variable rate financial liabilities remain constant as at respective year ends and there are no changes in the aggregate principal amount of financial liabilities other than repayments at scheduled maturities as reflected in the table below.

164 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2014

30. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED)

Liquidity risk (continued)

Group:

	Interest rates	Within one year HK$	Between one and two years HK$	Between two and five years HK$	Over five years HK$	Total HK$
				(in thousands)		
As at 31 December 2014						
Interest-bearing borrowings	0.5%-5.25%	812,257	812,257	10,307,733	11,455,797	23,388,044
Land premium payables	5%	254,230	127,115	—	—	381,345
Construction retentions payable		—	203,872	199,026	—	402,898
Accounts payable		2,008,724	—	—	—	2,008,724
Amounts due to related companies		159,198	—	—	—	159,198
Other payables		3,482,586	77,670	233,010	233,010	4,026,276
Other liabilities		2,719	9,324	23,149	10,068	45,260
As at 31 December 2013						
Interest-bearing borrowings	0.5%-5.25%	492,361	492,361	8,601,368	5,333,746	14,919,836
Land premium payables	5%	254,230	254,230	127,115	—	635,575
Construction retentions payable		—	—	121,222	—	121,222
Accounts payable		1,810,427	—	—	—	1,810,427
Amounts due to related companies		287,638	—	—	—	287,638
Other payables		4,762,244	77,670	233,010	310,680	5,383,604
Other liabilities		1,606	1,337	23,735	—	26,678

"Other payables" are mainly comprised of outstanding chip liabilities, customer deposits, donation payable, and other miscellaneous payables, excluding tax liabilities, incurred as at 31 December 2014 and 2013.

Annual Report 2014 | 165

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2014

30. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED)

Liquidity risk (continued)

Company:

	Interest rate	Within one year HK$	Between one and two years HK$	Between two and five years HK$	Over five years HK$	Total HK$
			(in thousands)			
As at 31 December 2014						
Interest-bearing borrowings	**5.25%**	**549,790**	**549,790**	**1,649,371**	**11,455,797**	**14,204,748**
Amounts due to related companies		**18,866**	**—**	**—**	**—**	**18,866**
As at 31 December 2013						
Interest-bearing borrowings	5.25%	244,257	244,257	732,770	5,333,746	6,555,030
Amounts due to related companies		6,931	—	—	—	6,931

Capital management

The primary objective of the Group's capital management is to ensure that it maintains a strong credit rating in order to support its business and maximize shareholders' value.

The Group manages its capital structure and makes adjustments to it as economic conditions change (i.e., interest rates and equity markets). To maintain a strong capital structure and in response to changes in economic conditions, the Group may modify debt instruments to obtain more favorable interest rates, obtain additional debt financing, and may adjust dividend payments to shareholders as conditions require.

166 Wynn Macau, Limited Financia l Statements Notes to Financia l Statements For the year ended 31 December 2014 30. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Capital management (continued) The gearing ratio is a key indicator of the Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt. Group As at 31 December 2014 2013 HK$ HK$ (in thousands, except for percentages) Interest-bearing borrowings, net 18,604,658 11,683,461 Accounts payable 2,008,724 1,810,427 Land premium payables 363,044 590,555 Construction retentions payable 402,898 121,222 Other payables and accruals 5,406,607 7,070,920 Amounts due to related companies 159,198 287,638 Other liabilities 137,321 116,829 Less: cash and cash equivalents (10,789,890) (14,130,433) restricted cash and cash equivalents (7,580) (1,550,340) Net debt 16,284,980 6,000,279 Equity 7,043,713 9,212,842 Total capital 7,043,713 9,212,842 Capital and net debt 23,328,693 15,213,121 Gearing ratio 69.8% 39.4%

167Annual Report 2014 Financial Summary A summary of the published results and assets and liabilities of the Group for the last five years prepared on the basis as set out herein, is set forth below. Year ended 31 December 2014 2013 2012 2011 2010 HK$ HK$ HK$ HK$ HK$ (in thousands) Results Operating revenues 29,444,855 31,340,854 28,542,224 29,498,092 22,438,939 Profit before tax 6,469,071 7,715,954 6,454,742 5,894,245 4,466,103 Profit for the year 6,445,435 7,700,905 6,439,693 5,921,013 4,422,010 As at 31 December 2014 2013 2012 2011 2010 HK$ HK$ HK$ HK$ HK$ (in thousands) Assets and liabilities Total assets 34,149,799 30,908,943 23,615,969 17,359,949 14,348,471 Total liabilities 27,106,086 21,696,101 13,115,299 13,331,506 10,051,382 Net assets 7,043,713 9,212,842 10,500,670 4,028,443 4,297,089 The consolidated results of the Group for the years ended 31 December 2010, 2011, 2012, 2013 and 2014 and the consolidated assets and liabilities of the Group as at 31 December 2010, 2011, 2012, 2013 and 2014 are those set out in the audited financial statements. The summary above does not form part of the audited financial statements.

168 Wynn Macau, Limited Definitions “Award” an award granted by the Board to a Selected Participant, which may vest in the form of Award Shares or the Actual Selling Price of the Award Shares in cash, as the Board may determine in accordance with the terms of the Scheme Rules “Award Shares” the Shares granted to a Selected Participant in an Award “Actual Selling Price” the actual price at which the Award Shares are sold (net of brokerage, Hong Kong Stock Exchange trading fee, the Securities and Futures Commission of Hong Kong transaction levy and any other applicable costs) on vesting of an Award pursuant to the employee ownership scheme or in the case of a vesting when there is an event of change in control or privatization of the Company, the consideration receivable under the related scheme or offer “Board of Directors” or “Board” the Board of Directors of our Company “Code” the Corporate Governance Code and Corporate Governance Report set out in Appendix 14 of the Listing Rules “Company” or “our Company” Wynn Macau, Limited, a company incorporated on 4 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and an indirect subsidiary of Wynn Resorts, Limited “Concession Agreement” the Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region entered into between WRM and the Macau government on 24 June 2002 “Cotai Land Concession Agreement” the land concession contract entered into between WRM, Palo and the Macau government for approximately 51 acres of land in the Cotai area of Macau, and for which formal approval from the Macau government was published in the official gazette of Macau on 2 May 2012

169Annual Report 2014 Definitions “Director(s)” the director(s) of our Company “Eligible Person” any individual, being an employee or officer of any member of the Group (other than a connected person of the Company or an associate of a connected person of the Company); however, no individual who is resident in a place where the grant, acceptance or vesting of an Award pursuant to the employee ownership scheme is not permitted under the laws and regulations of such place or where, in the view of the Board, compliance with applicable laws and regulations in such place makes it necessary or expedient to exclude such individual, shall be entitled to participate in the employee ownership scheme and such individual shall therefore be excluded from the term Eligible Person “Encore” or “Encore at Wynn Macau” a casino resort located in Macau, connected to and fully integrated with Wynn Macau, owned and operated directly by WRM, which opened on 21 April 2010 “Galaxy” Galaxy Casino, S.A., one of the six gaming operators in Macau and one of the three concessionaires “Group,” “we,” “us” or “our“ our Company and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries, except where the context makes it clear that the reference is only to the Company itself and not to the Group “Group Reorganization” the reorganization undertaken by the Group, as described in the section headed “History and Corporate Structure — IPO Reorganization” of the IPO Prospectus “HIBOR” Hong Kong Interbank Offered Rate “HK$” Hong Kong dollars, the lawful currency of Hong Kong “Hong Kong” the Hong Kong Special Administrative Region of the PRC “Hong Kong Stock Exchange” The Stock Exchange of Hong Kong Limited

170 Wynn Macau, Limited Definitions “IFRS” International Financial Reporting Standards “IPO Prospectus” the IPO Prospectus of the Company published on 24 September 2009 in connection with the Listing “Las Vegas Jet, LLC” Las Vegas Jet, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited “LIBOR” London Interbank Offered Rate “Listing” the initial listing of the Shares on the Main Board of the Hong Kong Stock Exchange on 9 October 2009 “Listing Rules” the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time) “Macau” or “Macau Special Administrative Region” the Macau Special Administrative Region of the PRC “Macau Operations” the fully integrated Wynn Macau and Encore at Wynn Macau resort “Melco Crown” Melco Crown Gaming (Macau) Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires “MGM Macau” MGM Grand Paradise Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires “Model Code” the Model Code for Securities Transactions by Directors of Listed Issuers set out in Appendix 10 of the Listing Rules “MOP” or “pataca” Macau pataca, the lawful currency of Macau “NASDAQ” or “ NASDAQ Stock Market” National Association by Securities Dealers Automated Quotations

171Annual Report 2014 Definitions “Offshore Renminbi” RMB maintained outside mainland China, primarily in Hong Kong where RMB trading is officially sanctioned and regulated, that is largely “convertible and transferable”. It is also known as CNH, which refers to offshore RMB primarily traded in Hong Kong (hence the “H”) “Palo Real Estate Company Limited ” or “Palo” Palo Real Estate Company Limited, a limited liability company incorporated under the laws of Macau and an indirect wholly owned subsidiary of the Company, subject to a 10% social and voting interest and MOP1.00 economic interest held by Mr. Wong Chi Seng (a Macau resident) in WRM “PRC”, “China” or “mainland China” the People’s Republic of China and, except where the context requires and only for the purpose of this annual report, references in this annual report to the PRC or China do not include Taiwan, Hong Kong or Macau; the term “Chinese” has a similar meaning “RMB” Renminbi, the lawful currency of PRC “Scheme Rules” the rules relating to the employee ownership scheme “SEC” the U.S. Securities and Exchange Commission “SFO” the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) “Share(s)” ordinary share(s) with a nominal value of HK$0.001 each in the share capital of our Company “Shareholder(s)” holder(s) of Share(s) of the Company from time to time “SJM” Sociedade de Jogos de Macau S.A., one of the six gaming operators in Macau and one of the three concessionaires “Trust” the trust constituted by the Trust Deed to service the employee ownership scheme

172 Wynn Macau, Limited Definitions “Trust Deed” the trust deed entered into between the Company and the Trustee (as may be restated, supplemented and amended from time to time) on 30 June 2014 “Trustee” the trustee appointed by the Company for the purpose of the Trust, and as at the date of this report, Computershare Hong Kong Trustees Limited, a company incorporated in Hong Kong and having its registered office at 46th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong “US$” United States dollars, the lawful currency of the United States “U.S. GAAP” the Generally Accepted Accounting Principles of the United States “Venetian Macau” Venetian Macau S.A., one of the six gaming operators in Macau and one of the three sub-concessionaires “WIML” Wynn International Marketing, Ltd., a company incorporated under the laws of Isle of Man and a wholly owned subsidiary of Wynn Resorts, Limited “WM Cayman Holdings Limited I” WM Cayman Holdings Limited I, a company incorporated on 7 July 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Wynn Group Asia, Inc. “WM Cayman Holdings Limited II” WM Cayman Holdings Limited II, a company incorporated on 8 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company “WML 2021 Notes” the US$600 million (approximately HK$4.7 billion) 5.25% senior notes due 2021 issued by the Company in October 2013

173Annual Report 2014 Definitions “WML 2021 Additional Notes” the additional US $750 million (approximately HK$5.9 billion) 5.25% senior notes due 2021 that were issued by the Company on 20 March 2014 and were consolidated to form a single series with the WML 2021 Notes “Worldwide Wynn” Worldwide Wynn, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “WRL Group” Wynn Resorts, Limited and its subsidiaries (other than the Group) “WRM” Wynn Resorts (Macau) S.A., a company incorporated under the laws of Macau and a wholly-owned subsidiary of the Company “WRM Shareholder Dividend Tax Agreement” the agreement, entered into during June 2009 and July 2011, each for a term of five years between WRM and the Macau Special Administrative Region, effective retroactively to 2006, that provide for an annual payment to the Macau Special Administrative Region of MOP7.2 million in years 2006 through 2010 and MOP15.5 million in years 2011 through 2015 in lieu of Complementary Tax otherwise due by WRM shareholders on dividend distributions to them from gaming profits earned in those years “Wynn Design & Development” Wynn Design & Development, LLC, a company formed under the laws of the State of Nevada, United States and a wholly- owned subsidiary of Wynn Resorts, Limited “Wynn Group Asia, Inc.” Wynn Group Asia, Inc, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Las Vegas, LLC” Wynn Las Vegas, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited

174 Wynn Macau, Limited Definitions “Wynn Macau” a casino hotel resort located in Macau, owned and operated directly by WRM, which opened on 6 September 2006, and where appropriate, the term also includes Encore at Wynn Macau “Wynn Macau Credit Facilities” together, the HK$7.4 billion (equivalent) fully-funded senior term loan facilities and the HK$12.1 billion (equivalent) senior revolving credit facilities extended to WRM as subsequently amended from time to time and, refinanced on 31 July 2012 and upsized on 30 July 2013 “Wynn Palace” an integrated resort that we are constructing on approximately 51 acres of land in the Cotai area of Macau in accordance with the terms of the Cotai Land Concession Agreement “Wynn Resorts Holdings, LLC” Wynn Resorts Holdings, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited “Wynn Resorts International, Ltd.” Wynn Resorts International, Ltd., a company incorporated under the laws of the Isle of Man and a wholly owned subsidiary of the Company “Wynn Resorts, Limited”, “Wynn Resorts” or “WRL” Wynn Resorts, Limited, a company formed under the laws of the State of Nevada, United States, our controlling shareholder (as defined in the Listing Rules)

175Annual Report 2014 Glossary “Adjusted Average Daily Rate” adjusted average daily rate which is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms occupied including complimentary rooms “Adjusted REVPAR” adjusted revenue per available room which is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms available “casino revenue” revenue from casino gaming activities (gross table games win and gross slot win), calculated net of a portion of commissions and in accordance with IFRS “chip(s)” a token; usually in the form of plastic disc(s) or plaque(s) issued by a casino to customers in exchange for cash or credit, which must be used (in lieu of cash) to place bets on gaming tables “daily gross win per gaming table” gross gaming win for table games divided by number of tables divided by the number of days in the applicable period “drop” the amount of cash and promotional coupons deposited in a gaming table’s drop box that serves as a repository for cash and promotional coupons “gaming promoters” individuals or corporations licensed by and registered with the Macau government to promote games of fortune and chance or other casino games to patrons, through the arrangement of certain services, including transportation, accommodation, dining and entertainment, whose activity is regulated by Macau Administrative Regulation no. 6/2002 “gross gaming revenue” or “gross gaming win” the total win generated by all casino gaming activities combined, calculated before deduction of commissions

176 Wynn Macau, Limited Glossary “gross slot win” the amount of handle (representing the total amount wagered) that is retained as winnings. We record this amount and gross table games win as casino revenue after deduction of progressive jackpot liabilities and a portion of commissions “gross table games win” the amount of drop (in our general casino segment) or turnover (in our VIP casino segment) that is retained as winnings. We record this amount and gross slot win as casino revenue after deduction of a portion of commissions “In-house VIP Program” an internal marketing program wherein we directly market our casino resorts to gaming clients, including to high-end or premium players in the greater Asia region. These players are invited to qualify for a variety of gaming rebate programs whereby they earn cash commissions and room, food and beverage and other complimentary allowances based on their turnover level. We often extend credit to these players based upon knowledge of the players, their financial background and payment history “promotional allowance” the retail value of rooms, food and beverage and retail and other services furnished to guests (typically VIP clients) without charge “Rolling Chip” physically identifiable chip that is used to track VIP wagering volume for purposes of calculating commissions and other allowances payable to gaming promoters and Wynn Macau’s individual VIP players “turnover” the sum of all losing Rolling Chip wagers within the VIP program “VIP client” or “VIP player” client, patron or players who participates in Wynn Macau’s In- house VIP Program or in the VIP program of any of our gaming promoters “VIP table games turnover” turnover resulting from VIP table games only

201 4 Annual Repor t 年度報告 2014 Annual Report 年度報告 Wynn Macau, Limited Rua Cidade de Sintra, NAPE, Macau (853) 2888-9966 www.wynnmacau.com